Exhibit 99.1

Assured Guaranty Municipal Corp.

Consolidated Financial Statements

December 31, 2021 and 2020

ASSURED GUARANTY MUNICIPAL CORP.

Report of Independent Auditors
To the Board of Directors of Assured Guaranty Municipal Corp.

Opinion

We have audited the accompanying consolidated financial statements of Assured Guaranty Municipal Corp. and its subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2021 and 2020, and the related consolidated statements of operations, of comprehensive income (loss), of shareholder’s equity and of cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”).

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (US GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date the financial statements are available to be issued.

Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with US GAAS, we:

•Exercise professional judgment and maintain professional skepticism throughout the audit.
•Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
•Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, no such opinion is expressed.
•Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.
•Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ PricewaterhouseCoopers LLP

New York, New York
March 30, 2022

Assured Guaranty Municipal Corp.
Consolidated Balance Sheets
(dollars in millions except share data)

	As of December 31,
	2021	2020
Assets
Investments:
Fixed-maturity securities, available-for-sale, at fair value, net of allowance for credit loss of $18 and $60 (amortized cost of $4,259 and $4,740)	$4,398	$4,966
Short-term investments, at fair value	599	424
Surplus note of affiliate, held-to-maturity, at amortized cost	300	300
Equity method investments (includes $562 and $349, at fair value)	695	438
Other invested assets, at fair value	5	4
Total investments	5,997	6,132
Cash	14	63
Loans receivable from affiliate	163	163
Premiums receivable	1,074	1,094
Ceded unearned premium reserve	643	658
Reinsurance recoverable on unpaid losses	98	154
Salvage and subrogation recoverable	528	637
Financial guaranty variable interest entities’ assets, at fair value	229	257
Other assets (includes $11 and $24, at fair value)	206	192
Total assets	$8,952	$9,350

Liabilities
Unearned premium reserve	$2,962	$2,981
Loss and loss adjustment expense reserve	384	545
Reinsurance balances payable, net	333	349
Financial guaranty variable interest entities’ liabilities, at fair value (with recourse of $243 and $279, without recourse of $17 and $16)	260	295
Other liabilities (includes $2 and $4, at fair value)	369	353
Total liabilities	4,308	4,523

Commitments and contingencies (Note 14)

Shareholder's equity
Preferred stock ($1,000 par value, 5,000.1 shares authorized; no shares issued or outstanding)	—	—
Common stock ($92,025 par value, 163 shares authorized, issued and outstanding)	15	15
Additional paid-in capital	694	698
Retained earnings	3,633	3,521
Accumulated other comprehensive income (loss), net of tax provision (benefit) of $18 and $36	86	185
Total shareholder's equity attributable to Assured Guaranty Municipal Corp.	4,428	4,419
Noncontrolling interests	216	408
Total shareholder's equity	4,644	4,827
Total liabilities and shareholder's equity	$8,952	$9,350

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Municipal Corp.
Consolidated Statements of Operations
(in millions)

	Year Ended December 31,
	2021	2020
Revenues
Net earned premiums	$239	$271
Net investment income	148	167
Net realized investment gains (losses)	31	7
Fair value gains (losses) on committed capital securities	(13)	(1)
Fair value gains (losses) on financial guaranty variable interest entities	19	(10)
Foreign exchange gain (loss) on remeasurement	(18)	31
Commutation gains (losses)	(7)	37
Other income (loss)	—	19
Total revenues	399	521

Expenses
Loss and loss adjustment expenses (benefit)	(113)	(19)
Employee compensation and benefit expenses	84	87
Write-off of insurance licenses of Municipal Assurance Corp.	16	—
Other expenses	49	52
Total expenses	36	120

Income (loss) before income taxes and equity in earnings of investees	363	401
Equity in earnings of investees	141	59
Income (loss) before income taxes	504	460

Provision (benefit) for income taxes
Current	60	33
Deferred	22	26
Total provision (benefit) for income taxes	82	59

Net income (loss)	422	401
Less: Noncontrolling interests	19	28
Net income (loss) attributable to Assured Guaranty Municipal Corp.	$403	$373

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Municipal Corp.
Consolidated Statements of Comprehensive Income (Loss)
(in millions)

	Year Ended December 31,
	2021	2020
Net income (loss)	$422	$401

Change in net unrealized gains (losses) on:
Investments with no credit impairment, net of tax provision (benefit) of $(20) and $10	(119)	79
Investments with credit impairment, net of tax provision (benefit) of $2 and $(4)	8	(15)
Change in net unrealized gains (losses) on investments	(111)	64
Change in instrument-specific credit risk on financial guaranty variable interest entities' liabilities with recourse, net of tax	(1)	7
Other comprehensive income (loss)	(112)	71

Comprehensive income (loss)	310	472
Less: Comprehensive income (loss) attributable to noncontrolling interests	6	32
Comprehensive income (loss) attributable to Assured Guaranty Municipal Corp.	$304	$440

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Municipal Corp.
Consolidated Statements of Shareholder’s Equity
Years Ended December 31, 2021 and 2020
(dollars in millions, except share data)

		Total Shareholder's Equity Attributable to Assured Guaranty Municipal Corp.
	Common Shares Outstanding	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total	Noncontrolling Interests	Total Shareholder's Equity
Balance at December 31, 2019	163	$15	$702	$3,415	$118	$4,250	$383	$4,633
Net income	—	—	—	373	—	373	28	401
Dividends	—	—	—	(267)	—	(267)	(5)	(272)
Other comprehensive income	—	—	—	—	67	67	4	71
Return of capital	—	—	—	—	—	—	(2)	(2)
Other	—	—	(4)	—	—	(4)	—	(4)
Balance at December 31, 2020	163	15	698	3,521	185	4,419	408	4,827
Net income	—	—	—	403	—	403	19	422
Dividends	—	—	—	(291)	—	(291)	—	(291)
Other comprehensive loss	—	—	—	—	(99)	(99)	(13)	(112)
Distributions to and purchase of noncontrolling interest from affiliate (Note 1)	—	—	—	—	—	—	(198)	(198)
Other	—	—	(4)	—	—	(4)	—	(4)
Balance at December 31, 2021	163	$15	$694	$3,633	$86	$4,428	$216	$4,644

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Municipal Corp.
Consolidated Statements of Cash Flows
(in millions)

	Year Ended December 31,
	2021	2020
Cash flows from operating activities:
Net income (loss)	$422	$401
Adjustments to reconcile net income to net cash flows provided by operating activities:
Provision (benefit) for deferred income taxes	22	26
Net realized investment losses (gains)	(31)	(7)
Equity in earnings of investees	(141)	(59)
Write-off of insurance licenses of Municipal Assurance Corp.	16	—
Change in premiums receivable, net of premiums payable	17	(46)
Change in ceded unearned premium reserve	15	(39)
Change in unearned premium reserve	5	90
Change in loss and loss adjustment expense reserve and salvage and subrogation, net	(9)	(126)
Other	18	44
Net cash flows provided by (used in) operating activities	334	284

Cash flows from investing activities:
Fixed-maturity securities:
Purchases	(825)	(1,017)
Sales	316	431
Maturities and paydowns	782	455
Short-term investments with original maturities of over three months:
Purchases	—	(67)
Sales	—	2
Maturities and paydowns	19	69
Net sales (purchases) of short-term investments with original maturities of less than three months	(259)	313
Paydowns of financial guaranty variable interest entities’ assets	48	71
Purchases of equity method investments - funds managed by Assured Investment Management LLC	(240)	(367)
Distributions from equity method investments - funds managed by Assured Investment Management LLC	122	140
Purchases of other equity method investments	(20)	(10)
Return of capital from and sales of other equity method investments	10	17
Net cash flows provided by (used in) investing activities	$(47)	$37

(continued)
The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Municipal Corp.
Consolidated Statements of Cash Flows, Continued
(in millions)

	Year Ended December 31,
	2021	2020
Cash flows from financing activities:
Dividends paid to Assured Guaranty Municipal Holdings Inc.	$(291)	$(267)
Net paydowns of financial guaranty variable interest entities' liabilities	(42)	(67)
Other	(2)	(8)
Net cash flows provided by (used in) financing activities	(335)	(342)

Effect of foreign exchange rate changes	(1)	(3)
Increase (decrease) in cash	(49)	(24)
Cash at beginning of period	63	87
Cash at end of period	$14	$63

Supplemental cash flow information
Income taxes paid (received)	$2	$45

Supplemental disclosure of non-cash investing activities:
MAC Transaction (Note 1):
Fixed-maturity securities transferred to affiliate in consideration of the reassumption of remaining cessions to Municipal Assurance Corp. and the distribution of Municipal Assurance Corp.’s earned surplus	$166	$—
Short-term investments transferred as consideration for purchase of noncontrolling interest in Municipal Assurance Holdings Inc. and distribution of Municipal Assurance Corp.’s earned surplus	65	—
Investment in funds managed by Assured Investment Management LLC	(6)	(125)
Return of capital from funds managed by Assured Investment Management LLC	6	125

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Municipal Corp.
Notes to Consolidated Financial Statements
1.    Business and Basis of Presentation

Business

Assured Guaranty Municipal Corp. (AGM, or together with its subsidiaries, the Company), a New York domiciled insurance company, is a wholly owned subsidiary of Assured Guaranty Municipal Holdings Inc. (AGMH). AGMH is an indirect, wholly owned subsidiary of Assured Guaranty Ltd. (AGL and, together with its subsidiaries, Assured Guaranty). AGL is a Bermuda-based holding company that provides, through its operating subsidiaries, credit protection products to the United States (U.S.) and international public finance (including infrastructure) and structured finance markets, as well as asset management services.

The Company applies its credit underwriting judgment, risk management skills and capital markets experience primarily to offer financial guaranty insurance that protects holders of debt instruments and other monetary obligations from defaults in scheduled payments. If an obligor defaults on a scheduled payment due on an obligation, including a scheduled principal or interest payment (collectively, debt service), the Company is required under its unconditional and irrevocable financial guaranty to pay the amount of the shortfall to the holder of the obligation. Obligations insured by the Company include bonds issued by U.S. state or municipal governmental authorities and notes issued to finance international infrastructure projects. The Company markets its financial guaranty insurance directly to issuers and underwriters of public finance securities as well as to investors in such obligations. AGM had previously offered insurance and reinsurance in the global structured finance market, but has not done so since mid-2008. In addition, AGM’s direct subsidiaries, Assured Guaranty UK Limited (AGUK, formerly known as Assured Guaranty (Europe) plc) and Assured Guaranty (Europe) SA (AGE), provide financial guaranties for the international public finance (including infrastructure) market and the asset-backed and other structured finance market. The Company guarantees obligations issued principally in the U.S. and the United Kingdom (U.K.), and also guarantees obligations issued in other countries and regions, including Western Europe, Canada and Australia.
Basis of Presentation

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP). In management’s opinion, all material adjustments necessary for a fair statement of the financial condition, results of operations and cash flows of the Company including its consolidated variable interest entities (VIEs), are reflected in the periods presented and are of a normal, recurring nature. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Certain prior year balances have been reclassified to conform to the current year’s presentation.

The consolidated financial statements include the accounts of AGM, its direct and indirect subsidiaries and its consolidated financial guaranty VIEs (FG VIEs). Intercompany accounts and transactions between and among all consolidated entities have been eliminated.

As of December 31, 2021, AGM owned the following principal subsidiaries:

•100% of AGUK, which was organized in the U.K.
•99.9999% of AGE, which was organized in France. AGMH owns the remaining 0.0001%.
•65% of AG Asset Strategies LLC (AGAS). Assured Guaranty Corp. (AGC), an affiliate of the Company, owns the remaining 35% of AGAS.

AGAS is an investment subsidiary that invests in funds (AssuredIM Funds) managed by its affiliate, Assured Investment Management LLC (AssuredIM LLC) and its investment management affiliates (together with AssuredIM LLC, AssuredIM).

AGE, a French incorporated company that has been authorized by the French insurance and banking supervisory authority, the Autorité de Contrôle Prudentiel et de Résolution, to conduct financial guarantee business, was established in mid-2019 to address the impact of the withdrawal of the U.K. from the European Union (EU) (Brexit). On October 1, 2020, in preparation for Brexit, AGUK transferred to AGE, under Part VII of the Financial Services and Markets Act 2000, certain existing AGUK policies along with the related reinsurance and ancillary contracts relating to risks in the European Economic Area (Part VII Transfer) and AGM novated to AGE certain policies. The Company accounted for the transfer of a book of non-U.K. European insured transactions from AGUK to AGE as a common control transaction. As a result of the transfer, the

Assured Guaranty Municipal Corp.
Notes to Consolidated Financial Statements, Continued
Company recognized a tax liability due to the difference in statutory tax rates in France, compared with the U.K. Such amount was recorded directly in shareholder's equity. Through AGE, Assured Guaranty intends to continue to write new business in the EU. AGUK will remain the Assured Guaranty platform that writes new business in the U.K. and certain other non-EU countries.

Until April 1, 2021, Municipal Assurance Corp. (MAC) was also a principal insurance subsidiary of AGM. On February 24, 2021, the Company received the last regulatory approval required to execute a multi-step transaction to merge MAC with and into AGM, with AGM as the surviving company. The steps leading up to the merger of MAC with and into AGM, with AGM as the surviving company, were effective April 1, 2021, and included (i) the reassumption by AGM and AGC of their respective remaining cessions to MAC, (ii) distributing MAC’s earned surplus to AGM and AGC in accordance with their respective 60.7% and 39.3% direct ownership interests in Municipal Assurance Holdings Inc. (MAC Holdings), and (iii) AGM’s purchase of AGC’s 39.3% interest in MAC Holdings (MAC Transaction). As a result, the Company wrote off the $16 million carrying value of MAC’s licenses in the first quarter of 2021, which was previously included in “other assets” in the consolidated balance sheets, and recognized the effects of the multi-step process to merge MAC with and into AGM in the second quarter of 2021, based on outstanding balances on April 1, 2021.

The table below presents the effects of the MAC Transaction and the write-off of MAC’s licenses.

Effects of the MAC Transaction and Write-Off of MAC’s Licenses
Year Ended December 31, 2021

Increase (Decrease)
(in millions)
Fixed-maturity securities	$(166)
Short-term investments	10
Cash	(76)
Unearned premium reserve	(24)
Other assets/liabilities, net	(13)

Net income attributable to AGM	$—
Additional paid-in capital	(4)
Accumulated other comprehensive income	(1)
Total shareholder's equity attributable to AGM	(5)
Noncontrolling interests (1)	(216)
Total shareholder's equity	$(221)

Net par outstanding	$(2,128)
____________________
(1)     The effect of the MAC Transaction on noncontrolling interests includes: (i) $198 million related to the distributions to AGC and AGM’s purchase of AGC’s ownership interest in MAC Holdings, (ii) $10 million of net loss, and (iii) $8 million of other comprehensive loss.

Significant Accounting Policies

The Company revalues assets, liabilities, revenue and expenses denominated in non-U.S. currencies into U.S. dollars using applicable exchange rates. Gains and losses relating to transactions in foreign denominations in those subsidiaries where the functional currency is the U.S. dollar are reported in the consolidated statement of operations.

AGM participates in AGL's long term incentive plans. AGL follows the fair value recognition provisions for share based compensation expense. The Company is allocated its proportionate share of all compensation expense based on time studies conducted annually, in accordance with the Amended and Restated Service Agreement (the Group Service Agreement). See Note 12, Related Party Transactions for additional information.

Other accounting policies are included in the following notes.

Assured Guaranty Municipal Corp.
Notes to Consolidated Financial Statements, Continued
Accounting Policies

Note Name	Note Number
Expected loss to be paid (recovered)	Note 3
Contracts accounted for as insurance	Note 4
Reinsurance	Note 5
Investments and cash	Note 6
Variable interest entities	Note 7
Fair value measurement	Note 8
Credit facilities	Note 9
Income taxes	Note 10
Leases	Note 13
Commitments and contingencies	Note 14
Shareholder's equity	Note 15

Recent Accounting Standards Adopted

Simplification of the Accounting for Income Taxes

In December 2019, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. The amendments in this ASU simplify the accounting for income taxes by removing certain exceptions and clarifying certain requirements regarding franchise taxes, goodwill, consolidated tax expenses and annual effective tax rate calculations. The ASU was effective for interim and annual periods beginning after December 15, 2020. This ASU did not have an impact on the Company’s consolidated financial statements.

Reference Rate Reform

    In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. This ASU provides optional expedients and exceptions for applying GAAP to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. The amendments in this ASU only apply to contracts that reference the London Interbank Offered Rate (LIBOR) or another reference rate that is expected to be discontinued due to reference rate reform. This ASU became effective upon issuance and may be applied prospectively for contract modifications that occur from March 12, 2020 through December 31, 2022 (the Reference Rate Transition Period).

In January 2021, the FASB issued ASU 2021-01, Reference Rate Reform (Topic 848): Scope, which clarifies the scope of relief related to ASU 2020-04. This ASU became effective upon issuance and may be applied on a full retrospective basis as of any date from the beginning of an interim period that includes or is subsequent to March 12, 2020, or prospectively for contract modifications made on or before December 31, 2022.

The Company adopted the optional relief afforded by these ASUs in the third quarter of 2021 on a prospective basis, and the guidance will be followed until the optional relief terminates on December 31, 2022. The Company has identified insurance contracts, derivatives and other financial instruments that are directly or indirectly influenced by LIBOR, and will be applying the accounting relief as relevant contract modifications are made during the Reference Rate Transition Period. There was no impact to the Company’s consolidated financial statements upon the initial adoption of these ASUs.

2.    Outstanding Exposure

    The Company sells credit protection primarily in financial guaranty insurance form. Until 2008, the Company also sold credit protection by issuing policies that guaranteed payment obligations under credit derivatives, primarily credit default swaps (CDS). In early 2009, regulatory guidelines were issued that limited the terms under which such protection could be sold. The capital and margin requirements applicable under the Dodd-Frank Wall Street Reform and Consumer Protection Act also contributed to the Company not entering into such new CDS in the U.S. since 2008. The Company has, however, acquired portfolios since 2008 that include financial guaranty contracts in credit derivative form.

Assured Guaranty Municipal Corp.
Notes to Consolidated Financial Statements, Continued
The Company’s contracts accounted for as credit derivatives are generally structured such that the circumstances giving rise to the Company’s obligation to make loss payments are similar to those for its financial guaranty insurance contracts. See Note 8, Fair Value Measurement, for more information.

The Company seeks to limit its exposure to losses by underwriting obligations that it views to be investment grade at inception, although on occasion it may underwrite new issuances that it views to be below-investment-grade (BIG), typically as part of its loss mitigation strategy for existing troubled exposures. The Company also seeks to acquire portfolios of insurance from financial guarantors that are no longer writing new business by acquiring such companies, providing reinsurance on a portfolio of insurance or reassuming a portfolio of reinsurance it had previously ceded; in such instances, it evaluates the risk characteristics of the target portfolio, which may include some BIG exposures, as a whole in the context of the proposed transaction. The Company diversifies its insured portfolio across sector and geography and, in the structured finance portfolio, typically requires subordination or collateral to protect it from loss. Reinsurance may be used in order to reduce net exposure to certain insured transactions.

AGM has issued financial guaranty insurance policies on public finance obligations and, prior to mid-2008, structured finance obligations. Public finance obligations insured by the Company primarily consist of general obligation bonds supported by the taxing powers of U.S. state or municipal governmental authorities, as well as tax-supported bonds, revenue bonds and other obligations supported by covenants from state or municipal governmental authorities or other municipal obligors to impose and collect fees and charges for public services or specific infrastructure projects. The Company includes within public finance obligations those obligations backed by the cash flow from leases or other revenues from projects serving substantial public purposes, including utilities, toll roads, healthcare facilities and government office buildings. The Company also includes within public finance obligations similar obligations issued by territorial and non-U.S. sovereign and sub-sovereign issuers and governmental authorities.

Structured finance obligations insured by the Company are generally issued by special purpose entities, including VIEs, and backed by pools of assets having an ascertainable cash flow or market value or other specialized financial obligations. Some of these VIEs are consolidated as described in Note 7, Variable Interest Entities. Unless otherwise specified, the outstanding par and debt service amounts presented in this note include outstanding exposures on these VIEs whether or not they are consolidated. While AGM has ceased insuring new originations of asset-backed securities, a portfolio of such obligations remains outstanding. AGM's European subsidiaries, AGUK and AGE, provide financial guarantees in the international public finance market and provide such guarantees in the international structured finance market. AGM has acquired portfolios since 2009 that include financial guaranties of structured finance obligations.

    Debt service and par outstanding exposures presented herein include 100% of the exposures of AGM and its consolidated subsidiaries, including MAC, even though prior to the MAC Transaction on April 1, 2021, AGM had only an indirect 60.7% ownership interest in MAC. See Note 1, Business and Basis of Presentation for further details of the MAC Transaction.

Significant Risk Management Activities

    The Portfolio Risk Management Committee of the Company's indirect parent, AGL, which includes members of Assured Guaranty's senior management and senior risk and surveillance officers, is responsible for enterprise risk management for Assured Guaranty and focuses on measuring and managing insurance credit, market and liquidity risk for Assured Guaranty. This committee establishes Assured Guaranty-wide credit policy for Assured Guaranty's direct and assumed insurance business. It implements specific insurance underwriting procedures and limits for Assured Guaranty and allocates underwriting capacity among AGL's insurance subsidiaries, including the Company. All insurance transactions in new asset classes or new jurisdictions must be approved by this committee.

The Company’s risk management committee conducts an in-depth review of the Company’s insured portfolio, focusing on varying portions of the portfolio at each meeting. It reviews and may revise internal ratings assigned to the insured transactions and review sector reports, monthly product line surveillance reports and compliance reports.

All transactions in the insured portfolio are assigned internal credit ratings by the relevant underwriting committee at inception, which credit ratings are updated by the relevant risk management or surveillance committee based on changes in transaction credit quality. As part of the surveillance process, the Company monitors trends and changes in transaction credit quality, and recommends such remedial actions as may be necessary or appropriate. The Company also develops strategies to enforce its contractual rights and remedies and to mitigate its losses, engage in negotiation discussions with transaction participants and, when necessary, manage the Company’s litigation proceedings.

Assured Guaranty Municipal Corp.
Notes to Consolidated Financial Statements, Continued
Surveillance Categories

The Company segregates its insured portfolio into investment grade and BIG surveillance categories to facilitate the appropriate allocation of resources to monitoring and loss mitigation efforts and to aid in establishing the appropriate cycle for periodic review of each exposure. BIG exposures include all exposures with internal credit ratings below BBB-.

The Company’s internal credit ratings are based on internal assessments of the likelihood of default and loss severity in the event of default. Internal credit ratings are expressed on a ratings scale similar to that used by the rating agencies and generally reflect an approach similar to that employed by the rating agencies, except that the Company's internal credit ratings focus on future performance rather than lifetime performance. The Company classifies those portions of risks benefiting from reimbursement obligations collateralized by eligible assets held in trust in acceptable reimbursement structures as being the higher of ‘AA’ or their current internal rating. Unless otherwise noted, ratings disclosed herein on the Company’s insured portfolio reflect its internal ratings.

The Company monitors its insured portfolio and refreshes its internal credit ratings on individual exposures in quarterly, semi-annual or annual cycles based on the Company’s view of the exposure’s credit quality, loss potential, volatility and sector. Ratings on exposures in sectors identified as under the most stress or with the most potential volatility are reviewed every quarter although the Company may also review a rating in response to developments impacting a credit when a ratings review is not scheduled.

Exposures identified as BIG are subjected to further review to determine the probability of a loss. See Note 3, Expected Loss to be Paid (Recovered), for additional information. Surveillance personnel then assign each BIG transaction to the appropriate BIG surveillance category based upon whether a future loss is expected and whether a claim has been paid. The Company uses the tax-equivalent yield of AGM’s investment portfolio to calculate the present value of projected payments and recoveries and determine whether a future loss is expected in order to assign the appropriate BIG surveillance category to a transaction. For financial statement measurement purposes, the Company uses risk-free rates, which are determined each quarter, to calculate the expected loss.

More extensive monitoring and intervention are employed for all BIG surveillance categories, with internal credit ratings reviewed quarterly. For purposes of determining the appropriate surveillance category, the Company expects “future losses” on a transaction when the Company believes there is at least a 50% chance that, on a present value basis, it will in the future pay claims on that transaction that will not be fully reimbursed. The three BIG categories are:

•BIG Category 1: Below-investment-grade transactions showing sufficient deterioration to make future losses possible, but for which none are currently expected.

•BIG Category 2: Below-investment-grade transactions for which future losses are expected but for which no claims (other than liquidity claims, which are claims that the Company expects to be reimbursed within one year) have yet been paid.

•BIG Category 3: Below-investment-grade transactions for which future losses are expected and on which claims (other than liquidity claims) have been paid.

Impact of COVID-19 Pandemic

    The coronavirus disease known as COVID-19 was declared a pandemic by the World Health Organization in early 2020 and it (including its variants) continues to spread throughout the world. Several vaccines and therapeutics have been developed and approved by governments, and distribution of vaccines and therapeutics is proceeding unevenly across the globe. The emergence of COVID-19 and reactions to it, including various closures and capacity and travel restrictions, have had a profound effect on the global economy and financial markets. While the COVID-19 pandemic has been impacting the global economy and the Company for almost two years, its ultimate size, depth, course and duration, and the effectiveness, acceptance and distribution of vaccines and therapeutics for it, remain unknown, and the governmental and private responses to the pandemic continue to evolve. Consequently, and due to the nature of the Company’s business, all of the direct and indirect consequences of COVID-19 on the Company are not yet fully known to the Company, and still may not emerge for some time. For information about how the COVID-19 pandemic has impacted the Company’s loss projections, see Note 3, Expected Loss to be Paid (Recovered).

Assured Guaranty Municipal Corp.
Notes to Consolidated Financial Statements, Continued
From shortly after the pandemic reached the U.S. through early 2021, the Company’s surveillance department conducted supplemental periodic surveillance procedures to monitor the impact on its insured portfolio of COVID-19 and governmental and private responses to COVID-19, with emphasis on state and local governments and entities that were already experiencing significant budget deficits and pension funding and revenue shortfalls, as well as obligations supported by revenue streams most impacted by various closures and capacity and travel restrictions or an economic downturn. Given significant federal funding in 2021 and the performance it observed, the Company’s surveillance department has reduced these supplemental procedures, but is still monitoring those sectors it identified as most at risk for any developments related to COVID-19 that may impact the ability of issuers to make upcoming debt service payments. The Company’s internal ratings and loss projections reflect its supplemental COVID-19 surveillance activity. Through March 28, 2022, the Company has paid less than $3 million on an insurance claim it believes is due at least in part to credit stress arising specifically from COVID-19. The Company currently projects nearly full reimbursement of this claim.

Components of Outstanding Exposure

    The Company measures its financial guaranty exposure in terms of (i) gross and net par outstanding and (ii) gross and net debt service.

    The Company typically guarantees the payment of debt service when due. Since most of these payments are due in the future, the Company generally uses gross and net par outstanding as a proxy for its financial guaranty exposure. Gross par outstanding generally represents the principal amount of the insured obligation at a point in time. Net par outstanding equals gross par outstanding net of any reinsurance. The Company includes in its par outstanding calculation the impact of any consumer price index inflator to the reporting date as well as, in the case of accreting (zero-coupon) obligations, accretion to the reporting date. Foreign denominated net par outstanding is translated at the spot rate at the end of the reporting period.

    The Company has, from time to time, purchased securities that it has insured, and for which it had expected losses to be paid, in order to mitigate the economic effect of insured losses (loss mitigation securities). The Company excludes amounts attributable to loss mitigation securities from par and debt service outstanding, and instead includes such amounts in the investment portfolio, because the Company manages such securities as investments and not insurance exposure. As of December 31, 2021 and December 31, 2020, the Company excluded from net par outstanding $466 million and $524 million, respectively, attributable to loss mitigation securities.

    Gross debt service outstanding represents the sum of all estimated future debt service payments on the insured obligations, on an undiscounted basis. Net debt service outstanding equals gross debt service outstanding net of any reinsurance. Future debt service payments include the impact of any consumer price index inflator after the reporting date, as well as, in the case of accreting (zero-coupon) obligations, accretion after the reporting date.

    The Company calculates its debt service outstanding as follows:

•for insured obligations that are not supported by homogeneous pools of assets (which category includes most of the Company's public finance transactions), as the total estimated contractual future debt service due through maturity, regardless of whether the obligations may be called and regardless of whether, in the case of obligations where principal payments are due when an underlying asset makes a principal payment, the Company believes the obligations will be repaid prior to contractual maturity; and

•for insured obligations that are supported by homogeneous pools of assets that are contractually permitted to prepay principal (which category includes, for example, residential mortgage-backed securities (RMBS)), as the total estimated expected future debt service due on insured obligations through their respective expected terms, which includes the Company's expectations as to whether the obligations may be called and, in the case of obligations where principal payments are due when an underlying asset makes a principal payment, when the Company expects principal payments to be made prior to contractual maturity.

    The calculation of debt service requires the use of estimates, which the Company updates periodically, including estimates and assumptions for the expected remaining term of insured obligations supported by homogeneous pools of assets, updated interest rates for floating and variable rate insured obligations, behavior of consumer price indices for obligations with consumer price index inflators, foreign exchange rates and other assumptions based on the characteristics of each insured obligation. Debt service is a measure of the estimated maximum potential exposure to insured obligations before considering the Company’s various legal rights to the underlying collateral and other remedies available to it under its financial guaranty contract.

Assured Guaranty Municipal Corp.
Notes to Consolidated Financial Statements, Continued
Actual debt service may differ from estimated debt service due to refundings, terminations, negotiated restructurings, prepayments, changes in interest rates on variable rate insured obligations, consumer price index behavior differing from that projected, changes in foreign exchange rates on non-U.S. dollar denominated insured obligations and other factors.

Financial Guaranty Portfolio
Debt Service and Par Outstanding

	As of December 31, 2021		As of December 31, 2020
	Gross	Net	Gross	Net
	(in millions)
Debt Service Outstanding
Public finance	$322,192	$242,698	$321,344	$240,785
Structured finance	3,670	3,179	3,887	3,659
Total financial guaranty	$325,862	$245,877	$325,231	$244,444

Par Outstanding
Public finance	$205,658	$153,574	$203,390	$150,826
Structured finance	3,107	2,645	3,207	3,000
Total financial guaranty	$208,765	$156,219	$206,597	$153,826

In addition to amounts shown in the table above, the Company had outstanding commitments to provide guaranties of $476 million of public finance direct gross par and $14 million of structured finance direct gross par as of December 31, 2021. These commitments are contingent on the satisfaction of all conditions set forth in them and may expire unused or be canceled at the counterparty’s request. Therefore, the total commitment amount does not necessarily reflect actual future guaranteed amounts.

Financial Guaranty Portfolio by Internal Rating
As of December 31, 2021

	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S.		Structured Finance Non-U.S.		Total
Rating Category	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in millions)
AAA	$201	0.2%	$704	2.0%	$365	15.4%	$156	58.2%	$1,426	0.9%
AA	9,615	8.1	3,643	10.3	948	39.9	2	0.8	14,208	9.1
A	64,002	54.2	9,152	25.8	91	3.8	3	1.1	73,248	46.9
BBB	41,611	35.2	21,437	60.6	125	5.2	107	39.9	63,280	40.5
BIG	2,736	2.3	473	1.3	848	35.7	—	—	4,057	2.6
Total net par outstanding	$118,165	100.0%	$35,409	100.0%	$2,377	100.0%	$268	100.0%	$156,219	100.0%

Assured Guaranty Municipal Corp.
Notes to Consolidated Financial Statements, Continued
Financial Guaranty Portfolio by Internal Rating
As of December 31, 2020

	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S.		Structured Finance Non-U.S.		Total
Rating Category	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in millions)
AAA	$248	0.2%	$971	2.6%	$487	17.7%	$99	39.9%	$1,805	1.2%
AA	10,226	9.0	4,025	10.7	1,014	36.9	23	9.3	15,288	9.9
A	60,859	53.7	9,808	26.2	85	3.1	—	—	70,752	46.0
BBB	39,287	34.7	21,974	58.7	213	7.7	126	50.8	61,600	40.0
BIG	2,754	2.4	674	1.8	953	34.6	—	—	4,381	2.9
Total net par outstanding (1)	$113,374	100.0%	$37,452	100.0%	$2,752	100.0%	$248	100.0%	$153,826	100.0%
_____________________
(1)    Includes $14.5 billion of net par outstanding as of December 31, 2020 related to MAC.

Assured Guaranty Municipal Corp.
Notes to Consolidated Financial Statements, Continued
Financial Guaranty Portfolio
Par Outstanding by Sector

	Gross Par Outstanding		Net Par Outstanding
	As of December 31,		As of December 31,
Sector	2021	2020	2021	2020
	(in millions)
Public finance:
U.S. public finance:
General obligation	$69,075	$69,264	$49,738	$49,450
Tax backed	32,472	31,914	23,561	22,782
Municipal utilities	24,166	23,692	18,276	17,747
Transportation	14,004	12,086	10,740	9,272
Healthcare	9,309	8,273	7,547	6,705
Higher education	6,525	5,707	4,679	3,970
Infrastructure finance	3,320	2,798	2,633	2,183
Housing revenue	889	1,019	715	815
Renewable energy	20	28	12	17
Other public finance	371	606	264	433
Total U.S. public finance	160,151	155,387	118,165	113,374
Non-U.S. public finance:
Infrastructure finance	15,495	16,591	12,259	13,004
Regulated utilities	16,682	17,237	11,787	12,383
Sovereign and sub-sovereign	10,997	11,807	9,476	10,161
Renewable energy	2,333	2,368	1,887	1,904
Total non-U.S. public finance	45,507	48,003	35,409	37,452
Total public finance	205,658	203,390	153,574	150,826
Structured finance:
U.S. structured finance:
RMBS	1,642	1,933	1,561	1,834
Financial products	770	820	770	820
Other structured finance	129	147	46	98
Total U.S. structured finance	2,541	2,900	2,377	2,752
Non-U.S. structured finance:
RMBS	180	209	130	152
Pooled corporate obligations	264	—	40	—
Other structured finance	122	98	98	96
Total non-U.S. structured finance	566	307	268	248
Total structured finance	3,107	3,207	2,645	3,000
Total par outstanding	$208,765	$206,597	$156,219	$153,826

Actual maturities of insured obligations could differ from contractual maturities because borrowers have the right to call or prepay certain obligations. The expected maturities of structured finance obligations are, in general, considerably shorter than the contractual maturities for such obligations.

Assured Guaranty Municipal Corp.
Notes to Consolidated Financial Statements, Continued
Expected Amortization of Net Par Outstanding
As of December 31, 2021

	Public Finance	Structured Finance	Total
	(in millions)
0 to 5 years	$34,164	$1,225	$35,389
5 to 10 years	31,864	842	32,706
10 to 15 years	29,371	338	29,709
15 to 20 years	21,331	236	21,567
20 years and above	36,844	4	36,848
Total net par outstanding	$153,574	$2,645	$156,219

Components of BIG Net Par Outstanding
As of December 31, 2021

	BIG Net Par Outstanding				Net Par
	BIG 1	BIG 2	BIG 3	Total BIG	Outstanding
	(in millions)
Public finance:
U.S. public finance	$1,062	$42	$1,632	$2,736	$118,165
Non-U.S. public finance	437	—	36	473	35,409
Public finance	1,499	42	1,668	3,209	153,574

Structured finance:
U.S. RMBS	95	—	734	829	1,561
Other structured finance	—	—	19	19	1,084
Structured finance	95	—	753	848	2,645
Total	$1,594	$42	$2,421	$4,057	$156,219

Components of BIG Net Par Outstanding
As of December 31, 2020

	BIG Net Par Outstanding				Net Par
	BIG 1	BIG 2	BIG 3	Total BIG	Outstanding
	(in millions)
Public finance:
U.S. public finance	$1,028	$42	$1,684	$2,754	$113,374
Non-U.S. public finance	634	—	40	674	37,452
Public finance	1,662	42	1,724	3,428	150,826

Structured finance:
U.S. RMBS	107	—	824	931	1,834
Other structured finance	—	—	22	22	1,166
Structured finance	107	—	846	953	3,000
Total	$1,769	$42	$2,570	$4,381	$153,826

    The Company seeks to maintain a diversified portfolio of insured obligations designed to spread its risk across a number of geographic areas.

Assured Guaranty Municipal Corp.
Notes to Consolidated Financial Statements, Continued
Geographic Distribution of Net Par Outstanding
As of December 31, 2021

	Number of Risks	Net Par Outstanding	Percent of Total Net Par Outstanding
	(dollars in millions)
U.S.:
U.S. public finance
California	1,122	$22,241	14.2%
Pennsylvania	548	11,375	7.3
Texas	962	11,043	7.1
New York	555	10,980	7.0
Illinois	470	8,702	5.5
New Jersey	263	6,640	4.3
Florida	185	4,782	3.1
Michigan	228	3,759	2.4
Louisiana	133	3,703	2.4
Alabama	224	2,657	1.7
Other	1,679	32,283	20.7
Total U.S public finance	6,369	118,165	75.7
U.S. structured finance	115	2,377	1.5
Total U.S.	6,484	120,542	77.2
Non-U.S.:
United Kingdom	271	26,638	17.1
Canada	7	1,871	1.2
France	7	1,612	1.0
Spain	7	1,404	0.9
Australia	4	1,145	0.7
Other	31	3,007	1.9
Total non-U.S.	327	35,677	22.8
Total	6,811	$156,219	100.0%

Exposure to Puerto Rico

    The Company had insured exposure to general obligation bonds of the Commonwealth of Puerto Rico (Puerto Rico or the Commonwealth) and various obligations of its related authorities and public corporations aggregating $1.8 billion net par outstanding as of December 31, 2021. Of that amount, $1.7 billion was rated BIG, while the remainder was rated AA because it relates to second-to-pay policies on obligations insured by AGC. Beginning on January 1, 2016, a number of Puerto Rico exposures defaulted on bond payments, and the Company has now paid claims on all of its BIG Puerto Rico exposures except the Municipal Finance Agency (MFA).

On June 30, 2016, the Puerto Rico Oversight, Management, and Economic Stability Act (PROMESA) was signed into law. PROMESA established a seven-member Financial Oversight and Management Board (the FOMB) with authority to require that balanced budgets and fiscal plans be adopted and implemented by Puerto Rico. Title III of PROMESA provides for a process analogous to a voluntary bankruptcy process under Chapter 9 of the United States Bankruptcy Code (Bankruptcy Code).

The Company negotiated with the FOMB and other stakeholders over approximately five years and entered into support agreements covering $1.7 billion, or 93% of the Company’s insured net par outstanding of Puerto Rico exposures as of December 31, 2021. All of the Company’s Puerto Rico exposures that were in payment default on December 31, 2021 were covered by support agreements on that date. The plan of adjustment contemplated by one of those support agreements, covering $576 million, or 32% of the Company’s insured net par outstanding of Puerto Rico exposures, was consummated on March 15, 2022, while on March 8, 2022, Puerto Rico terminated another of the support agreements, covering $469 million of the Company’s insured net par outstanding of Puerto Rico exposures, leaving one support agreement, covering $614 million of the Company’s insured net par outstanding of Puerto Rico exposures, in effect after the consummation of the support agreement

Assured Guaranty Municipal Corp.
Notes to Consolidated Financial Statements, Continued
on March 15, 2022. Both economic and political developments, including those related to the COVID-19 pandemic, may impact implementation of the resolution of the Company’s remaining Puerto Rico exposures and the value of the consideration the Company has received or may receive in the future in connection with any such resolutions. The impact of developments relating to Puerto Rico during any quarter or year could be material to the Company’s results of operations and shareholders’ equity.

Plan of Adjustment

On January 18, 2022, an order and judgment confirming the Modified Eighth Amended Title III Joint Plan of Adjustment of the Commonwealth of Puerto Rico, the Employees Retirement System of the Government of the Commonwealth of Puerto Rico, and the Puerto Rico Public Buildings Authority (GO/PBA Plan) was entered by the United States District Court of the District of Puerto Rico acting under Title III of PROMESA (the Title III Court). The GO/PBA Plan restructured approximately $35 billion of debt (including the Puerto Rico General Obligation (GO) and Public Buildings Authority (PBA) bonds insured by the Company) and other claims against the government of Puerto Rico and certain entities and $50 billion in pension obligations (none of which is insured by the Company) consistent with the terms of the settlement embodied in a revised GO and PBA plan support agreement (PSA) entered into by AGM and AGC on February 22, 2021, with certain other stakeholders, the Commonwealth, and the FOMB (GO/PBA PSA). The GO/PBA Plan was consummated on March 15, 2022 (GO/PBA Effective Date).

As of December 31, 2021, the Company had $574 million of insured net par outstanding of GO bonds and $2 million of second-to-pay insured PBA bonds covered by the GO/PBA Plan. On the GO/PBA Effective Date the Company paid claims to its beneficiaries, and with respect to the Company’s second-to-pay insurance the primary insurer paid claims to its beneficiaries, covering all principal and accrued interest for, and extinguishing the Company’s insurance obligations on, all of the GO and PBA bonds the Company insured except $11 million in net outstanding par covered by the second election described in the second paragraph below. In return, under the GO/PBA Plan the Company received (excluding amounts received in connection with the second election described in the second paragraph below):

•$226 million in cash, net of reinsurance,
•$278 million of new recovery bonds, which represents the face value of current interest bonds and the maturity value of capital appreciation bonds, net of reinsurance ($481 million gross of reinsurance), and
•$114 million of contingent value instruments (CVI), which represents the original notional value, net of reinsurance ($201 million gross of reinsurance).

The CVI is intended to provide creditors with additional returns tied to the outperformance of the Puerto Rico 5.5% Sales and Use Tax receipts against May 2020 certified fiscal plan projections, subject to annual and lifetime caps. The net financial statement impact of the GO/PBA settlement, which includes the impact of both the claims paid and recoveries received on the GO/PBA Settlement Date and future investment gains and losses on the GO/PBA recovery bonds and CVI, will fluctuate based on changes in fair value of the recovery bonds and CVIs after the GO/PBA Effective Date. AGM will retain the gross amount of recovery bonds and CVIs until they mature or are sold, at which time, AGM will settle with its reinsurers.

In August 2021, the Company exercised certain elections under the GO/PBA Plan that impact the timing of payments under its insurance policies. In accordance with the terms of the GO/PBA Plan, the payment of the principal of all GO bonds and PBA bonds insured by the Company was accelerated against the Commonwealth and became due and payable as of the GO/PBA Effective Date. In accordance with the terms of its insurance policies, the Company elected to pay 100% of the then outstanding principal amount of insured bonds plus accrued interest thereon to the date of payment (Acceleration Price) on the GO/PBA Effective Date to holders of insured securities with a net par outstanding of $562 million as of December 31, 2021. With respect to the remaining insured securities covered by the GO/PBA Plan of approximately $14 million net par outstanding as of December 31, 2021, insured bondholders were permitted to elect either: (1) to receive the Acceleration Price on the GO/PBA Effective Date; or (2) to receive custody receipts that represent an interest in the legacy insurance policy and cash, new recovery bonds and CVIs (in aggregate, Plan Consideration) that constitute distributions under the GO/PBA Plan. Insured bondholders made the first election with respect to approximately $3 million of these bonds, while insured bondholders made the second election with respect to the remaining $11 million of these bonds. For those making the second election, distributions of Plan Consideration are immediately passed through to insured bondholders under the custody receipts to the extent of any cash or proceeds of new securities held in the custodial trust and are applied to make payments and/or prepayments of amounts due under the legacy insured bonds. The Company’s insurance policy continues to guarantee principal and interest coming due on the legacy insured bonds in accordance with the terms of such insurance policy on the originally scheduled legacy bond interest and principal payment dates to the extent that distributions of Plan Consideration are insufficient to pay such amounts after giving effect to the distributions described in the immediately preceding sentence. Copies of the

Assured Guaranty Municipal Corp.
Notes to Consolidated Financial Statements, Continued
documents governing the terms of the custody receipts are available for review by insured bondholders in connection with the distribution of a supplement to the GO/PBA Plan. Further, in the case of insured bondholders who elected to receive custody receipts, the Company retains the right to satisfy its obligations under the insurance policy with respect to the related legacy insured bonds at any time thereafter, with 30 days’ notice, by paying the applicable Acceleration Price. Retention by the Company of the right to satisfy its obligations under its insurance policy with respect to the relevant insured bonds by paying the Acceleration Price is authorized by the GO/PBA Plan and the Company’s rights under its related insurance policies and is reflected in the applicable custodial trust documentation.

Support Agreements

In addition to the GO/PBA PSA, the Company has entered into the support agreements described below (Support Agreements):

•HTA/CCDA PSA: A PSA with certain other stakeholders, the Commonwealth, and the FOMB with respect to the Puerto Rico Highways and Transportation Authority (PRHTA) and the Puerto Rico Convention Center District Authority (PRCCDA) entered into by AGM and AGC on May 5, 2021.

•PREPA RSA: A restructuring support agreement with the Puerto Rico Electric Power Authority (PREPA) and other stakeholders, including a group of uninsured PREPA bondholders, the Commonwealth and the FOMB with respect to PREPA, entered into by AGM and AGC on May 3, 2019. This agreement was terminated by Puerto Rico on March 8, 2022. The Company is still evaluating the potential impact of the termination of this agreement on the financial statements.

HTA/CCDA PSA. As of December 31, 2021, the Company had $614 million of insured net par outstanding that is covered by the HTA/CCDA PSA: $233 million insured net par outstanding of PRHTA (transportation revenue) bonds and $381 million insured net par outstanding of PRHTA (highway revenue) bonds. The transportation revenue bonds are secured by a subordinate gross lien on gasoline and gas oil and diesel oil taxes, motor vehicle license fees and certain tolls, plus a first lien on taxes on crude oil, unfinished oil and derivative products. The highway revenue bonds are secured by a gross lien on gasoline and gas oil and diesel oil taxes, motor vehicle license fees and certain tolls. The FOMB has filed a petition under Title III of PROMESA with respect to PRHTA.

The HTA/CCDA PSA provides for payments to AGM consisting of (i) cash, (ii) in the case of PRHTA, new bonds expected to be backed by toll revenue (Toll Bonds); and (iii) a CVI. Under the HTA/CCDA PSA, bondholders and bond insurers of PRHTA will receive, in the aggregate, $389 million of cash; $1.2 billion par in Toll Bonds; and the CVI. The HTA/CCDA PSA includes a number of conditions and PRHTA’s plan of adjustment must be approved by the Title III Court, so there can be no assurance that the consensual resolution embodied in the HTA/CCDA PSA will be achieved in its current form, or at all.

    On May 27, 2021 the FOMB certified a revised fiscal plan for PRHTA. The revised certified PRHTA fiscal plan will need to be further revised to be consistent with the HTA/CCDA PSA.

    PREPA RSA. As of December 31, 2021, the Company had $469 million insured net par outstanding of PREPA obligations subject to the PREPA RSA. The PREPA obligations are secured by a lien on the revenues of the electric system. The Company has been making claim payments on these bonds since July 1, 2017. On July 2, 2017, the FOMB commenced proceedings for PREPA under Title III of PROMESA.

The PREPA RSA contemplated the exchange of PREPA’s existing revenue bonds for new securitization bonds issued by a special purpose corporation and secured by a segregated transition charge assessed on electricity bills. On March 8, 2022, Puerto Rico terminated the PREPA RSA.

    On May 27, 2021, the FOMB certified a revised fiscal plan for PREPA.

Other Puerto Rico Exposures

MFA. As of December 31, 2021, the Company had $126 million net par outstanding of bonds issued by MFA secured by a lien on local property tax revenues. All debt service payments due to date on the insured MFA bonds have been paid in full by the obligor.

Assured Guaranty Municipal Corp.
Notes to Consolidated Financial Statements, Continued
Puerto Rico Litigation

    Currently, there are numerous legal actions relating to the default by the Commonwealth and certain of its instrumentalities on debt service payments, and related matters, and the Company is a party to a number of them. The Company has taken legal action, and may take additional legal action in the future, to enforce its rights with respect to Puerto Rico obligations which the Company insures. In addition, the Commonwealth, the FOMB and others have taken legal action naming the Company as party.

Actions That Were Resolved on the GO/PBA Effective Date. As of the GO/PBA Effective Date, the following litigation matters were settled, with all related claims and causes of action against the Company and the other parties being satisfied and discharged:

•Declaratory judgment and injunction sought by AGM and AGC against Governor Alejandro García Padilla et al., filed on January 17, 2016 in the United States District Court of the District of Puerto Rico (Federal District Court for Puerto Rico).

•Declaratory judgment sought by AGM and AGC against Puerto Rico’s fiscal plan, filed on May 23, 2018 in the Federal District Court for Puerto Rico.

•Motion for relief from the automatic stay or, in the alternative, for adequate protection against Puerto Rico’s diversion of revenues securing the PRHTA bonds (solely as it relates to the Commonwealth), filed on January 16, 2020 in the Federal District Court for Puerto Rico.

•Motion concerning application of the automatic stay to the revenues securing the PRCCDA bonds, filed January 16, 2020 in the Federal District Court for Puerto Rico.

•Motion concerning application of the automatic stay to the revenues securing the PRIFA rum tax bonds, filed on January 16, 2020 in the Federal District Court for Puerto Rico.

•Declaratory judgment sought by the FOMB to disallow administrative rent claims, filed December 21, 2018 in the Federal District Court for Puerto Rico.

•Claim objection by the FOMB and the Official Committee of Unsecured Creditors to invalidate certain Commonwealth general obligation bonds, filed on January 14, 2019 in the Title III Court.

•Declaratory judgment sought by the FOMB that Commonwealth general obligation bonds are not secured by consensual or statutory liens, filed May 2, 2019 in the Federal District Court for Puerto Rico.

•Adversary complaint by the FOMB against AGC and others seeking to disallow claims based on PRIFA bonds insured by AGC and others, filed January 16, 2020 in the Federal District Court for Puerto Rico.

•Adversary complaint by the FOMB against AGM, AGC and others seeking to disallow claims in the Commonwealth Title III proceedings based on PRHTA bonds insured by AGM, AGC and others, filed January 16, 2020 in the Federal District Court for Puerto Rico.

Remaining Stayed Proceedings. The following Puerto Rico proceedings in which the Company is involved remain stayed:

•On June 26, 2017, AGM and AGC filed a complaint in the Federal District Court for Puerto Rico to compel the FOMB to certify the PREPA RSA for implementation under Title VI of PROMESA. On July 21, 2017, considering its PREPA Title III petition on July 2, 2017, the FOMB filed a notice of stay under PROMESA.

•On July 18, 2017, AGM and AGC filed a motion for relief in the Federal District Court for Puerto Rico from the automatic stay filed in the PREPA Title III Bankruptcy proceeding. The court denied the motion on September 14, 2017, but on August 8, 2018, the First Circuit vacated and remanded the court’s decision. On October 3, 2018, AGM and AGC, together with other bond insurers, filed a motion with the court to lift the automatic stay to commence an action against PREPA for the appointment of a receiver. On May 3, 2019, AGM and AGC entered into the PREPA RSA, but on March 8, 2022, the Commonwealth and PREPA terminated the PREPA RSA. Given the termination of

Assured Guaranty Municipal Corp.
Notes to Consolidated Financial Statements, Continued
the PREPA RSA, the Company is considering several options to enforce its rights in respect of insured PREPA bonds, including, among other things, a renewal of the motion to lift the automatic stay and seek the appointment of a receiver.

•On May 20, 2019, the FOMB and the Official Committee of Unsecured Creditors filed an adversary complaint in the Federal District Court for Puerto Rico challenging the validity, enforceability, and extent of security interests in PRHTA revenues. On July 24, 2019, Judge Swain announced a court-imposed stay of a series of adversary proceedings and contested matters, which include this proceeding, through November 30, 2019, with a mandatory mediation element; Judge Swain extended the stay through December 31, 2019, and subsequently extended the stay again pending further order of the court on the understanding that these issues will be resolved in other proceedings.

•On September 30, 2019, certain fuel line lenders filed an amended adversary complaint against the FOMB and other parties, including AGC and AGM, seeking subordination of PREPA bondholder claims to fuel line lender claims. The FOMB filed a status report on May 15, 2020 regarding PREPA’s financial condition and its request for approval of the PREPA RSA settlement, in which it requested that it be permitted to file an updated report by July 31, 2020, that all proceedings related to the approval of the PREPA RSA settlement continue to be adjourned, and that the hearing in this adversary proceeding scheduled for June 3, 2020 be adjourned. On May 22, 2020, the Title III Court issued an order to that effect.

•On October 30, 2019, the retirement system for PREPA employees (SREAEE) filed an amended adversary complaint in the Federal District Court for Puerto Rico against the FOMB and other parties, seeking subordination of PREPA bondholder claims to SREAEE claims. The FOMB filed a status report on May 15, 2020 regarding PREPA’s financial condition and its request for approval of the PREPA RSA settlement, in which it requested that it be permitted to file an updated report by July 31, 2020, that all proceedings related to the approval of the PREPA RSA settlement continue to be adjourned, and that the hearing in this adversary proceeding scheduled for June 3, 2020 be adjourned. On May 22, 2020, the Title III Court issued an order to that effect.

•On January 16, 2020, the FOMB, on behalf of the PRHTA, brought an adversary proceeding in the Federal District Court for Puerto Rico against AGM and AGC and other insurers of PRHTA bonds, objecting to the bond insurers claims in the PRHTA Title III proceedings and seeking to disallow such claims. Considering the Plan Support Agreement, on May 25, 2021, Judge Swain stayed the participation of AGM and AGC.

Dismissed Complaint. On June 26, 2021, the GDB Debt Recovery Authority, through its servicer and collateral monitor and as a holder of PRHTA subordinated debt, brought an adversary proceeding in the Federal District Court for Puerto Rico against AGM, AGC and others challenging the resolution of the PRHTA priority issues set forth in the HTA/CCDA PSA. On August 26, 2021, AGM and AGC filed a motion to dismiss the complaint, which was granted on October 29, 2021.

Puerto Rico Par and Debt Service Schedules

    All Puerto Rico exposures are internally rated BIG, except PBA and PRHTA (Transportation revenue) second-to-pay policies on affiliate exposures which are rated AA based on the obligation of the Company’s affiliate to pay under its insurance policy if the obligor fails to pay. The following tables show the Company’s insured exposure to general obligation bonds of Puerto Rico and various obligations of its related authorities and public corporations.

Puerto Rico
Gross Par and Gross Debt Service Outstanding

	Gross Par Outstanding		Gross Debt Service Outstanding
	As of December 31,		As of December 31,
	2021	2020	2021	2020
	(in millions)
Exposure to Puerto Rico	$2,496	$2,611	$3,525	$3,772

Assured Guaranty Municipal Corp.
Notes to Consolidated Financial Statements, Continued
Puerto Rico
Net Par Outstanding

	As of December 31,
	2021	2020
	(in millions)
Puerto Rico Exposures Subject to a Plan or Support Agreement
Commonwealth of Puerto Rico - GO (1)	$574	$574
PBA (Second-to-pay policies on affiliate exposure) (1)	2	2
Total GO/PBA Plan	576	576
PRHTA (Transportation revenue)	154	165
PRHTA (Transportation revenue) (Second-to-pay policies on affiliate exposure)	79	79
PRHTA (Transportation revenue) total	233	244
PRHTA (Highway revenue)	381	399
Total HTA/CCDA PSA	614	643
Total Subject to a Plan or Support Agreement	1,190	1,219

Other Puerto Rico Exposures
PREPA	469	489
MFA (2)	126	151
Total Other Puerto Rico Exposures	595	640

Total net exposure to Puerto Rico	$1,785	$1,859
_____________________
(1)    On March 15, 2022, the Modified Eighth Amended Title III Joint Plan of Adjustment, confirmed on January 18, 2022, was consummated, pursuant to which the Company, among other things, fully paid claims on all of its insured Puerto Rico GO bonds (other than certain GO bonds whose holders made certain elections), reducing the Company's net par exposure to insured Puerto Rico GO bonds to approximately $9 million as of March 15, 2022. On the same date and pursuant to the same Plan of Adjustment, its affiliate fully paid claims on $0.3 million of its PBA bonds, reducing its exposure from $2.3 million to $2.0 million as of March 15, 2022.
(2)    All debt service on this insured exposure has been paid to date without any insurance claim being made on the Company.

    The following table shows the scheduled amortization of the insured general obligation bonds of Puerto Rico and various obligations of its related authorities and public corporations rated BIG by the Company. The Company guarantees payments of interest and principal when those amounts are scheduled to be paid and cannot be required to pay on an accelerated basis, although in certain circumstances it may elect to do so. In the event that obligors default on their obligations, the Company would only be required to pay the shortfall between the debt service due in any given period and the amount paid by the obligors.

Assured Guaranty Municipal Corp.
Notes to Consolidated Financial Statements, Continued
Amortization Schedule of Puerto Rico BIG Net Par Outstanding and Net Debt Service Outstanding
As of December 31, 2021

	Scheduled BIG Net Par Amortization	Scheduled BIG Net Debt Service Amortization
	(in millions)
2022 (January 1 - March 31)	$—	$41
2022 (April 1 - June 30)	—	2
2022 (July 1 - September 30)	108	148
2022 (October 1 - December 31)	—	2
Subtotal 2022	108	193
2023	128	208
2024	150	224
2025	140	205
2026	101	161
2027-2031	520	745
2032-2036	487	584
2037	70	74
Total	$1,704	$2,394

Exposure to the U.S. Virgin Islands

    As of December 31, 2021, the Company had $313 million insured net par outstanding to the U.S. Virgin Islands and its related authorities (USVI), virtually all of which it rated BIG (up from $141 million BIG as of December 31, 2020). The
BIG USVI net par outstanding consisted of (i) bonds secured by a lien on matching fund revenues related to excise taxes on products produced in the USVI and exported to the U.S., primarily rum, (ii) Public Finance Authority bonds secured by a gross receipts tax and the general obligation, full faith and credit pledge of the USVI and (iii) bonds of the Virgin Islands Water and
Power Authority secured by a net revenue pledge of the electric system. The COVID-19 pandemic and evolving governmental and private responses to the pandemic have been impacting the USVI economy, especially the tourism sector. The USVI is benefiting from the federal response to the 2017 hurricanes and COVID-19 and has made its debt service payments to date, but is experiencing fiscal pressure.

3.    Expected Loss to be Paid (Recovered)

Accounting Policy

    Expected loss to be paid (recovered) is equal to the present value of expected future cash outflows for loss and loss adjustment expense (LAE) payments, net of: (i) inflows for expected salvage, subrogation and other recoveries; and (ii) excess spread on underlying collateral, as applicable. Cash flows are discounted at current risk-free rates. The Company updates the discount rates each quarter and reflects the effect of such changes in economic loss development. Net expected loss to be paid (recovered) is also net of amounts ceded to reinsurers. The Company’s net expected loss to be paid (recovered) incorporates management’s probability weighted estimates of all possible scenarios.

    Expected cash outflows and inflows are probability weighted cash flows that reflect management's assumptions about the likelihood of all possible outcomes based on all information available to the Company. Those assumptions consider the relevant facts and circumstances and are consistent with the information tracked and monitored through the Company's risk-management activities. Expected loss to be paid (recovered) is important from a liquidity perspective in that it represents the present value of amounts that the Company expects to pay or recover in future periods for all contracts.

Management compiles and analyzes loss information for all exposures on a consistent basis, in order to effectively evaluate and manage the economics and liquidity of the entire insured portfolio. The Company monitors and assigns ratings and calculates expected loss to be paid (recovered) in the same manner for all its exposures regardless of form or differing accounting models. This note provides information regarding expected claim payments to be made under all contracts in the insured portfolio.
In circumstances where the Company has purchased its own insured obligations that had expected losses, and in cases where issuers of insured obligations elected or the Company and an issuer mutually agreed as part of a negotiation to deliver the

Assured Guaranty Municipal Corp.
Notes to Consolidated Financial Statements, Continued
underlying collateral, insured obligation or a new security to the Company, expected loss to be paid (recovered) is reduced and the asset received is prospectively accounted for under the applicable guidance for that instrument. Insured obligations with expected losses that were purchased by the Company are referred to as loss mitigation securities and are recorded in the investment portfolio, at fair value excluding the value of the Company's insurance. For loss mitigation securities, the difference between the purchase price of the insured obligation and the fair value excluding the value of the Company's insurance (on the date of acquisition) is treated as a paid loss. See Note 6, Investments and Cash and Note 8, Fair Value Measurement.

Economic loss development represents the change in net expected loss to be paid (recovered) attributable to the effects of changes in assumptions based on observed market trends, changes in discount rates, accretion of discount and the economic effects of loss mitigation efforts.

    The insured portfolio includes policies accounted for under three separate accounting models depending on the characteristics of the contract and the Company's control rights. The three models are: (1) insurance as described in “Financial Guaranty Insurance Losses” in Note 4, Contracts Accounted for as Insurance, (2) derivatives as described in Note 8, Fair Value Measurement, and (3) FG VIE consolidation as described in Note 7, Variable Interest Entities. The Company has expected loss to be paid (recovered) on policies which fall under the insurance and FG VIE accounting models. There was no expected loss to be paid (recovered) for credit derivative contracts as of December 31, 2021 and 2020.

Loss Estimation Process

    The Company’s loss reserve committees estimate expected loss to be paid (recovered) for all contracts by reviewing analyses that consider various scenarios with corresponding probabilities assigned to them. Depending upon the nature of the risk, the Company’s view of the potential size of any loss and the information available to the Company, that analysis may be based upon individually developed cash flow models, internal credit rating assessments, sector-driven loss severity assumptions and/or judgmental assessments. The Company monitors the performance of its transactions with expected losses and each quarter the Company’s loss reserve committees review and refresh their loss projection assumptions, scenarios and the probabilities they assign to those scenarios based on actual developments during the period and their view of future performance.

    The financial guaranties issued by the Company insure the credit performance of the guaranteed obligations over an extended period of time, in some cases over 30 years, and in most circumstances the Company has no right to cancel such financial guaranties. As a result, the Company's estimate of ultimate loss on a policy is subject to significant uncertainty over the life of the insured transaction. Credit performance can be adversely affected by economic, fiscal and financial market variability over the life of most contracts.

    The Company does not use traditional actuarial approaches to determine its estimates of expected losses. The determination of expected loss to be paid (recovered) is an inherently subjective process involving numerous estimates, assumptions and judgments by management, using both internal and external data sources with regard to frequency, severity of loss, economic projections, governmental actions, negotiations, recovery rates, delinquency and prepayment rates (with respect to RMBS), timing of cash flows, and other factors that affect credit performance. These estimates, assumptions and judgments, and the factors on which they are based, may change materially over a reporting period, and have a material effect on the Company's financial statements. Each quarter, the Company may revise its scenarios and update its assumptions, including the probability weightings of its scenarios based on public information as well as nonpublic information obtained through its surveillance and loss mitigation activities. Such information includes management's view of the potential impact of COVID-19 on its distressed exposures. Management assesses the possible implications of such information on each insured obligation, considering the unique characteristics of each transaction.

    Changes over a reporting period in the Company’s loss estimates for municipal obligations supported by specified revenue streams, such as revenue bonds issued by toll road authorities, municipal utilities or airport authorities, generally will be influenced by factors impacting their revenue levels, such as changes in demand; changing demographics; and other economic factors, especially if the obligations do not benefit from financial support from other tax revenues or governmental authorities. Changes over a reporting period in the Company’s loss estimates for its tax-supported public finance transactions generally will be influenced by factors impacting the public issuer’s ability and willingness to pay, such as changes in the economy and population of the relevant area; changes in the issuer’s ability or willingness to raise taxes, decrease spending or receive federal assistance; new legislation; rating agency actions that affect the issuer’s ability to refinance maturing obligations or issue new debt at a reasonable cost; changes in the priority or amount of pensions and other obligations owed to workers; developments in restructuring or settlement negotiations; and other political and economic factors. Changes in loss estimates may also be affected by the Company’s loss mitigation efforts and other variables.

Assured Guaranty Municipal Corp.
Notes to Consolidated Financial Statements, Continued
Changes in the Company’s loss estimates for structured finance transactions generally will be influenced by factors impacting the performance of the assets supporting those transactions. For example, changes over a reporting period in the Company’s loss estimates for its RMBS transactions may be influenced by factors such as the level and timing of loan defaults experienced; changes in housing prices; results from the Company’s loss mitigation activities; and other variables.

Actual losses will ultimately depend on future events or transaction performance and may be influenced by many interrelated factors that are difficult to predict. As a result, the Company’s current projections of losses may be subject to considerable volatility and may not reflect the Company’s ultimate claims paid.

    In some instances, the terms of the Company's policy or the terms of certain workout orders and resolutions give it the option to pay principal losses that have been recognized in the transaction but which it is not yet required to pay, thereby reducing the amount of guaranteed interest due in the future. The Company has sometimes exercised this option, which uses cash but reduces projected future losses.

Net Expected Loss to be Paid (Recovered) and Net Economic Loss Development (Benefit)
by Accounting Model

	Net Expected Loss to be Paid (Recovered)		Net Economic Loss Development (Benefit)
	As of December 31,		Year Ended December 31,
Accounting Model	2021	2020	2021	2020
	(in millions)
Insurance (see Notes 4 and 5)	$(1)	$34	$(135)	$(25)
FG VIEs (see Note 7)	49	60	(12)	4
Total	$48	$94	$(147)	$(21)

The following tables present a roll forward of net expected loss to be paid (recovered) for all contracts under all accounting models (insurance, derivative and FG VIE). The Company used risk-free rates for U.S. dollar denominated obligations that ranged from 0.00% to 1.98% with a weighted average of 1.23% as of December 31, 2021 and 0.00% to 1.72% with a weighted average of 0.69% as of December 31, 2020. Expected losses to be paid consisted of $40 million for U.S. dollar denominated transactions and $8 million for non-U.S. dollar denominated transactions as of December 31, 2021. Expected losses to be paid were $66 million and $28 million for U.S. dollar denominated transactions and non-U.S. dollar denominated transactions, respectively, as of December 31, 2020. The Company used risk-free rates for non-U.S. dollar denominated obligations that ranged from 0.00% to 1.20% with a weighted average of 0.41% as of December 31, 2021 and 0.00% to 0.75% with a weighted average of 0.00% as of December 31, 2020.

Net Expected Loss to be Paid (Recovered)
Roll Forward

	Year Ended December 31,
	2021	2020
	(in millions)
Net expected loss to be paid (recovered), beginning of period	$94	$215
Economic loss development (benefit) due to:
Accretion of discount	1	2
Changes in discount rates	(3)	(13)
Changes in timing and assumptions	(145)	(10)
Total economic loss development (benefit)	(147)	(21)
Net (paid) recovered losses	101	(100)
Net expected loss to be paid (recovered), end of period	$48	$94

Assured Guaranty Municipal Corp.
Notes to Consolidated Financial Statements, Continued
Net Expected Loss to be Paid (Recovered)
Roll Forward by Sector

	Year Ended December 31, 2021
Sector	Net Expected Loss to be Paid (Recovered) as of December 31, 2020	Economic Loss Development (Benefit)	Net (Paid) Recovered Losses (1)	Net Expected Loss to be Paid (Recovered) as of December 31, 2021
	(in millions)
Public finance:
U.S. public finance	$(8)	$(71)	$32	$(47)
Non-U.S. public finance	29	(18)	(2)	9
Public finance	21	(89)	30	(38)
Structured finance:
U.S. RMBS	66	(57)	72	81
Other structured finance	7	(1)	(1)	5
Structured finance	73	(58)	71	86
Total	$94	$(147)	$101	$48

	Year Ended December 31, 2020
Sector	Net Expected Loss to be Paid (Recovered) as of December 31, 2019	Economic Loss Development (Benefit)	Net (Paid) Recovered Losses (1)	Net Expected Loss to be Paid (Recovered) as of December 31, 2020
	(in millions)
Public finance:
U.S. public finance	$143	$6	$(157)	$(8)
Non-U.S. public finance	19	10	—	29
Public finance	162	16	(157)	21
Structured finance:
U.S. RMBS	45	(37)	58	66
Other structured finance	8	—	(1)	7
Structured finance	53	(37)	57	73
Total	$215	$(21)	$(100)	$94
____________________
(1)     Net of ceded paid losses, whether or not such amounts have been settled with reinsurers. Ceded paid losses are typically settled 45 days after the end of the reporting period. Such amounts are recorded as reinsurance recoverable on paid losses in “other assets”.

    The tables above include: (i) LAE paid of $10 million and $7 million for the years ended December 31, 2021 and 2020, respectively; and (ii) expected LAE to be paid of $8 million as of both December 31, 2021 and December 31, 2020.

Selected U.S. Public Finance Transactions

    The Company insured general obligation bonds of the Commonwealth of Puerto Rico and various obligations of its related authorities and public corporations aggregating $1.8 billion net par outstanding as of December 31, 2021, $1.7 billion of which was BIG. For additional information regarding the Company’s Puerto Rico exposure, see “Exposure to Puerto Rico” in Note 2, Outstanding Exposure.

In the fourth quarter of 2021, the Company sold a portion of its salvage and subrogation recoverable asset associated with certain matured Puerto Rico GO and PREPA exposures on which the Company had previously paid claims. This sale resulted in proceeds of $176 million, which is included in “net (paid) recovered losses” in the tables above. Also in the fourth quarter of 2021, the Company updated its assumptions for the value of the CVIs and recovery bonds to be received under the GO/PBA Plan and other settlements. During 2021, the Company also incorporated refinements to reflect certain terms of the Puerto Rico support agreements.

Assured Guaranty Municipal Corp.
Notes to Consolidated Financial Statements, Continued
    On February 25, 2015, a plan of adjustment resolving the bankruptcy filing of the City of Stockton, California under chapter 9 of the Bankruptcy Code became effective. As of December 31, 2021, the Company’s net par outstanding subject to the plan consisted of $55 million of pension obligation bonds. As part of the plan of adjustment, the City will repay claims paid on the pension obligation bonds from certain fixed payments and certain variable payments contingent on the City’s revenue growth..

    The Company projects its total net recovery across its troubled U.S. public finance exposures as of December 31, 2021, including those mentioned above, to be $47 million compared with a net expected recovery of $8 million as of December 31, 2020.

    The economic benefit for U.S. public finance transactions was $71 million in 2021, which was primarily attributable to Puerto Rico exposures. The changes attributable to the Company’s Puerto Rico exposures reflect adjustments the Company made to the assumptions it used in its scenarios based on the public information as discussed under “Exposure to Puerto Rico” in Note 2, Outstanding Exposure as well as nonpublic information related to its loss mitigation activities during the period.

Selected Non - U.S. Public Finance Transactions

    Expected loss to be paid for non-U.S. public finance transactions was $9 million as of December 31, 2021, compared with $29 million as of December 31, 2020, primarily consisting of: (i) an obligation backed by the availability and toll revenues of a major arterial road, which has been underperforming due to higher costs compared with expectations at underwriting, and (ii) an obligation for which the Company has been paying claims because of the impact of negative Euro Interbank Offered Rate (Euribor) on the transaction. The economic benefit for non-U.S. public finance transactions, including those mentioned above, was approximately $18 million during 2021 and was primarily attributable to the impact of higher Euribor, improved performance outlook in certain road exposures and the restructuring of certain exposures.

U.S. RMBS Loss Projections

The Company projects losses on its insured U.S. RMBS on a transaction-by-transaction basis by projecting the performance of the underlying pool of mortgages over time and then applying the structural features (i.e., payment priorities and tranching) of the RMBS and any expected representation and warranty (R&W) recoveries/payables to the projected performance of the collateral over time. The resulting projected claim payments or reimbursements are then discounted using risk-free rates.

The further behind mortgage borrowers fall in making payments, the more likely it is that they will default. The rate at which borrowers from a particular delinquency category (number of monthly payments behind) eventually default is referred to as the “liquidation rate.” The Company derives its liquidation rate assumptions from observed roll rates, which are the rates at which loans progress from one delinquency category to the next and eventually to default and liquidation. The Company applies liquidation rates to the mortgage loan collateral in each delinquency category and makes certain timing assumptions to project near-term mortgage collateral defaults from loans that are currently delinquent.

Mortgage borrowers that are not behind on payments and have not fallen two or more payments behind in the last two years (generally considered performing borrowers) have demonstrated an ability and willingness to pay through challenging economic periods, and as a result are viewed as less likely to default than delinquent borrowers or those that have experienced delinquency recently. Performing borrowers that eventually default will also need to progress through delinquency categories before any defaults occur. The Company projects how many of the currently performing loans will default and when they will default, by first converting the projected near term defaults of delinquent borrowers derived from liquidation rates into a vector of conditional default rates (CDR), then projecting how the CDR will develop over time. Loans that are defaulted pursuant to the CDR after the near-term liquidation of currently delinquent loans represent defaults of currently performing loans and projected re-performing loans. A CDR is the outstanding principal amount of defaulted loans liquidated in the current month divided by the remaining outstanding amount of the whole pool of loans (collateral pool balance). The collateral pool balance decreases over time as a result of scheduled principal payments, partial and whole principal prepayments, and defaults.

In order to derive collateral pool losses from the collateral pool defaults it has projected, the Company applies a loss severity. The loss severity is the amount of loss the transaction experiences on a defaulted loan after the application of net proceeds from the disposal of the underlying property. The Company projects loss severities by sector and vintage based on its experience to date. The Company continues to update its evaluation of these loss severities as new information becomes available.

Assured Guaranty Municipal Corp.
Notes to Consolidated Financial Statements, Continued
The Company projects the overall future cash flow from a collateral pool by adjusting the payment stream from the principal and interest contractually due on the underlying mortgages for the collateral losses it projects as described above; assumed voluntary prepayments; and servicer advances. The Company then applies an individual model of the structure of the transaction to the projected future cash flow from that transaction’s collateral pool to project the Company’s future claims and claim reimbursements for that individual transaction. Finally, the projected claims and reimbursements are discounted using risk-free rates. The Company runs several sets of assumptions regarding mortgage collateral performance, or scenarios, and probability weights them.

Each period the Company makes a judgment as to whether to change the assumptions it uses to make RMBS loss projections based on its observation during the period of the performance of its insured transactions (including early-stage delinquencies, late-stage delinquencies and loss severity) as well as the residential property market and economy in general, and, to the extent it observes changes, it makes a judgment as to whether those changes are normal fluctuations or part of a trend. The assumptions that the Company uses to project RMBS losses are shown in the sections below.

Net Economic Loss Development (Benefit)
U.S. RMBS

	Year Ended December 31,
	2021	2020
	(in millions)
First lien U.S. RMBS	$7	$(24)
Second lien U.S. RMBS.	(64)	(13)

As of December 31, 2021, the Company had a net R&W payable of $41 million to R&W counterparties, compared with a net R&W payable of $83 million as of December 31, 2020. The Company’s agreements with providers of R&W generally provide for reimbursement to the Company as claim payments are made and, to the extent the Company later receives reimbursements of such claims from excess spread or other sources, for the Company to provide reimbursement to the R&W providers. When the Company projects receiving more reimbursements in the future than it projects to pay in claims on transactions covered by R&W settlement agreements, the Company reports a net R&W payable.

First Lien U.S. RMBS Loss Projections: Alt-A, Prime, Option ARM and Subprime

    The majority of projected losses in first lien RMBS transactions are expected to come from non-performing mortgage loans (those that are or have recently been two or more payments behind, have been modified, are in foreclosure, or have been foreclosed upon). Changes in the amount of non-performing loans from the amount projected in the previous period are one of the primary drivers of loss projections in this portfolio. In order to determine the number of defaults resulting from these delinquent and foreclosed loans, the Company applies a liquidation rate assumption to loans in each of various non-performing categories. The Company arrived at its liquidation rates based on data purchased from a third-party provider and assumptions about how delays in the foreclosure process and loan modifications may ultimately affect the rate at which loans are liquidated. Each quarter the Company reviews recent data and (if necessary) adjusts its liquidation rates based on its observations. The following table shows liquidation assumptions for various non-performing and re-performing categories.

Assured Guaranty Municipal Corp.
Notes to Consolidated Financial Statements, Continued
First Lien Liquidation Rates

	As of December 31,
	2021	2020
Current but recently delinquent (1)
Alt-A and Prime	20%	20%
Option ARM	20	20
Subprime	20	20
30 - 59 Days Delinquent
Alt-A and Prime	35	35
Option ARM	35	35
Subprime	30	30
60 - 89 Days Delinquent
Alt-A and Prime	40	40
Option ARM	45	45
Subprime	40	40
90 + Days Delinquent
Alt-A and Prime	55	55
Option ARM	60	60
Subprime	45	45
Bankruptcy
Alt-A and Prime	45	45
Option ARM	50	50
Subprime	40	40
Foreclosure
Alt-A and Prime	60	60
Option ARM	65	65
Subprime	55	55
Real Estate Owned
All	100	100
____________________
(1)    Prior to the third quarter of 2021, the Company included current loans that had missed one payment (30+ days delinquent) within the last 12 months in this category. The Company observed that during the COVID-19 pandemic: (i) loans that became 60+ days delinquent may have elevated future default risk for longer than a year; and (ii) there may be an increased number of loans that missed only a single payment that should not be considered at elevated risk of default. Based on this view, starting in the third quarter of 2021, the Company includes only current loans that had been 60+ days delinquent within the last 24 months in this category, rather than current loans that had been 30+ days delinquent in the past 12 months.

    Towards the end of the first quarter of 2020, lenders began offering mortgage borrowers the option to forbear interest and principal payments of their loans due to the COVID-19 pandemic, and to repay such amounts at a later date. This resulted in an increase in early-stage delinquencies in RMBS transactions during the second quarter of 2020 and late-stage delinquencies during the second half of 2020. Until the third quarter of 2021, the Company’s expected loss estimate assumed that some delinquencies were due to COVID-19 related forbearances, and had applied a liquidation rate of 20% to such loans, which was the same liquidation rate assumption used when estimating expected losses for current loans that were recently modified or delinquent. A substantial portion of the loans have resolved favorably, and the Company now expects that the loans that continue to be delinquent will default at a higher rate than the original overall assumption of 20%. Therefore, the Company discontinued the segregation of COVID-19 related forbearances and the application of a special 20% liquidation rate to such COVID-19 forbearances. Beginning in the third quarter of 2021, the Company includes remaining COVID-19 forbearance loans in the relevant delinquency categories consistent with all other loans. Assuming all other variables are held constant, applying the higher liquidation rates to the previously forborne loans that remain delinquent, rather than the previous assumption of 20% that was applied to all COVID-19 forborne loans, did not significantly increase expected losses on this cohort.

Assured Guaranty Municipal Corp.
Notes to Consolidated Financial Statements, Continued
While the Company uses liquidation rates as described above to project defaults of non-performing loans (including current loans that were recently modified or delinquent ), it projects defaults on presently current loans by applying a CDR curve. The start of that CDR curve is based on the defaults the Company projects will emerge from currently nonperforming, recently nonperforming and modified loans. The total amount of expected defaults from the non-performing loans is translated into a constant CDR (i.e., the CDR plateau), which, if applied for each of the next 36 months, would be sufficient to produce approximately the amount of defaults that was calculated to emerge from the various delinquency categories. The CDR thus calculated individually on the delinquent collateral pool for each RMBS is then used as the starting point for the CDR curve used to project defaults of the presently performing loans.

In the most heavily weighted scenario (the base case), after the initial 36-month CDR plateau period, each transaction’s CDR is projected to improve over 12 months to an intermediate CDR (calculated as 20% of its CDR plateau); that intermediate CDR is held constant and then steps to a final CDR of 5% of the CDR plateau. In the base case, the Company assumes the final CDR will be reached 1.5 years after the initial 36-month CDR plateau period. Under the Company’s methodology, defaults projected to occur in the first 36 months represent defaults that can be attributed to loans that were recently modified or delinquent or that are currently delinquent or in foreclosure, while the defaults projected to occur using the projected CDR trend after the first 36 month period represent defaults attributable to borrowers that are currently performing or are projected to reperform.

Another important driver of loss projections is loss severity, which is the amount of loss the transaction incurs on a loan after the application of net proceeds from the disposal of the underlying property. The Company assumes in the base case that recent (still historically elevated) loss severities will improve after loans with accumulated delinquencies and foreclosure cost are liquidated. The Company is assuming in the base case that the recent levels generally will continue for another 18 months. The Company determines its initial loss severity based on actual recent experience. Each quarter the Company reviews available data and (if necessary) adjusts its severities based on its observations. The Company then assumes that loss severities begin returning to levels consistent with underwriting assumptions beginning after the initial 18-month period, declining to 40% in the base case over 2.5 years.

The following table shows the range as well as the average, weighted by outstanding net insured par, for key assumptions used in the calculation of expected loss to be paid (recovered) for individual transactions for vintage 2004 - 2008 first lien U.S. RMBS.

Assured Guaranty Municipal Corp.
Notes to Consolidated Financial Statements, Continued
Key Assumptions in Base Case Expected Loss Estimates
First Lien U.S. RMBS

	As of December 31, 2021		As of December 31, 2020
	Range	Weighted Average	Range	Weighted Average
Alt-A and Prime
Plateau CDR	3.1% - 11.6%	6.3%	3.5% - 9.7%	5.8%
Final CDR	0.2% - 0.6%	0.3%	0.2% - 0.5%	0.3%
Initial loss severity:
2005 and prior	60%		60%
2006	60%		70%
2007+	60%		70%
Option ARM
Plateau CDR	3.3% - 6.3%	5.0%	2.8% - 6.4%	5.1%
Final CDR	0.2% - 0.3%	0.2%	0.1% - 0.3%	0.3%
Initial loss severity:
2005 and prior	60%		60%
2006	60%		60%
2007+	60%		60%
Subprime
Plateau CDR	3.8% - 8.6%	6.5%	4.4% - 7.5%	5.6%
Final CDR	0.2% - 0.4%	0.3%	0.2% - 0.4%	0.3%
Initial loss severity:
2005 and prior	60%		60%
2006	60%		70%
2007+	60%		70%

The rate at which the principal amount of loans is voluntarily prepaid may impact both the amount of losses projected (since that amount is a function of the CDR, the loss severity and the loan balance over time) as well as the amount of excess spread (the amount by which the interest paid by the borrowers on the underlying loan exceeds the amount of interest owed on the insured obligations). The assumption for the voluntary conditional prepayment rate (CPR) follows a pattern similar to that of the CDR. The current level of voluntary prepayments is assumed to continue for the plateau period before gradually increasing over 12 months to the final CPR, which is assumed to be 15% in the base case. For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant and the final CPR is not used. These CPR assumptions are the same as those the Company used for December 31, 2020.

In the third quarter of 2021, the Company implemented a new recovery assumption into its reserving model to reflect observed trends in recoveries of deferred principal balances of modified first lien loans that had been previously written off. The Company now assumes that 20% of the deferred loan balances will eventually be recovered upon sale of the collateral or refinancing of the loans. The addition of this new assumption resulted in an economic benefit of $13 million.

In estimating expected losses, the Company modeled and probability weighted sensitivities for first lien transactions by varying its assumptions of how fast a recovery is expected to occur. One of the variables used to model sensitivities was how quickly the CDR returned to its modeled equilibrium, which was defined as 5% of the initial CDR. The Company also stressed CPR and the speed of recovery of loss severity rates. The Company probability weighted a total of five scenarios as of December 31, 2021 and December 31, 2020.

Total expected loss to be paid on all first lien U.S. RMBS was $74 million and $43 million as of December 31, 2021 and December 31, 2020, respectively. The $7 million economic loss development in 2021 for first lien U.S. RMBS transactions was primarily attributable to lower excess spread and deterioration in certain transactions, which was partially offset by the implementation of a recovery assumption for deferred principal balances that had previously been written off and changes in severity assumptions. Other changes (such as changes in discount rates) were substantially offset by the removal of the liquidation rate previously applied to the COVID-19 forbearances.

Assured Guaranty Municipal Corp.
Notes to Consolidated Financial Statements, Continued
Certain transactions benefit from excess spread when they are supported by large portions of fixed rate assets (either originally fixed or modified to be fixed) but have insured floating rate debt linked to LIBOR. An increase in projected LIBOR decreases excess spread, while lower LIBOR results in higher excess spread. LIBOR is anticipated to be discontinued after June 30, 2023, and it is not yet clear how this will impact the calculation of the various interest rates in this portfolio referencing LIBOR.

The Company used a similar approach to establish its pessimistic and optimistic scenarios as of December 31, 2021 as it used as of December 31, 2020, increasing and decreasing the periods of stress from those used in the base case.

In the Company’s most stressful scenario where loss severities were assumed to rise and then recover over nine years and the initial ramp-down of the CDR was assumed to occur over 15 months, expected loss to be paid would increase from current projections by approximately $17 million for all first lien U.S. RMBS transactions. In the Company's least stressful scenario where the CDR plateau was six months shorter (30 months, effectively assuming that liquidation rates would improve) and the CDR recovery was more pronounced (including an initial ramp-down of the CDR over nine months), expected loss to be paid would decrease from current projections by approximately $15 million for all first lien U.S. RMBS transactions.

Second Lien U.S. RMBS Loss Projections

Second lien RMBS transactions include both home equity lines of credit (HELOC) and closed end second lien mortgages. The Company believes the primary variable affecting its expected losses in second lien RMBS transactions is the amount and timing of future losses or recoveries in the collateral pool supporting the transactions. Expected losses are also a function of the structure of the transaction, the CPR of the collateral, the interest rate environment, and assumptions about loss severity.

In second lien transactions, the projection of near-term defaults from currently delinquent loans is relatively straightforward because loans in second lien transactions are generally “charged off” (treated as defaulted) by the securitization’s servicer once the loan is 180 days past due. The Company estimates the amount of loans that will default over the next six months by calculating current representative liquidation rates. Second lien transactions have seen an increase in delinquencies because of COVID-19 related forbearances. As in the case of first lien transactions, starting in the third quarter of 2021, the Company includes remaining COVID-19 forbearance loans in the relevant delinquency categories consistent with all other loans. Assuming all other variables are held constant, applying the higher liquidation rates to the previously forborne loans that remain delinquent, rather than the previous assumption of 20% that was applied to all COVID-19 forborne loans, increased expected losses by approximately $9 million for second lien transactions.

Similar to first liens, the Company then calculates a CDR for six months, which is the period over which the currently delinquent collateral is expected to be liquidated. That CDR is then used as the basis for the plateau CDR period that follows the embedded plateau losses.

For the base case scenario, the CDR (the plateau CDR) was held constant for six months. Once the plateau period has ended, the CDR is assumed to gradually trend down in uniform increments to its final long-term steady state CDR. (The long-term steady state CDR is calculated as the constant CDR that would have yielded the amount of losses originally expected at underwriting.) In the base case scenario, the time over which the CDR trends down to its final CDR is 28 months. Therefore, the total stress period for second lien transactions is 34 months, representing six months of delinquent loan liquidations, followed by 28 months of decrease to the steady state CDR, the same as of December 31, 2020.

HELOC loans generally permit the borrower to pay only interest for an initial period (often ten years) and, after that period, require the borrower to make both the monthly interest payment and a monthly principal payment. This causes the borrower's total monthly payment to increase, sometimes substantially, at the end of the initial interest-only period.

    The HELOC loans underlying the Company’s insured HELOC transactions are now past their original interest-only reset date, although a significant number of HELOC loans were modified to extend the original interest-only period. The Company does not apply a CDR increase when such loans are projected to reach their principal amortization period due to the likelihood that those loans will either prepay or once again have their interest-only periods extended. In addition, based on recent trends, in the third quarter of 2021, the Company reduced the CDR floor from 2.5% to 1.0%, as the future steady state CDR on all its HELOC transactions.

When a second lien loan defaults, there is generally a low recovery. The Company assumed, as of December 31, 2021 and December 31, 2020, that it will generally recover 2% of future defaulting collateral at the time of charge-off, with

Assured Guaranty Municipal Corp.
Notes to Consolidated Financial Statements, Continued
additional amounts of post charge-off recoveries projected to come in over time. A second lien on the borrower’s home may be retained in the Company's second lien transactions after the loan is charged off and the loss applied to the transaction, particularly in cases where the holder of the first lien has not foreclosed. If the second lien is retained and the value of the home increases, the servicer may be able to use the second lien to increase recoveries, either by arranging for the borrower to resume payments or by realizing value upon the sale of the underlying real estate. The Company evaluates its assumptions quarterly based on actual recoveries of charged-off loans observed from period to period. In instances where the Company is able to obtain information on the lien status of charged-off loans, it assumes there will be a certain level of future recoveries of the balance of the charged-off loans where the second lien is still intact. In the third quarter of 2021, the Company increased its recovery assumption for charged-off loans from 20% to 30%, as shown in the table below, based on recent observed trends. The higher recovery assumption, together with higher actual recoveries and other information obtained on charged-off loans, resulted in a $49 million increase in expected recoveries. Such recoveries are assumed to be received evenly over the next five years. If the recovery rate increases to 40%, expected loss to be paid would decrease from current projections by approximately $29 million. If the recovery rate decreases to 20% expected loss to be paid would increase from current projections by approximately $29 million.
The rate at which the principal amount of loans is prepaid may impact both the amount of losses projected as well as the amount of excess spread. In the base case, an average CPR (based on experience of the past year) is assumed to continue until the end of the plateau before gradually increasing to the final CPR over the same period the CDR decreases. The final CPR is assumed to be 15% for second lien transactions (in the base case), which is lower than the historical average but reflects the Company’s continued uncertainty about the projected performance of the borrowers in these transactions. For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant and the final CPR is not used. This pattern is consistent with how the Company modeled the CPR as of December 31, 2020. To the extent that prepayments differ from projected levels it could materially change the Company’s projected excess spread and losses.

In estimating expected losses, the Company modeled and probability weighted five scenarios, each with a different CDR curve applicable to the period preceding the return to the long-term steady state CDR. The Company believes that the level of the elevated CDR and the length of time it will persist and the ultimate prepayment rate are the primary drivers behind the amount of losses the collateral will likely suffer.

Assured Guaranty Municipal Corp.
Notes to Consolidated Financial Statements, Continued
The following table shows the range as well as the average, weighted by net par outstanding, for key assumptions used in the calculation of expected loss to be paid (recovered) for individual transactions for vintage 2004 - 2008 HELOCs.

Key Assumptions in Base Case Expected Loss Estimates
HELOCs

	As of December 31, 2021		As of December 31, 2020
	Range	Weighted Average	Range	Weighted Average
Plateau CDR	12.3% - 33.2%	16.8%	7.2% - 17.4%	13.0%
Final CDR trended down to	1.0%		2.5% - 3.2%	2.5%
Liquidation rates:
Current but recently delinquent (1)	20%		20%
30 - 59 Days Delinquent	30		30
60 - 89 Days Delinquent	40		40
90+ Days Delinquent	60		60
Bankruptcy	55		55
Foreclosure	55		55
Real Estate Owned	100		100
Loss severity on future defaults	98%		98%
Projected future recoveries on previously charged-off loans	30%		20%
___________________
(1)    Prior to the third quarter of 2021, the Company included current loans that had missed one payment (30+ days delinquent) within the last 12 months in this category. The Company observed that during the COVID-19 pandemic: (i) loans that became 60+ days delinquent may have elevated future default risk for longer than a year; and (ii) there may be an increased number of loans that missed only a single payment that should not be considered at elevated risk of default. Based on this view, starting in the third quarter of 2021, the Company includes only current loans that had been 60+ days delinquent within the last 24 months in this category, rather than current loans that had been 30+ days delinquent in the past 12 months.

The Company continues to evaluate the assumptions affecting its modeling results. The Company believes the most important driver of its projected second lien RMBS losses is the performance of its HELOC transactions. Total expected loss to be paid on all second lien U.S. RMBS was $7 million as of December 31, 2021 and $23 million as of December 31, 2020. The $64 million economic benefit in 2021 was primarily attributable to higher recoveries for secured charged-off loans and improved performance in certain transactions.

The Company’s base case assumed a six month CDR plateau and a 28 month ramp-down (for a total stress period of 34 months). The Company also modeled a scenario with a longer period of elevated defaults and another with a shorter period of elevated defaults. In the Company's most stressful scenario, increasing the CDR plateau to eight months and increasing the ramp-down by three months to 31 months (for a total stress period of 39 months) would increase the expected loss by approximately $5 million for HELOC transactions. On the other hand, in the Company's least stressful scenario, reducing the CDR plateau to four months and decreasing the length of the CDR ramp-down to 25 months (for a total stress period of 29 months), and lowering the ultimate prepayment rate to 10% would decrease the expected loss by approximately $5 million for HELOC transactions.

Recovery Litigation

    In the ordinary course of its business, the Company asserts claims in legal proceedings against third parties to recover losses paid in prior periods or prevent or reduce losses in the future. The impact, if any, of these and other proceedings on the amount of recoveries the Company receives and losses it pays in the future is uncertain, and the impact of any one or more of these proceedings during any quarter or year could be material to the Company's financial statements.

The Company has asserted claims in a number of legal proceedings in connection with its exposure to Puerto Rico. See Note 2, Outstanding Exposure, for a discussion of the Company’s exposure to Puerto Rico and related recovery litigation being pursued by the Company.

Assured Guaranty Municipal Corp.
Notes to Consolidated Financial Statements, Continued
4.    Contracts Accounted for as Insurance

The portfolio of outstanding exposures discussed in Note 2, Outstanding Exposure and Note 3, Expected Loss to be Paid (Recovered), includes contracts that are accounted for as insurance contracts, derivatives, and consolidated FG VIEs. Amounts presented in this note relate only to contracts accounted for as insurance. See Note 8, Fair Value Measurement for information related to CDS and Note 7, Variable Interest Entities for amounts that are accounted for as consolidated FG VIEs.

Premiums

Accounting Policies

Financial guaranty contracts that meet the scope exception under derivative accounting guidance are subject to industry specific guidance for financial guaranty insurance. The accounting for contracts that fall under the financial guaranty insurance definition is consistent whether contracts are written on a direct basis, assumed from another financial guarantor, ceded to another insurer, or acquired in a business combination.

Premiums receivable represent the present value of contractual or expected future premium collections discounted using risk free rates. Unearned premium reserve represents deferred premium revenue, less claim payments made (net of recoveries received) that have not yet been recognized in the statement of operations (contra-paid). The following discussion relates to the deferred premium revenue component of the unearned premium reserve, while the contra-paid is discussed below under “Financial Guaranty Insurance Losses.”

The amount of deferred premium revenue at contract inception is determined as follows:

•For premiums received upfront on financial guaranty insurance contracts that were originally underwritten by the Company, deferred premium revenue is equal to the amount of cash received. Upfront premiums typically relate to public finance transactions.

•For premiums received in installments on financial guaranty insurance contracts that were originally underwritten by the Company, deferred premium revenue is the present value (discounted at risk free rates) of either: (i) contractual premiums due; or (ii) in cases where the underlying collateral is composed of homogeneous pools of assets, the expected premiums to be collected over the life of the contract. To be considered a homogeneous pool of assets, prepayments must be contractually allowable, the amount of prepayments must be probable, and the timing and amount of prepayments must be reasonably estimable. Installment premiums typically relate to structured finance and infrastructure transactions, where the insurance premium rate is determined at the inception of the contract but the insured par is subject to prepayment throughout the life of the transaction.

•For financial guaranty insurance contracts acquired in a business combination, deferred premium revenue is equal to the fair value of the Company’s stand-ready obligation portion of the insurance contract at the date of acquisition based on what a hypothetical similarly rated financial guaranty insurer would have charged for the contract at that date and not the actual cash flows under the insurance contract. The amount of deferred premium revenue may differ significantly from cash collections primarily due to fair value adjustments recorded in connection with a business combination.

    When the Company adjusts prepayment assumptions or expected premium collections for obligations backed by homogeneous pools of assets, an adjustment is recorded to the deferred premium revenue, with a corresponding adjustment to the premium receivable. Premiums receivable are discounted at the risk-free rate at inception and such discount rate is updated only when changes to prepayment assumptions are made that change the expected date of final maturity. Accretion of the discount on premiums receivable is reported in “net earned premiums”.

The Company recognizes deferred premium revenue as earned premium over the contractual period or expected period of the contract in proportion to the amount of insurance protection provided. As premium revenue is recognized, a corresponding decrease to the deferred premium revenue is recorded. The amount of insurance protection provided is a function of the insured par amount outstanding. Accordingly, the proportionate share of premium revenue recognized in a given reporting period is a constant rate calculated based on the relationship between the insured par amounts outstanding in the reporting period compared with the sum of each of the insured par amounts outstanding for all periods. When an insured financial obligation is retired before its maturity, the financial guaranty insurance contract is extinguished, and any

Assured Guaranty Municipal Corp.
Notes to Consolidated Financial Statements, Continued
nonrefundable deferred premium revenue related to that contract is accelerated and recognized as premium revenue. Effective January 1, 2020, the Company periodically assesses the need for an allowance for credit loss on premiums receivables.

    Ceded unearned premium reserve is recorded as an asset. Direct, assumed and ceded earned premiums are presented together as net earned premiums in the statement of operations. See Note 5, Reinsurance, for a breakout of direct, assumed and ceded premiums.

Any premiums related to FG VIEs are eliminated upon consolidation.

Insurance Contracts’ Premium Information

Net Earned Premiums

	Year Ended December 31,
	2021	2020
	(in millions)
Scheduled net earned premiums	$187	$195
Accelerations from refundings and terminations	32	65
Accretion of discount on net premiums receivable	20	11
Net earned premiums	$239	$271

Gross Premium Receivable
Roll Forward

	Year Ended December 31,
	2021	2020
	(in millions)
Beginning of year	$1,094	$1,019
Gross written premiums on new business	290	424
Gross premiums received	(297)	(397)
Adjustments:
Changes in the expected term	(21)	(7)
Accretion of discount	25	14
Foreign exchange gain (loss) on remeasurement	(21)	41
Expected recovery of premiums previously written off	4	—
December 31,	$1,074	$1,094

Approximately 92% and 93% of gross premiums receivable at December 31, 2021 and December 31, 2020, respectively, are denominated in currencies other than the U.S. dollar, primarily the pound sterling and euro.

The timing and cumulative amount of actual collections and net earned premiums may differ from those of expected collections and of expected net earned premiums in the table below due to factors such as foreign exchange rate fluctuations, counterparty collectability issues, accelerations, commutations, restructurings, changes in expected lives and new business.

Assured Guaranty Municipal Corp.
Notes to Consolidated Financial Statements, Continued
Expected Future Premium Collections and Earnings

	As of December 31, 2021
	Future Gross Premiums to be Collected	Future Net Premiums to be Earned (1)
	(in millions)
2022 (January 1 – March 31)	$35	$45
2022 (April 1 – June 30)	31	45
2022 (July 1 – September 30)	22	45
2022 (October 1 – December 31)	27	44
Subtotal 2022	115	179
2023	83	167
2024	75	157
2025	65	144
2026	62	134
2027-2031	264	555
2032-2036	186	390
2037-2041	128	246
After 2041	310	361
Total (1)	$1,288	2,333
Future accretion		173
Total future net earned premiums		$2,506
____________________
(1)    Net of reinsurance.

Selected Information for Financial Guaranty Insurance Policies with Premiums Paid in Installments

	As of December 31,
	2021	2020
	(dollars in millions)
Premiums receivable	$1,074	$1,094
Deferred premium revenue	1,222	1,239
Weighted-average risk-free rate used to discount premiums	1.5%	1.5%
Weighted-average period of premiums receivable (in years)	13.6	13.6

Policy Acquisition Costs

Accounting Policy

    Policy acquisition costs that are directly related and essential to successful insurance contract acquisition, as well as ceding commission income and expense on ceded reinsurance contracts, are deferred and reported net.

    Capitalized policy acquisition costs include the cost of underwriting personnel attributable to successful underwriting efforts. The Company conducts an annual time study, which requires the use of judgement, to estimate the amount of costs to be deferred.

    Ceding commission expense on assumed reinsurance contracts and ceding commission income on ceded reinsurance contracts that are associated with premiums received in installments are calculated at their contractually defined commission rates, discounted consistent with premiums receivable for all future periods, and included in deferred acquisition costs (DAC), with a corresponding offset to net premiums receivable or reinsurance balances payable.

    DAC is amortized in proportion to net earned premiums. Amortization of deferred policy acquisition costs and ceding commissions includes the accretion of discount on ceding commission receivable and payable. When an insured obligation is retired early, the remaining related DAC is expensed at that time.

Costs incurred for soliciting potential customers, market research, training, administration, unsuccessful acquisition efforts, and product development as well as overhead costs are charged to expense as incurred.

Assured Guaranty Municipal Corp.
Notes to Consolidated Financial Statements, Continued
Roll Forward of Deferred Ceding Commissions, Net of DAC (1)

	Year Ended December 31,
	2021	2020
	(in millions)
Beginning of year	$(71)	$(67)
Deferrals	4	(12)
Amortization (2)	9	8
December 31,	$(58)	$(71)
____________________
(1)    The balances are included in “other liabilities” in the consolidated balance sheets.
(2)     Included in “other expenses” in the consolidated statements of operations.

Losses

Accounting Policies

Loss and LAE Reserve

Loss and LAE reserve reported on the balance sheet relates only to contracts that are accounted for as insurance, all of which are financial guaranty insurance contracts. The corresponding reserve ceded to reinsurers is reported as “reinsurance recoverable on unpaid losses”. Any loss and LAE reserves related to FG VIEs are eliminated upon consolidation. Any expected losses to be paid (recovered) on credit derivatives are reflected in the fair value of credit derivatives.

Under financial guaranty insurance accounting, the sum of unearned premium reserve and loss and LAE reserve represents the Company's stand‑ready obligation. At contract inception, the entire stand-ready obligation is represented entirely by unearned premium reserve. Unearned premium reserve is deferred premium revenue, less claim payments (net of recoveries received) that have not yet been recognized in the statement of operations (contra-paid). A loss and LAE reserve for a financial guaranty insurance contract is recorded only to the extent, and for the amount, that expected loss to be paid plus contra-paid (total losses) exceed the deferred premium revenue, on a contract-by-contract basis. As a result, the Company has expected loss to be paid that has not yet been expensed. Such amounts will be recognized in future periods as deferred premium revenue amortizes into income.

When a claim or LAE payment is made on a contract, it first reduces any recorded loss and LAE reserve. To the extent there is no loss and LAE reserve on a contract, then such claim payment is recorded as “contra-paid,” which reduces the unearned premium reserve. The contra-paid is recognized in “loss and loss adjustment expenses (benefit)” in the consolidated statement of operations when and for the amount that total losses exceed the remaining deferred premium revenue on the insurance contract. “Loss and loss adjustment expenses (benefit)” in the consolidated statement of operations is presented net of cessions to reinsurers.

Salvage and Subrogation Recoverable

When the Company becomes entitled to the cash flow from the underlying collateral of, or other recoveries in relation to, an insured exposure under salvage and subrogation rights as a result of a claim payment or estimated future claim payment, it reduces the expected loss to be paid on the contract. Such reduction in expected loss to be paid can result in one of the following: (i) a reduction in the corresponding loss and LAE reserve with a benefit to the consolidated statement of operations, (ii) no effect on the consolidated balance sheet or consolidated statement of operations, if “total loss” is not in excess of deferred premium revenue, or (iii) the recording of a salvage asset with a benefit to the consolidated statement of operations if the transaction is in a net recovery position at the reporting date. The ceded component of salvage and subrogation recoverable is reported in ”other liabilities”.

Expected Loss to be Expensed

    Expected loss to be expensed represents past or expected future financial guaranty insurance net claim payments that have not yet been expensed. Such amounts will be expensed in future periods as deferred premium revenue amortizes into income. Expected loss to be expensed is the Company’s projection of incurred losses that will be recognized in future periods, excluding accretion of discount.

Assured Guaranty Municipal Corp.
Notes to Consolidated Financial Statements, Continued
Insurance Contracts’ Loss Information

    Loss reserves are based on expected loss to be paid (recovered) which is discounted at risk-free rates for U.S. dollar denominated financial guaranty insurance obligations that ranged from 0.00% to 1.98% with a weighted average of 1.23% as of December 31, 2021 and 0.00% to 1.72% with a weighted average of 0.69% as of December 31, 2020.

The following tables provide information on net reserve (salvage), which includes loss and LAE reserves and salvage and subrogation recoverable, both net of reinsurance.

Net Reserve (Salvage) by Sector

	As of December 31,
Sector	2021	2020
	(in millions)
Public finance:
U.S. public finance	$(64)	$(33)
Non-U.S. public finance	1	9
Public finance	(63)	(24)
Structured finance:
U.S. RMBS	(10)	(41)
Other structured finance	5	7
Structured finance	(5)	(34)
Total	$(68)	$(58)

Components of Net Reserve (Salvage)

	As of December 31,
	2021	2020
	(in millions)
Loss and LAE reserve	$384	$545
Reinsurance recoverable on unpaid losses	(98)	(154)
Loss and LAE reserve, net	286	391
Salvage and subrogation recoverable	(528)	(637)
Salvage and subrogation reinsurance payable (1)	174	188
Salvage and subrogation recoverable, net	(354)	(449)
Net reserve (salvage)	$(68)	$(58)
____________________
(1)    Reported as a component of “reinsurance balances payable, net” on the consolidated balance sheets.

The table below provides a reconciliation of net expected loss to be paid (recovered) for financial guaranty insurance contracts to net expected loss to be expensed. Expected loss to be paid (recovered) for financial guaranty insurance contracts differs from expected loss to be expensed due to: (i) the contra-paid which represents the claim payments made and recoveries received that have not yet been recognized in the statements of operations; (ii) salvage and subrogation recoverable for transactions that are in a net recovery position where the Company has not yet received recoveries on claims previously paid (and therefore recognized in income but not yet received); and (iii) loss reserves that have already been established (and therefore expensed but not yet paid).

Assured Guaranty Municipal Corp.
Notes to Consolidated Financial Statements, Continued
Reconciliation of Net Expected Loss to be Paid (Recovered) to Net Expected Loss to be Expensed
Financial Guaranty Insurance Contracts

As of December 31, 2021
(in millions)
Net expected loss to be paid (recovered) - financial guaranty insurance	$(1)
Contra-paid, net	15
Salvage and subrogation recoverable, net and other recoverable	354
Loss and LAE reserve financial guaranty insurance contracts, net of reinsurance	(286)
Net expected loss to be expensed (present value)	$82

    The following table provides a schedule of the expected timing of net expected losses to be expensed. The amount and timing of actual loss and LAE may differ from the estimates shown below due to factors such as accelerations, commutations, changes in expected lives and updates to loss estimates. This table excludes amounts related to FG VIEs, which are eliminated in consolidation.

Net Expected Loss to be Expensed
Financial Guaranty Insurance Contracts

As of December 31, 2021
(in millions)
2022 (January 1 – March 31)	$2
2022 (April 1 – June 30)	2
2022 (July 1 – September 30)	2
2022 (October 1 – December 31)	2
Subtotal 2022	8
2023	8
2024	8
2025	8
2026	9
2027-2031	24
2032-2036	12
2037-2041	3
After 2041	2
Net expected loss to be expensed	82
Future accretion	28
Total expected future loss and LAE	$110

Assured Guaranty Municipal Corp.
Notes to Consolidated Financial Statements, Continued
The following table presents the loss and LAE (benefit) reported in the consolidated statements of operations by sector for insurance contracts. Amounts presented are net of reinsurance.

Loss and LAE (Benefit) by Sector

	Year Ended December 31,
Sector	2021	2020
	(in millions)
Public finance:
U.S. public finance	$(65)	$6
Non-U.S. public finance	(7)	4
Public finance	(72)	10
Structured finance:
U.S. RMBS	(40)	(30)
Other structured finance	(1)	1
Structured finance	(41)	(29)
Loss and LAE (benefit)	$(113)	$(19)

    In each of the years presented, the primary component of U.S. public finance loss and LAE (benefit) was Puerto Rico exposures.

The following tables provide information on financial guaranty insurance contracts categorized as BIG.

Financial Guaranty Insurance
BIG Transaction Loss Summary
As of December 31, 2021

	Gross				Net Total BIG
	BIG 1	BIG 2	BIG 3	Total BIG
	(dollars in millions)
Number of risks (1)	75	1	44	120	120
Remaining weighted-average period (in years)	7.4	7.2	7.9	7.7	7.6

Outstanding exposure:
Par	$2,114	$42	$3,226	$5,382	$4,057
Interest	847	22	1,196	2,065	1,519
Total (2)	$2,961	$64	$4,422	$7,447	$5,576

Expected cash outflows (inflows)	$88	$3	$2,911	$3,002	$2,205
Potential recoveries (3)	(380)	—	(2,661)	(3,041)	(2,178)
Subtotal	(292)	3	250	(39)	27
Discount	17	—	(43)	(26)	(28)
Expected losses to be paid (recovered)	$(275)	$3	$207	$(65)	$(1)

Deferred premium revenue	$70	$1	$93	$164	$142
Reserves (salvage)	$(290)	$2	$144	$(144)	$(68)

Assured Guaranty Municipal Corp.
Notes to Consolidated Financial Statements, Continued
Financial Guaranty Insurance
BIG Transaction Loss Summary
As of December 31, 2020

	Gross				Net Total BIG
	BIG 1	BIG 2	BIG 3	Total BIG
	(dollars in millions)
Number of risks (1)	76	2	41	119	119
Remaining weighted-average period (in years)	7.4	8.0	8.4	8.0	7.9

Outstanding exposure:
Par	$2,345	$42	$3,418	$5,805	$4,381
Interest	939	24	1,356	2,319	1,716
Total (2)	3,284	66	4,774	8,124	6,097

Expected cash outflows (inflows)	$135	$4	$2,518	$2,657	$1,949
Potential recoveries (3)	(358)	—	(2,293)	(2,651)	(1,913)
Subtotal	(223)	4	225	6	36
Discount	17	—	(5)	12	(2)
Expected losses to be paid (recovered)	(206)	4	220	18	34

Deferred premium revenue	$91	$1	$107	$199	$174
Reserves (salvage)	$(231)	$2	$137	$(92)	$(58)
____________________
(1)    A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making debt service payments.
(2)    Includes amounts related to FG VIEs.
(3)    Represents expected inflows for future payments by obligors pursuant to restructuring agreements, settlements or litigation judgments, excess spread on any underlying collateral and other estimated recoveries. Potential recoveries also include recoveries on certain investment grade credits, related mainly to exposures that were previously BIG and for which claims have been paid in the past.

Ratings Impact on Financial Guaranty Business

    A downgrade of the Company may result in increased claims under financial guaranties issued by the Company, if counterparties exercise contractual rights triggered by the downgrade against insured obligors, and the insured obligors are unable to pay.

    For example, AGM has issued financial guaranty insurance policies in respect of the obligations of municipal obligors under interest rate swaps. AGM insures periodic payments owed by the municipal obligors to the bank counterparties. In such cases, AGM would be required to pay the termination payment owed by the municipal obligor, in an amount not to exceed the policy limit set forth in the financial guaranty insurance policy, if: (i) AGM has been downgraded below the rating trigger set forth in a swap under which it has insured the termination payment, which rating trigger varies on a transaction by transaction basis; (ii) the municipal obligor has the right to cure by, but has failed in, posting collateral, replacing AGM or otherwise curing the downgrade of AGM; (iii) the transaction documents include as a condition that an event of default or termination event with respect to the municipal obligor has occurred, such as the rating of the municipal obligor being downgraded below the rating trigger set forth in such swap (which rating trigger varies on a transaction by transaction basis), and such condition has been met; (iv) the bank counterparty has elected to terminate the swap; (v) a termination payment is payable by the municipal obligor; and (vi) the municipal obligor has failed to make the termination payment payable by it. Conversely, no termination payment would be owed in such cases if the transaction documents include as a condition that an underlying event of default or termination event with respect to the municipal obligor has occurred, such as the rating of the municipal obligor being downgraded below a specified rating trigger, and such condition has not been met. Taking into consideration whether the rating of the municipal obligor is below any applicable specified trigger, if the financial strength ratings of AGM were downgraded below “A-” by S&P Global Ratings, a division of Standard & Poor’s Financial Services LLC (S&P) or below “A3” by Moody's Investors Service, Inc. (Moody’s), and the conditions giving rise to the obligation of AGM to make a payment under the swap policies were all satisfied, then AGM could pay claims in an amount not exceeding approximately $18 million in respect of such termination payments.

Assured Guaranty Municipal Corp.
Notes to Consolidated Financial Statements, Continued
As another example, with respect to variable rate demand obligations (VRDOs) for which a bank has agreed to provide a liquidity facility, a downgrade of AGM may provide the bank with the right to give notice to bondholders that the bank will terminate the liquidity facility, causing the bondholders to tender their bonds to the bank. Bonds held by the bank accrue interest at a “bank bond rate” that is higher than the rate otherwise borne by the bond (typically the prime rate plus 2.00% - 3.00%, and capped at the lesser of 25% and the maximum legal limit). In the event the bank holds such bonds for longer than a specified period of time, usually 90-180 days, the bank has the right to demand accelerated repayment of bond principal, usually through payment of equal installments over a period of not less than five years. In the event that a municipal obligor is unable to pay interest accruing at the bank bond rate or to pay principal during the shortened amortization period, a claim could be submitted to AGM under its financial guaranty policy. As of December 31, 2021, the Company had insured approximately $1.4 billion net par of VRDOs, of which approximately $9 million of net par constituted VRDOs issued by municipal obligors rated BBB- or lower pursuant to the Company’s internal rating. The specific terms relating to the rating levels that trigger the bank’s termination right, and whether it is triggered by a downgrade by one rating agency or a downgrade by all rating agencies then rating the insurer, vary depending on the transaction.

    In addition, AGM may be required to pay claims in respect of AGMH’s former financial products business if Dexia SA and its affiliates, from which Assured Guaranty had purchased AGMH and its subsidiaries, do not comply with their obligations following a downgrade of the financial strength rating of AGM. A downgrade of the financial strength rating of AGM could trigger a payment obligation of AGM in respect to AGMH’s former guaranteed investment contracts (GIC) business. Most GICs insured by AGM allow for the termination of the GIC contract and a withdrawal of GIC funds at the option of the GIC holder in the event of a downgrade of AGM below a specified threshold, generally below “A-” by S&P or “A3” by Moody’s. AGMH’s former subsidiary FSA Asset Management LLC is expected to have sufficient eligible and liquid assets to satisfy any expected withdrawal and collateral posting obligations resulting from future rating actions affecting AGM.

5.    Reinsurance

The Company assumed portions of insured risks (Assumed Business) and may cede portions of exposure it has insured (Ceded Business) in exchange for premiums, net of any ceding commissions. The Company historically entered into ceded reinsurance contracts in order to obtain greater business diversification and reduce the net potential loss from large risks.

Accounting Policy

For business assumed and ceded, the accounting model of the underlying direct financial guaranty contract dictates the accounting model used for the reinsurance contract (except for those eliminated as FG VIEs). For any assumed or ceded financial guaranty insurance premiums and losses, the accounting models described in Note 4, Contracts Accounted for as Insurance, are followed. For any ceded credit derivative contracts, the accounting model in Note 8, Fair Value Measurement, is followed.

Ceded and Assumed Business

The Company has Ceded Business to affiliated and non-affiliated companies to limit its exposure to risk. See Note 12, Related Party Transactions, for a description of business the Company cedes to affiliated companies. The Company remains primarily liable for all risks it directly underwrites and is required to pay all gross claims. It then seeks reimbursement from the reinsurer for its proportionate share of claims. The Company may be exposed to risk for this exposure if it were required to pay the gross claims and not be able to collect ceded claims from an assuming company experiencing financial distress. The Company's ceded contracts generally allow the Company to recapture ceded financial guaranty business after certain triggering events, such as reinsurer downgrades.

The Company, through MAC, had Assumed Business from its affiliate, AGC. On April 1, 2021, as part of the MAC Transaction described in Note 1, Business and Basis of Presentation, AGC reassumed all of its remaining cessions to MAC, resulting in a $7 million commutation loss in 2021. Following such commutation by AGC, the Company has no outstanding assumed business from affiliates.

Effect of Reinsurance

    The following table presents the components of premiums and losses reported in the consolidated statements of operations attributable to the Assumed and Ceded Businesses. See Note 12, Related Party Transactions, for balances with affiliates.

Assured Guaranty Municipal Corp.
Notes to Consolidated Financial Statements, Continued
Effect of Reinsurance on Premiums Written, Premiums Earned and Loss and LAE (Benefit)

	Year Ended December 31,
	2021	2020
	(in millions)
Premiums Written:
Direct	$301	$417
Assumed (1)	(32)	—
Ceded (2)	(61)	(119)
Net	$208	$298

Premiums Earned:
Direct	$318	$338
Assumed	1	7
Ceded (2)	(80)	(74)
Net	$239	$271

Loss and LAE:
Direct (3)	$(123)	$(12)
Ceded (2)	10	(7)
Net	$(113)	$(19)
 ____________________
(1)    Negative assumed amounts are due to AGC’s reassumption of the book of business that was previously ceded to
MAC. See Note 1, Business and Basis of Presentation, for a description of the MAC Transaction.
(2)    Ceded amounts mainly consist of cessions to affiliates.
(3)     See Note 3, Expected Loss to be Paid (Recovered), for additional information on the economic loss development (benefit).

Ceded Reinsurance (1)

	As of December 31, 2021		As of December 31, 2020
	Affiliated Reinsurers	Non-Affiliated Reinsurers	Affiliated Reinsurers	Non-Affiliated Reinsurers
	(in millions)
Ceded premium payable, net of commissions	$154	$4	$157	$4
Ceded expected loss to be recovered (paid)	(52)	(12)	7	(23)
Ceded unearned premium reserve	637	6	651	7
Ceded par outstanding (2)	52,204	342	52,383	388
____________________
(1)    The total collateral posted by all affiliated and non-affiliated reinsurers required to post, or that had agreed to post, collateral as of December 31, 2021 and December 31, 2020 was approximately $752 million and $857 million, respectively. The collateral excludes amounts posted by AGM for the benefit of AGUK and AGE.
(2)    Of the total par ceded to BIG rated reinsurers, $66 million and $74 million is rated BIG as of December 31, 2021 and December 31, 2020, respectively. Of the total par ceded to affiliates, $1,270 million and $1,351 million is rated BIG as of December 31, 2021 and December 31, 2020, respectively.

    In accordance with U.S. statutory accounting requirements and U.S. insurance laws and regulations, in order for the Company to receive credit for liabilities ceded to reinsurers domiciled outside of the U.S., such reinsurers must secure their liabilities to the Company. These reinsurers are required to post collateral for the benefit of the Company in an amount at least equal to the sum of their ceded unearned premium reserve, loss reserves and contingency reserves all calculated on a statutory basis of accounting. In addition, certain authorized reinsurers post collateral on terms negotiated with the Company.

Assured Guaranty Municipal Corp.
Notes to Consolidated Financial Statements, Continued
Commutations of Previously Ceded Business

In 2020, the Company reassumed $336 million in par, including $118 million in net par of Puerto Rico exposures, from its largest remaining legacy third-party financial guaranty reinsurer. This commutation resulted in an increase of unearned premium reserve of $5 million and a commutation gain of $38 million in 2020.

6.    Investments and Cash

Accounting Policy

Fixed-maturity debt securities are classified as available-for-sale and are measured at fair value. Loss mitigation securities are accounted for based on their underlying investment type, excluding the effects of the Company’s insurance. Unrealized gains and losses that are not associated with credit related factors are reported as a component of accumulated other comprehensive income (AOCI), net of deferred income taxes, in shareholder’s equity. Available-for-sale fixed-maturity securities are recorded on a trade-date basis.

Short-term investments, which are those investments with a maturity of less than one year at time of purchase, are carried at fair value and include amounts deposited in certain money market funds.

The surplus note issued by AGC to AGM is classified as held-to-maturity and carried at amortized cost. See Note 12, Related Party Transactions, for more information.

    Equity method investments consist of the Company’s investments in AssuredIM Funds and other alternative investments. The Company reports its interest in the earnings of equity method investments in “equity in earnings of investees” in the consolidated statement of operations. Where financial information of investees is not received on a timely basis, such results are reported on a lag. The Company classifies distributions received from equity method investments using the cumulative earnings approach in the consolidated statements of cash flows. Under the cumulative earnings approach, distributions received up to the amount of cumulative equity in earnings recognized are treated as returns on investment within operating cash flows and those in excess of that amount are treated as returns of investment within investing cash flows. Distributions from equity method investments for which the Company elected the fair value option are classified as investing activities.

Cash consists of cash on hand and demand deposits.

Net investment income primarily includes the income earned on fixed-maturity securities and short-term investments, including amortization of premiums and accretion of discounts. For mortgage-backed securities and any other securities for which there is prepayment risk, prepayment assumptions are evaluated quarterly and revised as necessary. For securities other than purchased credit deteriorated (PCD) securities, any necessary adjustments due to changes in effective yields and maturities are recognized in net investment income using the retrospective method.

Net realized investment gains (losses) include sales of investments, which are determined using the specific identification method, reductions to amortized cost of available-for-sale investments that have been written down due to the Company’s intent to sell them or it being more likely than not that the Company will be required to sell them, and the change in allowance for credit losses (including accretion).

For all securities that were originally purchased with credit deterioration, accrued interest is not separately presented, but rather is a component of the amortized cost of the instrument. For all other available-for-sale securities, a separate amount for accrued interest is reported in “other assets”.

Credit Losses

For fixed-maturity securities for which a decline in the fair value below the amortized cost is due to credit related factors, an allowance is established for the difference between the estimated recoverable value and amortized cost with a corresponding charge to net realized investment gains (losses). The allowance for credit losses is limited to the difference between amortized cost and fair value. The estimated recoverable value is the present value of cash flows expected to be collected, as determined by management. The difference between fair value and amortized cost that is not associated with credit related factors is presented as a component of AOCI.

Assured Guaranty Municipal Corp.
Notes to Consolidated Financial Statements, Continued
When estimating future cash flows for fixed-maturity securities, management considers the historical performance of underlying assets and available market information as well as bond-specific considerations. In addition, the process of estimating future cash flows includes, but is not limited to, the following critical inputs, which vary by security type:

•the extent to which fair value is less than amortized cost;
•credit ratings;
•any adverse conditions specifically related to the security, industry, and/or geographic area;
•changes in the financial condition of the issuer, or underlying loan obligors;
•general economic and political factors;
•remaining payment terms of the security;
•prepayment speeds;
•expected defaults; and
•the value of any embedded credit enhancements.

Credit losses are reassessed each period. The allowance for credit losses and the corresponding charge to net realized investment gains (losses) can be reversed if conditions change, however, the allowance for credit losses will never be reduced below zero. When the Company determines that all or a portion of a fixed-maturity security is uncollectible, the uncollectible amortized cost amount is written off with a corresponding reduction to the allowance for credit losses. If cash flows that were previously written off are collected, the recovery is recognized in net realized investment gains (losses).

An allowance for credit loss is not established upon initial recognition of an available-for-sale debt security, except for PCD securities. PCD securities are defined as financial assets that, as of the date of acquisition, have experienced a more-than-insignificant deterioration in credit quality since origination, as determined by the Company’s assessment. An initial allowance for credit loss is recognized on the date of acquisition of PCD securities. The amortized cost of PCD securities on the date of acquisition is equal to the purchase price plus the allowance for credit loss, but no credit loss expense is recognized in the statement of operations on the date of acquisition. After the date of acquisition, deterioration (or improvement) in credit will result in an increase (or decrease) to the allowance and an offsetting credit loss expense (or benefit). To measure this, the Company performs a discounted cash flow analysis. For PCD securities that are also beneficial interests, favorable or adverse changes in expected cash flows are recognized as a decrease (or increase) to the allowance for credit losses. Those changes in expected cash flows that are not captured through the allowance are reflected as a prospective adjustment of the security’s yield within net investment income.

The Company has elected to not measure credit losses on its accrued interest receivable and instead writes off accrued interest at the earliest to occur: (i) the date it is deemed uncollectible; or (ii) when it is six months past due. All write-offs of accrued interest are recorded as a reduction to net investment income in the consolidated statements of operations. For securities the Company intends to sell and securities for which it is more-likely-than-not that the Company will be required to sell the security before recovery of its amortized cost, and the fair value of the security is below amortized cost, the amortized cost is written down to current fair value, with a corresponding charge to net realized investment gains (losses). No allowance is established in these situations and any previously recorded allowance is reversed. The new cost basis is not adjusted for subsequent increases in estimated fair value.

The length of time an instrument has been impaired or the effect of changes in foreign exchange rates are not considered in the Company’s assessment of credit loss. The assessment of whether a credit loss exists is performed each reporting period.

Investment Portfolio

    The investment portfolio consists of both externally and internally managed portfolios. The majority of the investment portfolio is managed by three outside managers and AssuredIM, for which the Company has established investment guidelines regarding credit quality, exposure to a particular sector and exposure to a particular obligor within a sector.

The internally managed portfolio primarily consists of the Company’s investments in: (i) securities acquired for loss mitigation purposes; (ii) securities managed under an Investment Management Agreement (IMA) with AssuredIM; (iii)
certain other fixed-maturity and short-term securities; and (iv) equity method investments. Equity method investments primarily consist of generally less liquid alternative investments including AssuredIM Funds, an investment in renewable and clean energy and private equity funds.

Assured Guaranty Municipal Corp.
Notes to Consolidated Financial Statements, Continued
Investment Portfolio
Carrying Value

	As of December 31,
	2021	2020
	(in millions)
Fixed-maturity securities (1):
Externally managed	$3,636	$4,100
Loss mitigation securities and other	341	443
AssuredIM managed	421	423
Short-term investments (2)	599	424
AGC surplus note	300	300
Equity method investments:
AssuredIM Funds	543	345
Other	152	93
Other invested assets-internally managed	5	4
Total	$5,997	$6,132
____________________
(1)    4.9% and 6.1% of fixed-maturity securities were rated BIG as of December 31, 2021 and December 31, 2020, respectively, consisting primarily of loss mitigation securities.
(2)    Weighted average credit rating of AAA as of both December 31, 2021 and December 31, 2020, based on the lower of the Moody’s and S&P classifications.

AGM and AGC are authorized to invest up to $750 million in the aggregate in AssuredIM Funds through their jointly owned investment subsidiary AGAS. AGM is authorized for $487.5 million of this aggregate amount. As of December 31, 2021, AGAS had total commitments to AssuredIM Funds of $702 million of which $458 million represented net invested capital and $244 million was undrawn. This capital was committed to several funds, each dedicated to a single strategy, including collateralized loan obligations (CLOs), asset-based finance, healthcare structured capital and municipal bonds. See Note 12, Related Party Transactions, for a description of AGAS ownership.

The Company also had unfunded commitments of $95 million as of December 31, 2021 related to certain of the Company’s other alternative investments.

Accrued investment income was $40 million and $46 million as of December 31, 2021 and December 31, 2020, respectively. In 2021 and 2020, the Company did not write off any accrued investment income.

Assured Guaranty Municipal Corp.
Notes to Consolidated Financial Statements, Continued
Fixed-Maturity Securities by Security Type
As of December 31, 2021

Security Type	Percent of Total (1)	Amortized Cost	Allowance for Credit Losses	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI Pre-tax Gain (Loss) on Securities with Credit Loss	Weighted Average Credit Rating (2)
	(dollars in millions)
Obligations of state and political subdivisions	41%	$1,759	$—	$125	$(1)	$1,883	$—	AA-
U.S. government securities	2	72	—	3	(2)	73	—	AA+
Corporate securities (3)	34	1,460	(1)	55	(18)	1,496	(3)	A
Mortgage-backed securities (4):
RMBS	6	260	(17)	9	(23)	229	(23)	BB
Commercial mortgage-backed securities (CMBS)	4	160	—	6	—	166	—	AAA
Asset-backed securities:
CLOs	9	365	—	1	—	366	—	A+
Other	1	50	—	—	—	50	—	B+
Non-U.S. government securities	3	133	—	4	(2)	135	—	AA-
Total fixed-maturity securities	100%	$4,259	$(18)	$203	$(46)	$4,398	$(26)	A+

Assured Guaranty Municipal Corp.
Notes to Consolidated Financial Statements, Continued
Fixed-Maturity Securities by Security Type
As of December 31, 2020

Security Type	Percent of Total (1)	Amortized Cost	Allowance for Credit Losses	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI Pre-tax Gain (Loss) on Securities with Credit Loss	Weighted Average Credit Rating (2)
	(dollars in millions)
Obligations of state and political subdivisions	43%	$2,058	$—	$180	$—	$2,238	$—	AA-
U.S. government securities	2	78	—	4	(1)	81	—	AA+
Corporate securities (3)	31	1,454	(42)	113	(21)	1,504	(16)	A
Mortgage-backed securities (4):
RMBS	7	316	(18)	10	(20)	288	(19)	BB+
CMBS	4	177	—	12	—	189	—	AAA
Asset-backed securities
CLOs	9	435	—	1	(1)	435	—	AA-
Other	1	55	—	3	—	58	—	BB
Non-U.S. government securities	3	167	—	10	(4)	173	—	AA-
Total fixed-maturity securities	100%	$4,740	$(60)	$333	$(47)	$4,966	$(35)	A+
____________________
(1)    Based on amortized cost.
(2)    Ratings represent the lower of the Moody’s and S&P classifications, except for loss mitigation or risk management securities, which use internal ratings classifications. The Company’s portfolio primarily consists of high-quality, liquid instruments.
(3)    Includes securities issued by taxable universities and hospitals.
(4)    U.S. government-agency obligations were approximately 7% of mortgage-backed securities as of December 31, 2021 and 10% as of December 31, 2020 based on fair value.

Gross Unrealized Loss by Length of Time
for Fixed-Maturity Securities for Which a Credit Loss was Not Recorded
As of December 31, 2021

	Less than 12 months		12 months or more		Total
	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss
	(dollars in millions)
Obligations of state and political subdivisions	$53	$(1)	$—	$—	$53	$(1)
U.S. government securities	26	(1)	19	(1)	45	(2)
Corporate securities	320	(11)	36	(4)	356	(15)
Mortgage-backed securities:
RMBS	1	—	—	—	1	—
Asset-backed securities
CLOs	190	—	—	—	190	—
Non-U.S. government securities	24	(1)	8	(1)	32	(2)
Total	$614	$(14)	$63	$(6)	$677	$(20)
Number of securities (1)		264		19		281

Assured Guaranty Municipal Corp.
Notes to Consolidated Financial Statements, Continued
Gross Unrealized Loss by Length of Time
for Fixed-Maturity Securities for Which a Credit Loss was Not Recorded
As of December 31, 2020

	Less than 12 months		12 months or more		Total
	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss
	(dollars in millions)
U.S. government securities	$20	$(1)	$—	$—	20	(1)
Corporate securities	46	—	45	(5)	91	(5)
Mortgage-backed securities:
RMBS	15	(1)	—	—	15	(1)
Asset-backed securities
CLOs	205	—	64	(1)	269	(1)
Non-U.S. government securities	—	—	38	(4)	38	(4)
Total	$286	$(2)	$147	$(10)	$433	$(12)
Number of securities		68		35		103
___________________
(1)    The number of securities does not add across because lots consisting of the same securities have been purchased at different times and appear in both categories above (i.e., less than 12 months and 12 months or more). If a security appears in both categories, it is counted only once in the total column.

The Company considered the credit quality, cash flows, interest rate movements, ability to hold a security to recovery and intent to sell a security in determining whether a security had a credit loss. The Company has determined that the unrealized losses recorded as of December 31, 2021 and December 31, 2020 were not related to credit quality. In addition, the Company currently does not intend to and is not required to sell investments in an unrealized loss position prior to expected recovery in value. As of December 31, 2021, of the securities in an unrealized loss position for which an allowance for credit loss was not recorded, 14 securities had unrealized losses in excess of 10% of their carrying value, whereas as of December 31, 2020, 10 securities had unrealized losses in excess of 10% of their carrying value. The total unrealized loss for these securities was $4 million as of December 31, 2021 and $8 million as of December 31, 2020.

The amortized cost and estimated fair value of available-for-sale fixed-maturity securities by contractual maturity as of December 31, 2021 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Distribution of Fixed-Maturity Securities by Contractual Maturity
As of December 31, 2021

	Amortized Cost	Estimated Fair Value
	(in millions)
Due within one year	$181	$186
Due after one year through five years	1,132	1,170
Due after five years through 10 years	838	875
Due after 10 years	1,688	1,772
Mortgage-backed securities:
RMBS	260	229
CMBS	160	166
Total	$4,259	$4,398

Based on fair value, investments and other assets that are placed on deposit to fulfill state licensing requirements, or otherwise pledged or restricted totaled $9 million and $11 million, as of December 31, 2021 and December 31, 2020, respectively. In addition, the total collateral required to be funded into a reinsurance trust account by AGM for the benefit of AGUK and AGE was approximately $246 million as of December 31, 2021 and $401 million as of December 31, 2020, based on fair value.

Assured Guaranty Municipal Corp.
Notes to Consolidated Financial Statements, Continued
There were no investments that were non-income producing for the years ended December 31, 2021 and December 31, 2020.

Net Investment Income

    Net investment income is a function of the yield that the Company earns on fixed-maturity securities and short-term investments, and the size of such portfolio. The investment yield is a function of market interest rates at the time of investment as well as the type, credit quality and maturity of the securities in this portfolio.

Net Investment Income

	Year Ended December 31,
	2021	2020
	(in millions)
Investment income:
Externally managed	$100	$118
Loss mitigation securities and other	24	31
Managed by AssuredIM (1)	12	6
Interest income on surplus note and loans from affiliate	16	16
Investment income	152	171
Investment expenses	(4)	(4)
Net investment income	$148	$167
____________________
(1)    Represents interest income on a portfolio of CLOs and municipal bonds managed by AssuredIM under an IMA.

Realized Investment Gains (Losses)

    The table below presents the components of net realized investment gains (losses).

Net Realized Investment Gains (Losses)

	Year Ended December 31,
	2021	2020
	(in millions)
Gross realized gains on sales available-for-sale securities	$17	$16
Gross realized losses on sales available-for-sale securities	(2)	(2)
Net foreign currency gains (losses)	2	6
Change in credit impairment and intent to sell (1)	—	(16)
Other net realized gains (losses)	14	3
Net realized investment gains (losses)	$31	$7
____________________
(1)COVID-19 pandemic restrictions contributed to the increase in the allowance for credit losses in 2020.

The following table presents the roll forward of the credit losses on fixed-maturity securities for which the Company has recognized an allowance for credit losses in 2021 and 2020.

Assured Guaranty Municipal Corp.
Notes to Consolidated Financial Statements, Continued
Roll Forward of Credit Losses for Fixed-Maturity Securities

	Year Ended December 31,
	2021	2020
	(in millions)
Balance, beginning of period	$60	$—
Effect of adoption of accounting guidance on credit losses on January 1, 2020	—	44
Additions for securities for which credit impairments were not previously recognized	1	1
Additions (reductions) for credit losses on securities for which credit impairments were previously recognized	(1)	15
Reductions for securities sold and other settlements	(42)	—
Balance, end of period	$18	$60

The Company recorded $16 million in credit loss expense for the year ended December 31, 2020. The Company had a de minimis benefit in credit losses in 2021. The Company did not purchase any securities with credit deterioration during the periods presented. Most of the Company’s securities with credit deterioration are loss mitigation or other risk management securities.

Equity in Earnings of Investees

Equity in Earnings of Investees

	Year Ended December 31,
	2021	2020
	(in millions)
AssuredIM Funds	$80	$42
Other	61	17
Total equity in earnings of investees (1)	$141	$59
____________________
(1)Includes $86 million and $42 million for the years ended December 31, 2021 and 2020, respectively, related to fair value gains on investments where the Company elected the fair value option using net asset value (NAV), as a practical expedient.

Dividends received from equity method investments were $14 million and $10 million for the years ended December 31, 2021 and 2020, respectively.

The table below presents summarized financial information for equity method investments that meet, in aggregate, the requirements for disclosing summarized disclosures as of December 31, 2021.

Balance Sheet Data

	As of December 31,
	2021	2020
	(in millions)
AssuredIM Funds	$817	$539
Other	1,355	824
Total assets	$2,172	$1,363

AssuredIM Funds	$110	$102
Other	324	368
Total liabilities	$434	$470

AssuredIM Funds	$707	$437
Other	1,031	456
Total equity	$1,738	$893

Assured Guaranty Municipal Corp.
Notes to Consolidated Financial Statements, Continued
Statement of Operations Data

	Year Ended December 31,
	2021	2020
	(in millions)
AssuredIM Funds	$161	$65
Other	482	151
Total revenues	$643	$216

AssuredIM Funds	$10	$6
Other	37	49
Total expenses	$47	$55

AssuredIM Funds	$151	$59
Other	445	102
Net income (loss)	$596	$161

7.    Variable Interest Entities

Accounting Policy

The Company evaluates whether it is the primary beneficiary of its VIEs. For entities determined to be a VIE, and for which the Company has a variable interest, the Company assesses whether it is the primary beneficiary of the VIE. The Company determines whether it is the primary beneficiary of a VIE at the time it becomes involved with an entity and continuously reassesses whether it is the primary beneficiary. In determining whether it is the primary beneficiary, the Company considers all facts and circumstances, including an evaluation of economic interests in the VIE held directly and indirectly through related parties and entities under common control. The Company is the primary beneficiary of a VIE when it has both: (i) the power to direct the activities of a VIE that most significantly impact the entity’s economic performance; and (ii) the obligation to absorb losses of the entity that could potentially be significant to the VIE or the right to receive benefits from the entity that could potentially be significant to the VIE.

If the Company concludes that it is the primary beneficiary of the VIE, it consolidates the VIE in the Company’s consolidated financial statements. If, as part of its continual reassessment of the primary beneficiary determination, the Company concludes that it is no longer the primary beneficiary of a VIE, the Company deconsolidates the entity and recognizes the impact of that change on the consolidated financial statements.

The Company has elected the fair value option for assets and liabilities of FG VIEs. Upon initial adoption of the new accounting guidance for VIEs in 2010, the Company elected to fair value its FG VIE assets and liabilities as the carrying amount transition method was not practical. To allow for consistency in the accounting for its consolidated FG VIE assets and liabilities, the Company has elected the fair value option for FG VIEs that it has subsequently consolidated. The Company records the fair value of FG VIEs’ assets and liabilities based on modeled prices.

The net change in the fair value of consolidated FG VIEs’ assets and liabilities is reported in “fair value gains (losses) on FG VIEs” in the consolidated statements of operations, except for change in fair value of FG VIEs’ liabilities with recourse caused by changes in instrument-specific credit risk (ISCR) which is separately presented in other comprehensive income (OCI). Interest income and interest expense are derived from the trustee reports and also included in “fair value gains (losses) on FG VIEs.”

The inception-to-date change in fair value of the FG VIEs’ liabilities with recourse attributable to the ISCR is calculated by holding all current period assumptions constant for each security and isolating the effect of the change in the Company’s CDS spread from the most recent date of consolidation to the current period. In general, if the Company’s CDS spread tightens, more value will be assigned to the Company’s credit; however, if the Company’s CDS widens, less value is assigned to the Company’s credit.

The Company has limited contractual rights to obtain the financial records of its consolidated FG VIEs. The FG VIEs do not prepare separate GAAP financial statements; therefore, the Company compiles GAAP financial information for them based on trustee reports prepared by and received from third parties. Such trustee reports are not available to the Company until

Assured Guaranty Municipal Corp.
Notes to Consolidated Financial Statements, Continued
approximately 30 days after the end of any given period. The time required to perform adequate reconciliations and analyses of the information in these trustee reports results in a one quarter lag in reporting the FG VIEs’ activities. As a result of the lag in reporting FG VIEs, cash and short-term investments do not reflect cash outflows to the holders of the debt issued by the FG VIEs for claim payments made by the Company's insurance subsidiaries to the consolidated FG VIEs until the subsequent reporting period. The Company updates the model assumptions each reporting period for the most recent available information, which incorporates the impact of material events that may have occurred since the quarter lag date.

The cash flows generated by the FG VIEs’ assets are classified as cash flows from investing activities. Paydowns of FG VIEs' liabilities are supported by the cash flows generated by FG VIEs’ assets, and for liabilities with recourse, possibly claim payments made by AGM under its financial guaranty insurance contracts. Paydowns of FG VIEs' liabilities both with and without recourse are classified as cash flows used in financing activities. Interest income, interest expense and other expenses of the FG VIEs’ assets and liabilities are classified as operating cash flows. Claim payments made by AGM under the financial guaranty contracts issued to the FG VIEs are eliminated upon consolidation and therefore such claim payments are treated as paydowns of FG VIEs’ liabilities and as a financing activity as opposed to an operating activity of AGM.

FG VIEs

AGM provides financial guaranties with respect to debt obligations of special purpose entities, including VIEs but does not act as the servicer or collateral manager for any VIE obligations it guarantees. The transaction structure generally provides certain financial protection to the Company. This financial protection can take several forms, the most common of which are overcollateralization, first loss protection (or subordination) and excess spread. In the case of overcollateralization (i.e., the principal amount of the securitized assets exceeds the principal amount of the structured finance obligations ), the structure allows defaults of the securitized assets before a default is experienced on the structured finance obligation guaranteed by the Company. In the case of first loss, AGM's financial guaranty insurance policy only covers a senior layer of losses experienced by multiple obligations issued by the VIEs. The first loss exposure with respect to the assets is either retained by the seller or sold off in the form of equity or mezzanine debt to other investors. In the case of excess spread, the financial assets contributed to VIEs generate interest income that is in excess of the interest payments on the debt issued by the VIE. Such excess spread is typically distributed through the transaction’s cash flow waterfall and may be used to create additional credit enhancement, applied to redeem debt issued by the VIE (thereby, creating additional overcollateralization), or distributed to equity or other investors in the transaction.

    AGM is not primarily liable for the debt obligations issued by the VIEs it insures and would only be required to make payments on those insured debt obligations in the event that the issuer of such debt obligations defaults on any principal or interest due and only for the amount of the shortfall. AGM’s creditors do not have any rights with regard to the collateral supporting the debt issued by the FG VIEs. Proceeds from sales, maturities, prepayments and interest from such underlying collateral may only be used to pay debt service on FG VIEs’ liabilities. Net fair value gains and losses on FG VIEs are expected to reverse to zero by maturity of the FG VIEs’ debt, except for net premiums received and net claims paid by AGM under the financial guaranty insurance contract. The Company’s estimate of expected loss to be paid (recovered) for FG VIEs is included in Note 3, Expected Loss to be Paid (Recovered).

As part of the terms of its financial guaranty contracts, AGM, under its insurance contract, obtains certain protective rights with respect to the VIE that give AGM additional controls over a VIE. These protective rights are triggered by the occurrence of certain events, such as failure to be in compliance with a covenant due to poor deal performance or a deterioration in a servicer or collateral manager's financial condition. At deal inception, AGM typically is not deemed to control the VIE; however, once a trigger event occurs, AGM’s control of the VIE typically increases. AGM continuously evaluates its power to direct the activities that most significantly impact the economic performance of VIEs that have debt obligations insured by AGM and, accordingly, where AGM is obligated to absorb VIE losses or receive benefits that could potentially be significant to the VIE. AGM is deemed to be the control party for certain VIEs under GAAP, typically when its protective rights give it the power to both terminate and replace the deal servicer, which are characteristics specific to AGM's financial guaranty contracts. If the protective rights that could make AGM the control party have not been triggered, then the VIE is not consolidated. If AGM is deemed no longer to have those protective rights, the VIE is deconsolidated.

The FG VIEs’ liabilities that are guaranteed by AGM are considered to be with recourse, because they guarantee the payment of principal and interest regardless of the performance of the related FG VIEs’ assets. FG VIEs’ liabilities that are not guaranteed by AGM are considered to be without recourse, because the payment of principal and interest of these liabilities is wholly dependent on the performance of the FG VIEs’ assets.

Assured Guaranty Municipal Corp.
Notes to Consolidated Financial Statements, Continued
Number of Consolidated FG VIEs

	Year Ended December 31,
	2021	2020
Beginning of year	19	21
Consolidated	1	1
Deconsolidated	(1)	(1)
Matured	—	(2)
December 31	19	19

The table below shows the carrying value of the consolidated FG VIEs’ assets and liabilities in the consolidated balance sheets, segregated by the types of assets that collateralize the respective debt obligations for FG VIEs’ liabilities with recourse.

Consolidated FG VIEs by Type of Collateral

	As of December 31,
	2021	2020
	(in millions)
FG VIEs’ assets:
U.S. RMBS first lien	$206	$227
U.S. RMBS second lien	23	30
Total FG VIEs’ assets	$229	$257

FG VIEs’ liabilities with recourse:
U.S. RMBS first lien	$215	$246
U.S. RMBS second lien	28	33
Total FG VIEs’ liabilities with recourse	$243	$279

FG VIEs’ liabilities without recourse:
U.S. RMBS first lien	$17	$16
Total FG VIEs’ liabilities without recourse	$17	$16

The change in the ISCR of the FG VIEs’ assets held as of December 31, 2021 and 2020 that was reported in the consolidated statements of operations for 2021 and 2020 were gains of $13 million and $5 million, respectively. The ISCR amount is determined by using expected cash flows at the original date of consolidation discounted at the effective yield, less current expected cash flows discounted at that same original effective yield.

	As of December 31,
	2021	2020
	(in millions)
Excess of unpaid principal over fair value of:
FG VIEs’ assets	$230	$246
FG VIEs’ liabilities with recourse	9	11
FG VIEs’ liabilities without recourse	15	15
Unpaid principal balance for FG VIEs’ assets that were 90 days or more past due	46	60
Unpaid principal for FG VIEs’ liabilities with recourse (1)	252	290
____________________
(1)    FG VIEs’ liabilities with recourse will mature at various dates ranging from 2021 through 2038.

Non-Consolidated VIEs

    As described in Note 2, Outstanding Exposure, the Company monitors all policies in the insured portfolio. Of the approximately 14.5 thousand policies monitored as of December 31, 2021, approximately 13.9 thousand policies are not within the scope of FASB Accounting Standards Codification (ASC) 810 because these financial guaranties relate to the debt

Assured Guaranty Municipal Corp.
Notes to Consolidated Financial Statements, Continued
obligations of governmental organizations or financing entities established by a governmental organization. The majority of the remaining policies involve transactions where the Company is not deemed to currently have control over the FG VIEs’ most significant activities. As of December 31, 2021 and 2020, the Company identified 47 and 54 policies, respectively, that contain provisions and experienced events that may trigger consolidation. Based on management’s assessment of these potential triggers or events, the Company consolidated 19 FG VIEs as of both December 31, 2021 and December 31, 2020. The Company’s exposure provided through its financial guaranties with respect to debt obligations of FG VIEs is included within net par outstanding in Note 2, Outstanding Exposure.

The Company’s investments in AssuredIM Funds are mostly VIEs in which it holds a significant variable interest. The Company's maximum exposure to potential loss related to AssuredIM Funds is its carrying value of $543 million as of December 31, 2021. See Note 6, Investments and Cash for summarized financial information of AssuredIM Funds and unfunded commitments.

8.    Fair Value Measurement

Accounting Policy

The Company carries a significant portion of its assets and liabilities at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (i.e., exit price). The price represents the price available in the principal market for the asset or liability. If there is no principal market, then the price is based on a hypothetical market that maximizes the value received for an asset or minimizes the amount paid for a liability (i.e., the most advantageous market).

Fair value is based on quoted market prices, where available. If listed prices or quotes are not available, fair value is based on either internally developed models that primarily use, as inputs, market-based or independently sourced market parameters, including but not limited to yield curves, interest rates and debt prices or with the assistance of an independent third-party using a discounted cash flow approach and the third party’s proprietary pricing models. In addition to market information, models also incorporate transaction details, such as maturity of the instrument and contractual features designed to reduce the Company’s credit exposure, such as collateral rights as applicable.

Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments include amounts to reflect counterparty credit quality, the Company’s creditworthiness and constraints on liquidity. As markets and products develop and the pricing for certain products becomes more or less transparent, the Company may refine its methodologies and assumptions. During 2021, no changes were made to the Company’s valuation models that had, or are expected to have, a material impact on the Company’s consolidated balance sheets or statements of operations and comprehensive income.

 The Company’s methods for calculating fair value produce a fair value that may not be indicative of net realizable value or reflective of future fair values. The use of different methodologies or assumptions to determine fair value of certain financial instruments could result in a materially different estimate of fair value at the reporting date.

The categorization within the fair value hierarchy is determined based on whether the inputs to valuation techniques used to measure fair value are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect Company estimates of market assumptions. The fair value hierarchy prioritizes model inputs into three broad levels as follows, with Level 1 being the highest and Level 3 the lowest. An asset’s or liability’s categorization is based on the lowest level of significant input to its valuation.

Level 1—Quoted prices for identical instruments in active markets. The Company generally defines an active market as a market in which trading occurs at significant volumes. Active markets generally are more liquid and have a lower bid-ask spread than an inactive market.

Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and observable inputs other than quoted prices, such as interest rates or yield curves and other inputs derived from or corroborated by observable market inputs.

Level 3—Model derived valuations in which one or more significant inputs or significant value drivers are unobservable. Financial instruments are considered Level 3 when their values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable. Level 3

Assured Guaranty Municipal Corp.
Notes to Consolidated Financial Statements, Continued
financial instruments also include those for which the determination of fair value requires significant management judgment or estimation.

    There was a transfer of a fixed-maturity security from Level 3 to Level 2 during 2020. There were no other transfers into or from Level 3 during the periods presented.

Carried at Fair Value

Fixed-Maturity Securities

    The fair value of fixed-maturity securities is generally based on prices received from third party pricing services or alternative pricing sources with reasonable levels of price transparency. The pricing services prepare estimates of fair value using their pricing models, which take into account: benchmark yields, reported trades, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers, reference data, industry and economic events and sector groupings. Additional valuation factors that can be taken into account are nominal spreads and liquidity adjustments. The pricing services evaluate each asset class based on relevant market and credit information, perceived market movements, and sector news.

    Benchmark yields have in many cases taken priority over reported trades for securities that trade less frequently or those that are distressed trades, and therefore may not be indicative of the market. The extent of the use of each input is dependent on the asset class and the market conditions. The valuation of fixed-maturity securities is more subjective when markets are less liquid due to the lack of market based inputs.

As of December 31, 2021, the Company used models to price 129 securities, including securities that were purchased or obtained for loss mitigation or other risk management purposes, with a Level 3 fair value of $604 million. All Level 3 securities were priced with the assistance of independent third parties. The pricing is based on a discounted cash flow approach using the third party’s proprietary pricing models. The models use inputs such as projected prepayment speeds; severity assumptions; recovery lag assumptions; estimated default rates (determined on the basis of an analysis of collateral attributes, historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); home price appreciation/depreciation rates based on macroeconomic forecasts and recent trading activity. The yield used to discount the projected cash flows is determined by reviewing various attributes of the security including collateral type, weighted average life, sensitivity to losses, vintage, and convexity, in conjunction with market data on comparable securities. Significant changes to any of these inputs could have materially changed the expected timing of cash flows within these securities which is a significant factor in determining the fair value of the securities.

Short-Term Investments

Short-term investments that are traded in active markets are classified within Level 1 in the fair value hierarchy as their value is based on quoted market prices. Securities such as discount notes are classified within Level 2 because these securities are typically not actively traded due to their approaching maturity and, as such, their cost approximates fair value.

Equity Method Investments

Equity method investments primarily include investments in AssuredIM Funds and a distressed opportunities fund managed by a third-party asset manager for which the Company elected the fair value option using NAV, as a practical expedient. Accordingly, these equity method investments are excluded from the fair value hierarchy. The Company has elected to account for its investments in the AssuredIM Funds at fair value, as the performance of these investments is directly correlated to the change in fair value of the AssuredIM Funds’ underlying investments.

Other Assets

Committed Capital Securities (CCS)

    The fair value of AGM Committed Preferred Trust Securities (the AGM CPS), which is recorded in “other assets” on the consolidated balance sheets, represents the difference between the present value of remaining expected put option premium payments under AGM CPS agreements, and the estimated present value that the Company would hypothetically have to pay currently for a comparable security (see Note 9, Credit Facilities). The change in fair value of the AGM CPS are recorded in “fair value gains (losses) on CCS” in the consolidated statements of operations. The estimated current cost of the AGM CPS is

Assured Guaranty Municipal Corp.
Notes to Consolidated Financial Statements, Continued
based on several factors, including AGM CDS spreads, LIBOR curve projections, Assured Guaranty's publicly traded debt and the term the securities are estimated to remain outstanding. The AGM CPS are classified as Level 3 in the fair value hierarchy.

Contracts Accounted for as Credit Derivatives

The Company’s credit derivatives primarily consist of insured CDS contracts, and also include interest rate swaps that qualify as derivatives under GAAP, which require fair value measurement with changes in fair value recorded in the statements of operations.

Credit derivative transactions are governed by International Swaps and Derivative Association documentation and have certain characteristics that differ from financial guaranty insurance contracts. For example, the Company’s control rights with respect to a reference obligation under a credit derivative may be more limited than when the Company issues a financial guaranty insurance contract. In addition, there are more circumstances under which the Company may be obligated to make payments. Similar to a financial guaranty insurance contract, the Company would be obligated to pay if the obligor failed to make a scheduled payment of principal or interest in full. However, the Company may also be required to pay if the obligor becomes bankrupt or if the reference obligation were restructured if, after negotiation, those credit events are specified in the documentation for the credit derivative transactions. Furthermore, the Company may be required to make a payment due to an event that is unrelated to the performance of the obligation referenced in the credit derivative. If events of default or termination events specified in the credit derivative documentation were to occur, the non-defaulting or the non-affected party, which may be either the Company or the counterparty, depending upon the circumstances, may decide to terminate a credit derivative prior to maturity. In that case, the Company may be required to make a termination payment to its swap counterparty upon such termination. The Company did not enter into CDS contracts with the intent to trade these contracts and the Company may not unilaterally terminate a CDS contract absent an event of default or termination event that entitles the Company to terminate such contracts., however, the Company has mutually agreed with various counterparties to terminate certain CDS transactions. In transactions where the counterparty does not have the right to terminate, such transactions are generally terminated for an amount that approximates the present value of future premiums or for a negotiated amount, rather than at fair value.

The terms of the Company’s CDS contracts differ from more standardized credit derivative contracts sold by companies outside the financial guaranty industry. The non-standard terms generally include the absence of collateral support agreements or immediate settlement provisions. In addition, the Company employs relatively high attachment points and does not exit derivatives it sells, except under specific circumstances such as mutual agreements with counterparties. Management considers the non-standard terms of the Company's credit derivative contracts in determining the fair value of these contracts.

    Due to the lack of quoted prices and other observable inputs for its instruments or for similar instruments, the Company determines the fair value of its credit derivative contracts primarily through internally developed, proprietary models that use both observable and unobservable market data inputs. There is no established market where financial guaranty insured credit derivatives are actively traded; therefore, management has determined that the exit market for the Company’s credit derivatives is a hypothetical one based on its entry market. These contracts are classified as Level 3 in the fair value hierarchy as there are multiple unobservable inputs deemed significant to the valuation model, most importantly the Company’s estimate of the value of the non-standard terms and conditions of its credit derivative contracts. The fair value of the Company’s credit derivatives depends on a number of factors, including notional amount of the contract, expected term, credit spreads and the credit ratings of referenced entities.

As of December 31, 2021 and December 31, 2020, the net par outstanding of credit derivatives (which was all investment grade) was $514 million and $879 million, respectively, and the fair value of credit derivatives was a liability of $1 million and $4 million, respectively. The change in fair value of credit derivatives recorded in “other income (loss)” was a gain of $3 million in 2021 and loss of $1 million in 2020. There was no change to the fair value methodology in 2021. The estimated remaining weighted average life of credit derivatives was 6.5 years and 4.9 years at December 31, 2021 and December 31, 2020, respectively.

FG VIEs’ Assets and Liabilities

The Company elected the fair value option for the FG VIEs’ assets and liabilities and classifies them as Level 3 in the fair value hierarchy. The prices are generally determined with the assistance of an independent third party, based on a discounted cash flow approach. The FG VIEs issued securities are typically collateralized by first lien and second lien RMBS.

The fair value of the Company’s FG VIEs’ assets is generally sensitive to changes in estimated prepayment speeds; estimated default rates (determined on the basis of an analysis of collateral attributes such as: historical collateral performance,

Assured Guaranty Municipal Corp.
Notes to Consolidated Financial Statements, Continued
borrower profiles and other features relevant to the evaluation of collateral credit quality); yields implied by market prices for similar securities; and, as applicable, house price depreciation/appreciation rates based on macroeconomic forecasts. Significant changes to some of these inputs could have materially changed the market value of the FG VIEs’ assets and the implied collateral losses within the transaction. In general, the fair value of the FG VIEs’ assets is most sensitive to changes in the projected collateral losses, where an increase in collateral losses typically could lead to a decrease in the fair value of FG VIEs’ assets, while a decrease in collateral losses typically leads to an increase in the fair value of FG VIEs’ assets. The third-party utilizes an internal model to determine an appropriate yield at which to discount the cash flows of the security, by factoring in collateral types, weighted-average lives, and other structural attributes specific to the security being priced. The expected yield is further calibrated by utilizing algorithms designed to aggregate market color, received by the independent third-party, on comparable bonds.

The models used to price the FG VIEs’ liabilities generally apply the same inputs used in determining fair value of FG VIEs’ assets. For those liabilities insured by the Company, the benefit of the Company's insurance policy guaranteeing the timely payment of debt service is also taken into account.

Significant changes to any of the inputs described above could materially change the timing of expected losses within the insured transaction which is a significant factor in determining the implied benefit of the Company’s insurance policy guaranteeing the timely payment of principal and interest for the insured tranches of debt issued by the FG VIEs. In general, extending the timing of expected loss payments by the Company into the future typically could lead to a decrease in the value of the Company’s insurance and a decrease in the fair value of the Company’s FG VIEs’ liabilities with recourse, while a shortening of the timing of expected loss payments by the Company typically could lead to an increase in the value of the Company’s insurance and an increase in the fair value of the Company’s FG VIEs’ liabilities with recourse.

Amounts recorded at fair value in the Company’s financial statements are presented in the tables below.

Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of December 31, 2021

	Fair Value Hierarchy
	Level 1	Level 2	Level 3	Total
	(in millions)
Assets:
Investments, available-for-sale:
Fixed-maturity securities
Obligations of state and political subdivisions	$—	$1,881	$2	$1,883
U.S. government securities	—	73	—	73
Corporate securities	—	1,496	—	1,496
Mortgage-backed securities:
RMBS	—	26	203	229
CMBS	—	166	—	166
Asset-backed securities	—	17	399	416
Non-U.S. government securities	—	135	—	135
Total fixed-maturity securities	—	3,794	604	4,398
Short-term investments	599	—	—	599
Other invested assets (1)	—	—	5	5
FG VIEs’ assets	—	—	229	229
Other assets	—	—	11	11
Total assets carried at fair value (2)	$599	$3,794	$849	$5,242
Liabilities:
FG VIEs’ liabilities (3)	$—	$—	$260	$260
Other liabilities	—	—	2	2
Total liabilities carried at fair value	$—	$—	$262	$262

Assured Guaranty Municipal Corp.
Notes to Consolidated Financial Statements, Continued
Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of December 31, 2020

	Fair Value Hierarchy
	Level 1	Level 2	Level 3	Total
	(in millions)
Assets:
Investments, available-for-sale:
Fixed-maturity securities
Obligations of state and political subdivisions	$—	$2,205	$33	$2,238
U.S. government securities	—	81	—	81
Corporate securities	—	1,474	30	1,504
Mortgage-backed securities:
RMBS	—	48	240	288
CMBS	—	189	—	189
Asset-backed securities	—	25	468	493
Non-U.S. government securities	—	173	—	173
Total fixed-maturity securities	—	4,195	771	4,966
Short-term investments	405	19	—	424
Other invested assets (1)	—	—	4	4
FG VIEs’ assets	—	—	257	257
Other assets	—	—	24	24
Total assets carried at fair value (2)	$405	$4,214	$1,056	$5,675
Liabilities:
FG VIEs’ liabilities (3)	$—	$—	$295	$295
Other liabilities	—	—	4	4
Total liabilities carried at fair value	$—	$—	$299	$299
____________________
(1)    Includes Level 3 mortgage loans that are recorded at fair value on a non-recurring basis.
(2)    Excludes $562 million and $345 million of equity method investments measured at fair value under the fair value option using the NAV as a practical expedient as of December 31, 2021 and December 31, 2020, respectively.
(3)    Includes FG VIEs’ liabilities, at fair value with recourse of $243 million and $279 million as of December 31, 2021 and December 31, 2020, respectively, and without recourse of $17 million and $16 million as of December 31, 2021 and December 31, 2020.

Changes in Level 3 Fair Value Measurements

The tables below present a roll forward of the Company’s Level 3 financial instruments carried at fair value on a recurring basis during the years ended December 31, 2021 and 2020.

Assured Guaranty Municipal Corp.
Notes to Consolidated Financial Statements, Continued
Roll Forward of Level 3 Assets and Liabilities
at Fair Value on a Recurring Basis
Year Ended December 31, 2021

	Fixed-Maturity Securities												Credit Derivative Asset (Liability), net (5)
	Obligations of State and Political Subdivisions		Corporate Securities		RMBS		Asset- Backed Securities		FG VIEs’ Assets		Other (6)				FG VIEs’ Liabilities (7)
	(in millions)
Fair value as of December 31, 2020	$33		$30		$240		$468		$257		$25		$(4)		$(295)
Total pre-tax realized and unrealized gains (losses) recorded in:
Net income (loss)	17	(1)	2	(1)	16	(1)	2	(1)	20	(4)	(12)	(3)	3	(2)	(6)	(4)
Other comprehensive income (loss)	(6)		16		(2)		(1)		—		—		—		(1)
Purchases	—		—		—		268		—		—		—		—
Sales	(41)		(48)		—		(108)		—		—		—		—
Settlements	(1)		—		(51)		(230)		(48)		—		—		42
Fair value as of December 31, 2021	$2		$—		$203		$399		$229		$13		$(1)		$(260)
Change in unrealized gains (losses) related to financial instruments held as of December 31, 2021 included in:
Earnings									$22	(4)	$(12)	(3)	$2	(2)	$(4)	(4)
OCI	$—		$—		$(1)		$(1)				$—				$(1)

Assured Guaranty Municipal Corp.
Notes to Consolidated Financial Statements, Continued
Roll Forward of Level 3 Assets and Liabilities
at Fair Value on a Recurring Basis
Year Ended December 31, 2020

	Fixed-Maturity Securities												Credit Derivative Asset (Liability), net (5)
	Obligations of State and Political Subdivisions		Corporate Securities		RMBS		Asset- Backed Securities		FG VIEs’ Assets		Other (6)				FG VIEs’ Liabilities (7)
	(in millions)
Fair value as of December 31, 2019	$35		$41		$289		$209		$392		$26		$(2)		$(421)
Total pre-tax realized and unrealized gains (losses) recorded in:
Net income (loss)	2	(1)	(6)	(1)	14	(1)	2	(1)	(72)	(4)	(1)	(3)	(1)	(2)	59	(4)
Other comprehensive income (loss)	(3)		(5)		(21)		1		—		—		—		8
Purchases	—		—		—		333		—		—		—		—
Sales	—		—		—		(73)		—		—		—		—
Settlements	(1)		—		(42)		(3)		(71)		—		(1)		67
FG VIE consolidations	—		—		—		—		8		—		—		(8)
Transfers out of Level 3	—		—		—		(1)		—		—		—		—
Fair value as of December 31, 2020	$33		$30		$240		$468		$257		$25		$(4)		$(295)
Change in unrealized gains (losses) related to financial instruments held as of December 31, 2021 included in:
Earnings									$5	(4)	$(1)	(3)	$(2)	(2)	$(16)	(4)
OCI	$(3)		$(5)		$(19)		$1								$8
____________________
(1)    Included in “net realized investment gains (losses)” and “net investment income”.
(2)    Included in “other income (loss)”.
(3)    Reported in “fair value gains (losses) on CCS”, “net investment income” and “other income (loss)”.
(4)    Reported in “fair value gains (losses) on FG VIEs”.
(5)    Represents the net position of credit derivatives. Credit derivative assets (reported in “other assets”) and credit derivative liabilities (reported in “other liabilities”) are shown as either assets or liabilities in the consolidated balance sheets based on net exposure by transaction.
(6)    Includes CCS and other invested assets.
(7)    Includes FG VIEs’ liabilities with recourse and FG VIEs’ liabilities without recourse.

Assured Guaranty Municipal Corp.
Notes to Consolidated Financial Statements, Continued
Level 3 Fair Value Disclosures

Quantitative Information About Level 3 Fair Value Inputs
As of December 31, 2021

Financial Instrument Description (1)	Fair Value (in millions)	Significant Unobservable Inputs	Range			Weighted Average as a Percentage of Current Par Outstanding
Assets (liabilities) (2):
Fixed-maturity securities:
Obligations of state and political subdivisions	$2	Yield	7.2%
RMBS	203	CPR	2.4%	-	20.0%	9.2%
		CDR	1.8%	-	12.0%	5.6%
		Loss severity	55.0%	-	100.0%	84.1%
		Yield	3.8%	-	5.0%	4.4%
Asset-backed securities:
Life insurance transaction	33	Yield	5.0%
CLOs	366	Discount margin	0.0%	-	2.9%	1.9%
FG VIEs’ assets	229	CPR	0.9%	-	24.5%	13.6%
		CDR	1.4%	-	26.9%	7.3%
		Loss severity	45.0%	-	100.0%	80.2%
		Yield	1.4%	-	8.0%	4.6%
Other assets	10	Implied Yield	2.7%
		Term (years)	10 years
Credit derivative liabilities, net	(1)	Internal credit rating	AA	-	BBB	A-
FG VIEs’ liabilities	(260)	CPR	0.9%	-	24.5%	13.6%
		CDR	1.4%	-	26.9%	7.3%
		Loss severity	45.0%	-	100.0%	80.2%
		Yield	1.4%	-	8.0%	3.8%
___________________
(1)    Discounted cash flow is used as the primary valuation technique for all financial instruments listed in this table.
(2)    Excludes several investments recorded in “other invested assets” with fair value of $5 million.

Assured Guaranty Municipal Corp.
Notes to Consolidated Financial Statements, Continued
 Quantitative Information About Level 3 Fair Value Inputs
As of December 31, 2020

Financial Instrument Description (1)	Fair Value (in millions)	Significant Unobservable Inputs	Range			Weighted Average as a Percentage of Current Par Outstanding
Assets (liabilities) (2):
Fixed-maturity securities:
Obligations of state and political subdivisions	$33	Yield	6.8%	-	27.5%	17.8%
Corporate security	30	Yield	42.0%
RMBS	240	CPR	0.4%	-	13.3%	6.2%
		CDR	1.7%	-	9.9%	6.1%
		Loss severity	55.0%	-	100.0%	82.7%
		Yield	3.8%	-	4.8%	4.4%
Asset-backed securities:
Life insurance transactions	33	Yield	5.2%
CLOs	435	Discount margin	0.8%	-	3.1%	2.0%
FG VIEs’ assets	257	CPR	0.9%	-	19.0%	9.4%
		CDR	1.9%	-	26.6%	6.0%
		Loss severity	45.0%	-	100.0%	79.9%
		Yield	1.9%	-	6.0%	4.8%
Other assets	24	Implied Yield	3.4%
		Term (years)	10 years
Credit derivative liabilities, net	(4)	Internal credit rating	AA+	-	BBB	A-
FG VIEs’ liabilities	(295)	CPR	0.9%	-	19.0%	9.4%
		CDR	1.9%	-	26.6%	6.0%
		Loss severity	45.0%	-	100.0%	79.9%
		Yield	1.9%	-	6.2%	3.8%
___________________
(1)    Discounted cash flow is used as the primary valuation technique for all financial instruments listed in this table.
(2)    Excludes several investments reported in “other invested assets” with fair value of $4 million.

Not Carried at Fair Value

Financial Guaranty Insurance Contracts

    Fair value is based on management’s estimate of what a similarly rated financial guaranty insurance company would demand to acquire the Company’s in-force book of financial guaranty insurance business. It is based on a variety of factors that may include pricing assumptions management has observed for portfolio transfers, commutations, and acquisitions that have occurred in the financial guaranty market, and also includes adjustments for stressed losses, ceding commissions and return on capital. The Company classified the fair value of financial guaranty insurance contracts as Level 3.

AGC Surplus Note

The fair value of the surplus note issued by AGC to AGM was determined by calculating the effect of changes in yield adjusted for a credit factor at the end of each reporting period. The fair value measurement of the surplus note was classified as Level 3.

Loans Receivable from Affiliate

    The fair value of the loans receivable from affiliate was determined by calculating the effect of changes in yield adjusted for a credit factor at the end of each reporting period. The fair value measurement of the loans receivable was classified as Level 3.

Assured Guaranty Municipal Corp.
Notes to Consolidated Financial Statements, Continued
    The carrying amount and estimated fair value of the Company’s financial instruments not carried at fair value are presented in the following table.

Fair Value of Financial Instruments Not Carried at Fair Value

	As of December 31, 2021		As of December 31, 2020
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(in millions)
Assets (liabilities):
AGC surplus note	$300	$334	$300	$355
Loans receivable from affiliate	163	179	163	189
Other assets (including other invested assets) (1)	41	42	47	49
Financial guaranty insurance contracts (2)	(1,335)	(947)	(1,331)	(1,387)
Other liabilities (3)	(2)	(2)	(24)	(22)
____________________
(1)    Includes accrued interest and receivables for securities sold. Carrying value approximates fair value.
(2)    Carrying amount includes the assets and liabilities related to financial guaranty insurance contract premiums, losses, and salvage and subrogation and other recoverables net of reinsurance.
(3)    Includes payables for securities purchased and notes payable. Carrying value approximates fair value.

9.    Credit Facilities

Committed Capital Securities

AGM has entered into put agreements with four separate custodial trusts allowing AGM to issue an aggregate of $200 million of non-cumulative redeemable perpetual preferred securities to the trusts in exchange for cash. Each custodial trust was created for the primary purpose of issuing $50 million face amount of AGM CPS, investing the proceeds in high-quality assets and entering into put options with AGM. The Company does not consider itself to be the primary beneficiary of the trusts and the trusts are not consolidated in the Company's financial statements.

The trusts provide AGM access to new equity capital at its sole discretion through the exercise of the put options. Upon AGM's exercise of its put option, the relevant trust will liquidate its portfolio of eligible assets and use the proceeds to purchase the AGM preferred stock. AGM may use the proceeds from its sale of preferred stock to the trusts for any purpose, including the payment of claims. The put agreements have no scheduled termination date or maturity. However, each put agreement will terminate if (subject to certain grace periods) specified events occur. AGM continues to have the ability to exercise its put options and cause the related trusts to purchase its preferred stock.

Prior to 2007, the amounts paid on the AGM CPS were established through an auction process. All of those auctions failed in 2007, and the rates paid on the AGM CPS increased to their maximum. The annualized rate on the AGM CPS is one-month LIBOR plus 200 basis points.

See Note 8, Fair Value Measurement, –Other Assets–Committed Capital Securities, for a discussion of the fair value measurement of the CCS.

Short-Term Loan Facility

On February 3, 2022, the Company entered into a secured short-term loan facility with a major financial institution to partially fund gross payments in connection with the possible resolution of a portion of its Puerto Rico exposures. See Note 2, Outstanding Exposure. The short-term loan facility permitted the Company to borrow up to $470 million for up to thirty days and up to $150 million for up to six months. The one month component bore interest at 1.10% per annum and the six months component would have borne a floating interest rate equal to the forward-looking term Secured Overnight Financing Rate (SOFR) for a tenor of one month provided by CME Group Benchmark Administration Limited, plus 1.10% per annum. The Company also paid a structuring fee on the amounts borrowed under the facility. The Company borrowed $400 million under the thirty-day portion of this facility on March 14, 2022, and repaid it in full, with interest, on March 16, 2022. The Company did not borrow any amounts under the six-month portion of the facility.

Assured Guaranty Municipal Corp.
Notes to Consolidated Financial Statements, Continued
10.    Income Taxes

    The Company files its U.S. federal tax return as a part of the consolidated group for Assured Guaranty US Holdings Inc. (AGUS), an indirect parent holding company.  Each member of the AGUS consolidated tax group is part of a tax sharing agreement and pays or receives its proportionate share of the consolidated regular federal tax liability for the group as if each company filed on a separate return basis. The Company's U.K. and French subsidiaries are subject to income taxes imposed by U.K. and French authorities, respectively, and file applicable tax returns.

Accounting Policy

The provision for income taxes consists of an amount for taxes currently payable and an amount for deferred taxes. Deferred income taxes are provided for temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities, using enacted rates in effect for the year in which the differences are expected to reverse. A valuation allowance is recorded to reduce the deferred tax asset to an amount that is more likely than not to be realized.

Non-interest-bearing tax and loss bonds are purchased in the amount of the tax benefit that results from deducting statutory basis contingency reserves as provided under Internal Revenue Code Section 832(e). The Company records the purchase of tax and loss bonds in deferred taxes.

The Company recognizes tax benefits only if a tax position is “more likely than not” to prevail.

The Company elected to account for tax associated with Global Intangible Low-Taxed Income (GILTI) as a current-period expense when incurred.

Deferred and current tax assets and liabilities are reported in other assets or liabilities on the consolidated balance sheets.

Tax Assets (Liabilities)

Deferred and Current Tax Assets (Liabilities)

	As of December 31,
	2021	2020
	(in millions)
Net deferred tax assets (liabilities)	$(46)	$(42)
Net current tax assets (liabilities)	(24)	(20)

Assured Guaranty Municipal Corp.
Notes to Consolidated Financial Statements, Continued
Components of Net Deferred Tax Assets (Liabilities)

	As of December 31,
	2021	2020
	(in millions)
Deferred tax assets:
Investment basis difference	$—	$37
Foreign tax credit (FTC)	24	24
Rent	17	22
Depreciation	11	—
Loss and LAE reserve	6	8
FG VIEs	4	6
Unearned premium reserves, net	7	4
Other	1	2
Total deferred tax assets	70	103

Deferred tax liabilities:
Unrealized appreciation on investments	29	47
Deferred ceding commission	20	21
Market discount on investments	10	19
Lease	16	17
Deferred compensation	6	3
Investment basis difference	5	—
Unrealized gain on CCS	2	5
Other	4	9
Total deferred tax liabilities	92	121
Less: Valuation allowance	24	24
Net deferred tax assets (liabilities)	$(46)	$(42)

Valuation Allowance

    The Company has $24 million of FTC due to the 2017 Tax Cuts and Jobs Act (TCJA) for use against regular tax in future years. FTCs will expire in 2027. In analyzing the future realizability of FTCs, the Company notes limitations on future foreign source income due to overall foreign losses as negative evidence. After reviewing positive and negative evidence, the Company came to the conclusion that it is more likely than not that the FTC of $24 million will not be utilized, and therefore recorded a valuation allowance with respect to this tax attribute. There were no changes in the valuation allowance during 2021 and 2020.

    The Company came to the conclusion that it is more likely than not that the remaining deferred tax assets will be fully realized after weighing all positive and negative evidence available as required under GAAP. The positive evidence that was considered included the cumulative income the Company has earned over the last three years, and the significant unearned premium income to be included in taxable income. The positive evidence outweighs any negative evidence that exists. As such, the Company believes that no valuation allowance is necessary in connection with the remaining deferred tax assets. The Company will continue to analyze the need for a valuation allowance on a quarterly basis.

Provision for Income Taxes

The effective tax rates reflect the proportion of income recognized by AGM and each of its operating subsidiaries, with U.S. entities taxed at the U.S. marginal corporate income tax rate of 21% in 2021 and 2020, a U.K. subsidiary taxed at the U.K. marginal corporate tax rate of 19% in 2021 and 2020, and a French subsidiary taxed at the French marginal corporate tax rate of 27.5% in 2021 and 28% in 2020. In addition, the TCJA creates a new requirement that a portion of the GILTI earned by controlled foreign corporation (CFCs) must be included currently in the gross income of the CFCs’ U.S. shareholder. The Company’s overall effective tax rate fluctuates based on the distribution of income across jurisdictions.

    A reconciliation of the difference between the provision for income taxes and the expected tax provision at statutory rates in taxable jurisdictions is presented below.

Assured Guaranty Municipal Corp.
Notes to Consolidated Financial Statements, Continued
Effective Tax Rate Reconciliation

	Year Ended December 31,
	2021	2020
	(in millions)
Expected tax provision (benefit)	$104	$96
Tax-exempt interest	(11)	(14)
Change in liability for uncertain tax positions	—	(14)
Foreign taxes	—	(10)
Taxes on reinsurance	(2)	8
Effects of provision to tax return filing adjustments	(5)	(5)
Other	(4)	(2)
Total provision (benefit) for income taxes	$82	$59
Effective tax rate	16.2%	12.8%

The expected tax provision (benefit) is calculated as the sum of pre-tax income in each jurisdiction multiplied by the statutory tax rate of the jurisdiction by which it will be taxed. Where there is a pre-tax loss in one jurisdiction and pre-tax income in another, the total combined expected tax rate may be higher or lower than any of the individual statutory rates.

    The following tables present pre-tax income and revenue by jurisdiction.

Pre-tax Income (Loss) by Tax Jurisdiction

	Year Ended December 31,
	2021	2020
	(in millions)
U.S.	$487	$414
U.K.	25	47
France	(8)	(1)
Total	$504	$460

Revenue by Tax Jurisdiction

	Year Ended December 31,
	2021	2020
	(in millions)
U.S.	$362	$456
U.K.	40	59
France	(3)	6
Total	$399	$521

    Pre-tax income by jurisdiction may be disproportionate to revenue by jurisdiction to the extent that insurance losses incurred are disproportionate.

Audits

    As of December 31, 2021, AGUS had open tax years with the U.S. Internal Revenue Service (IRS) for 2018 forward. AGUS is not currently under audit with the IRS. The Company's U.K. subsidiary is not currently under examination and, along with Assured Guaranty (UK) plc and Assured Guaranty (London) plc which merged with the Company in 2018, have open tax years of 2020 forward. The Company's French subsidiary is not currently under examination and has open tax years of 2019 forward.

Uncertain Tax Positions

The following table provides a reconciliation of the beginning and ending balances of the total liability for unrecognized tax positions, excluding accrued interest.

Assured Guaranty Municipal Corp.
Notes to Consolidated Financial Statements, Continued

	2021	2020
	(in millions)
Beginning of year	$—	$13
Effect of provision to tax return filing adjustments	—	—
Decrease in unrecognized tax positions as a result of settlement of positions taken during the prior period	—	(13)
Reductions to unrecognized tax benefits as a result of the applicable statute of limitations	—	—
Balance as of December 31,	$—	$—

The Company’s policy is to recognize interest related to uncertain tax positions in income tax expense and has accrued zero and $0.3 million for full years 2021 and 2020, respectively. There were no reserves for unrecognized tax positions, including accrued interest, as of December 31, 2021 and December 31, 2020 that would affect the effective tax rate, if recognized.

11.    Insurance Company Regulatory Requirements

    The following table summarizes the policyholder's surplus and net income amounts reported to the New York State Department of Financial Services (NYDFS) by AGM. The discussion that follows describes the basis of accounting and differences to GAAP.

Insurance Regulatory Amounts Reported

	Policyholders’ Surplus		Net Income (Loss)
	As of December 31,		Year Ended December 31,
	2021	2020	2021	2020
	(in millions)
AGM (1) (2)	$3,053	$2,763	$352	$398
____________________
(1)    Until April 1, 2021, AGM owned 60.7% of MAC Holdings, the parent of financial guaranty insurer MAC. AGC owned the remaining 39.3% of MAC Holdings. On April 1, 2021, Assured Guaranty executed a multi-step transaction to merge MAC with and into AGM, with AGM as the surviving company. Furthermore, in accordance with the National Association of Insurance Commissioners (NAIC) Annual Statement instructions, the prior year numbers have been restated to reflect the merger of MAC with and into AGM as if the purchase of AGC’s interest in MAC Holdings and the MAC merger had occurred as of January 1, 2020. See Note 1, Business and Basis of Presentation.
(2)    Policyholders’ surplus is net of contingency reserves of $877 million and $1,012 million as of December 31, 2021 and December 31, 2020, respectively.

Basis of Regulatory Financial Reporting

United States

AGM’s ability to pay dividends depends, among other things, upon its financial condition, results of operations, cash requirements, compliance with rating agency requirements, and is also subject to restrictions contained in the insurance laws and related regulations of its state of domicile and other states. Financial statements prepared in accordance with accounting practices prescribed or permitted by local insurance regulatory authorities differ in certain respects from GAAP.

AGM prepares statutory financial statements in accordance with accounting practices prescribed or permitted by the National Association of Insurance Commissioners and NYDFS. Prescribed statutory accounting practices are set forth in the National Association of Insurance Commissioners Accounting Practices and Procedures Manual. AGM has no permitted accounting practices on a statutory basis.

GAAP differs in certain significant respects from the U.S. insurance companies’ statutory accounting practices prescribed or permitted by insurance regulatory authorities. The principal differences result from the statutory accounting practices listed below:

•Upfront premiums are earned upon expiration of risk and installment premiums are earned on a pro-rata basis over the installment period, rather than in proportion to the amount of insurance protection provided under GAAP. The

Assured Guaranty Municipal Corp.
Notes to Consolidated Financial Statements, Continued
timing of premium accelerations may also differ between statutory and GAAP. Under GAAP, premiums are accelerated only upon the legal defeasance of an insured obligation, whereas statutory premiums may be accelerated earlier if an insured obligation is economically defeased prior to legal defeasance.

•Acquisition costs are charged to expense as incurred rather than expensed over the period that the related premiums are earned under GAAP. Ceding commission income is earned immediately except for amounts in excess of acquisition costs, which are deferred, rather than fully deferred under GAAP.

•A contingency reserve is established according to applicable insurance laws, whereas no such reserve is required under GAAP.

•Certain assets designated as “non-admitted assets” are charged directly to statutory surplus, rather than reflected as assets under GAAP.

•Investments in subsidiaries are carried on the balance sheet on the equity basis, to the extent admissible, rather than consolidated with the parent under GAAP.

•The amount of admitted deferred tax assets are subject to an adjusted surplus threshold and subject to a limitation calculated in accordance with statutory accounting principles (SAP). Under GAAP there is no non-admitted asset determination, rather a valuation allowance is recorded to reduce the deferred tax asset to an amount that is more likely than not to be realized.

•Insured credit derivatives are accounted for as insurance contracts rather than accounted for as derivative contracts that are measured at fair value under GAAP.

•Bonds are reported at either amortized cost or the lower of amortized cost or fair value, rather than classified as available-for-sale securities and carried at fair value under GAAP.
•The impairment model for fixed-maturity debt securities classified as available-for-sale under GAAP differs from the statutory impairment model. Under SAP, for debt securities that have been determined to be other-than-temporarily impaired, they are written down to fair value with a realized loss recognized through income. Under GAAP, consideration of the length of time during which fair value has been less than its amortized cost basis when determining whether a credit loss exists is not allowed and only the portion of impairment related to credit losses is recorded in an allowance for credit losses account with an offsetting entry to realized loss and any portion not related to credit losses is recorded through AOCI. GAAP also differs from SAP as the GAAP allowance for credit losses can be reversed for subsequent increases in expected cash flows.

•Insured obligations of VIEs, where the Company is deemed the primary beneficiary, are accounted for as insurance contracts. Under GAAP, such VIEs are consolidated and any transactions with the Company are eliminated.

•Acquisitions are accounted for as either statutory purchases or statutory mergers, rather than under the purchase method under GAAP.

•Losses are discounted at tax equivalent yields, and recorded when there is a significant credit deterioration on specific insured obligations and the obligations are in default or default is probable not necessarily upon non-payment of principal or interest by an insured. Under GAAP, expected losses are discounted at the risk free rate at the end of each reporting period and are recorded only to the extent they exceed deferred premium revenue.

•The present value of contractual or expected installment premiums and commissions are not recorded on the balance sheet as they are under GAAP.

•The put options in CCS are not accounted for as derivatives as they are under GAAP.

•Foreign denominated unearned premiums reserve is remeasured at current exchange rates. rather than carried at historical rates under GAAP.

Assured Guaranty Municipal Corp.
Notes to Consolidated Financial Statements, Continued
United Kingdom

AGUK prepares its Solvency and Financial Condition Report and other required regulatory financial reports based on Prudential Regulation Authority and Solvency II Regulations (Solvency II). As of December 31, 2021 and December 31, 2020, AGUK's Own Funds were £591 million (or $800 million) and £573 million (or $783 million), respectively.

France

AGE prepares its Solvency and Financial Condition Report and other required regulatory financial reports based on Autorité de Contrôle Prudentiel et de Résolution (ACPR) regulations and Solvency II. As of December 31, 2021 and December 31, 2020, AGE's Own Funds were €58 million (or $66 million) and €75 million (or $92 million), respectively.

Dividend Restrictions and Capital Requirements

United States

    Under the New York insurance law, AGM may only pay dividends out of "earned surplus," which is the portion of an insurer's surplus that represents the net earnings, gains or profits (after deduction of all losses) that have not been distributed to the insurer's shareholders as dividends, transferred to stated capital or capital surplus, or applied to other purposes permitted by law, but does not include unrealized appreciation of assets. AGM may pay dividends without the prior approval of the New York Superintendent of Financial Services (New York Superintendent) in an amount that, together with all dividends declared or distributed by it during the preceding 12 months, does not exceed the lesser of 10% of its policyholders' surplus (as of its last annual or quarterly statement filed with the New York Superintendent) or 100% of its adjusted net investment income during that period.

    The maximum amount available during 2022 for AGM to distribute as dividends without regulatory approval is estimated to be approximately $305 million. Of such $305 million, $96 million is estimated to be available for distribution in the first quarter of 2022.

United Kingdom

U.K. company law prohibits AGUK from declaring a dividend to its shareholders unless it has “profits available for distribution.” The determination of whether a company has profits available for distribution is based on its accumulated realized profits less its accumulated realized losses. While the U.K. insurance regulatory laws impose no statutory restrictions on a general insurer's ability to declare a dividend, the Prudential Regulation Authority's capital requirements may in practice act as a restriction on dividends for AGUK.

France

French company law prohibits AGE from declaring a dividend to its shareholders unless it has “profits and /or reserves available for distribution.” The determination of whether a company has profits available for distribution is based on its accumulated realized profits less its accumulated realized losses. While French law imposes no statutory restrictions on an insurer's ability to declare a dividend, the ACPR’s capital requirements may, in practice, act as a restriction on dividends for AGE.

Dividend Restrictions and Capital Requirements

Distributions from / Contributions to Insurance Company Subsidiaries

	Year Ended December 31,
	2021	2020
	(in millions)
Dividends paid by AGM to AGMH	$291	$267
Dividends from AGUK to AGM (1)	—	124
Contributions from AGM to AGE (1)	—	(123)
___________________
(1)    In 2020, the dividend paid to AGM from AGUK was contributed to AGE.

Assured Guaranty Municipal Corp.
Notes to Consolidated Financial Statements, Continued
12.    Related Party Transactions

Support of AGUK and AGE

AGM provides support to its subsidiaries, AGUK and AGE, through reinsurance and other agreements.

AGM Support of AGUK

AGM and AGUK implemented in 2011 a co-guarantee structure pursuant to which (i) AGUK directly guarantees a specified portion of the public finance obligations issued in a particular transaction rather than guaranteeing 100% of the issued obligations; (ii) AGM directly guarantees the balance of the guaranteed public finance obligations; and (iii) AGM also provides a second-to-pay guarantee for AGUK’s portion of the guaranteed public finance obligations (Public Finance Co-Guarantee Structure). The current co-guarantee split for public finance business, which has been in effect since October 2018, is 15% AGUK and 85% AGM.

Separate and apart from the Public Finance Co-Guarantee Structure, AGM provides support to AGUK through a quota share and excess of loss reinsurance agreement (Reinsurance Agreement) and a net worth maintenance agreement (Net Worth Agreement). Under the quota share cover of the Reinsurance Agreement, AGM reinsures approximately 95-99% of AGUK’s retention (after cessions to other reinsurers) of many, but not all, outstanding financial guaranties that AGUK wrote prior to the implementation of the Public Finance Co-Guarantee Structure in 2011. The only outstanding AGUK guarantees that are not covered by the quota share cover of the Reinsurance Agreement are ones to which AGUK succeeded by operation of law when three former European insurance subsidiaries of the Company, Assured Guaranty (UK) plc, Assured Guaranty (London) plc and CIFG Europe S.A., transferred their insurance portfolios to, and merged with and into, AGUK in a transaction that was completed on November 7, 2018.

The quota share cover of the Reinsurance Agreement also obligates AGM to reinsure 85% of municipal, utility, project finance or infrastructure risks or similar business that AGUK writes from and after October 2018 without utilizing the Public Finance Co-Guarantee Structure. Currently, there is no such outstanding business at AGUK.

AGM secures its quota share reinsurance obligations to AGUK under the Reinsurance Agreement by posting collateral in trust equal to 102% of the sum of AGM’s assumed share of the following in respect of the reinsured AGUK policies: (i) AGUK’s unearned premium reserve (net of AGUK’s reinsurance premium payable to AGM); (ii) AGUK’s provisions for unpaid losses and allocated loss adjustment expenses (net of any salvage recoverable), and (iii) any unexpired risk provisions of AGUK, in each case (i) - (iii) as calculated by AGUK in accordance with generally accepted accounting practice in the U.K. (UK GAAP).

Under the excess of loss cover of the Reinsurance Agreement, AGM is obligated to pay AGUK quarterly the amount (if any) by which (i) the sum of (a) AGUK's incurred losses, calculated in accordance with UK GAAP as reported by AGUK in its financial returns filed with the Prudential Regulation Authority (PRA); and (b) AGUK’s paid losses and loss adjustment expenses, in both cases net of all other performing reinsurance (including the reinsurance provided by AGM under the quota share cover of the Reinsurance Agreement), exceeds (ii) an amount equal to (a) AGUK’s capital resources under U.K. law minus (b) 110% of the greatest of the amounts as may be required by the PRA as a condition for maintaining AGUK’s authorization to carry on a financial guarantee business in the U.K. The purpose of this excess of loss cover is to ensure that AGUK maintains capital resources equal to at least 110% of the most stringent amount of capital that it may be required to maintain as a condition to carrying on a financial guarantee business in the U.K.

AGUK may terminate the Reinsurance Agreement (i.e., both its quota share and excess of loss covers) upon the occurrence of any of the following events: (i) AGM’s rating by Moody’s falls below “Aa3” or its rating by S&P falls below “AA-” (and AGM fails to restore such rating(s) within a prescribed period of time); (ii) AGM’s insolvency, failure to maintain the minimum capital required under AGM’s domiciliary jurisdiction, filing a petition in bankruptcy, going into liquidation or rehabilitation or having a receiver appointed; or (iii) AGM’s failure to maintain its required collateral described above.

Under the Net Worth Agreement, AGM is obligated to make capital contributions to AGUK in amounts sufficient to ensure that AGUK maintains capital resources equal to 110% of the greatest of the amounts as may be required by the PRA as a condition of AGUK maintaining its authorization to carry on a financial guarantee business in the U.K., provided that such contributions (i) do not exceed 35% of AGM's policyholders' surplus as determined by the laws of the State of New York, and (ii) are in compliance with a provision of the New York Insurance Law requiring notice to, or approval by, the NYDFS for transactions between affiliates that exceed certain thresholds. The Net Worth Agreement obligates AGM to provide AGUK with support similar to that which AGM also provides AGUK under the excess of loss cover of the Reinsurance Agreement,

Assured Guaranty Municipal Corp.
Notes to Consolidated Financial Statements, Continued
except the latter is meant to protect against erosion of AGUK’s capital resources due to insurance and/or reinsurance losses in AGUK’s insured portfolio, while the former is meant to protect against an erosion of AGUK’s capital resources for other reasons (e.g., poor investment performance, origination expenses exceeding premium). Given this purpose, the Net Worth Agreement clarifies that any amounts due thereunder must take into account all amounts paid, or reasonably expected to be paid, under the Reinsurance Agreement. The Net Worth Agreement also includes termination provisions substantially similar to those in the Reinsurance Agreement. AGM has never been required to make any contributions to AGUK’s capital under the current Net Worth Agreement.

AGM Support of AGE

AGM has in place with AGE similar reinsurance and capital support agreements as it has in place with AGUK. AGM’s agreements with AGE generally apply to all AGE policies that insure public finance business in European Economic Area (EEA) jurisdictions. The agreements consist of:

(i) a quota share reinsurance agreement between AGE and AGM pursuant to which AGM provides the same reinsurance to AGE in respect of business that was transferred to AGE by AGUK pursuant to the U.K. Part VII transfer effective October 1, 2020 as AGM provided to AGUK prior to such transfer;

(ii) a second quota share reinsurance agreement whereby AGM provides AGE with 90% proportional reinsurance for:

a.    certain business transferred to AGE pursuant to the Part VII Transfer that was not reinsured by AGM when such business was part of AGUK's insured portfolio (varying portions of AGM’s assumption of this business are retroceded by AGM to Assured Guaranty Re Ltd. (AG Re) under a quota share facultative reinsurance agreement effective October 1, 2020);
b.    certain business originally written by AGUK pursuant to the co-insurance arrangement described above, but which was novated to, and 100% guaranteed by, AGE in connection with the Part VII Transfer; and
c.    any new public finance business written by AGE; and

(iii) an excess of loss reinsurance agreement, similar to the excess of loss cover of AGM’s Reinsurance Agreement with AGUK, pursuant to which AGM is obligated, effectively, to ensure that AGE maintains capital resources equal to at least 110% of the most stringent amount of capital that AGE may be required to maintain as a condition of it maintaining its authorization to carry on a financial guarantee business in France.

AGM secures its quota share reinsurance obligations to AGE under the agreements described above by depositing collateral in accounts maintained by an EEA financial institution and pledging such accounts to AGE under French law. The measure of AGM’s required collateral for AGE is generally the same as the measure of its collateral for AGUK, except that AGE’s is determined in accordance with French (versus U.K.) GAAP.

AGM also has in place with AGE a net worth maintenance agreement that is similar to AGM’s Net Worth Agreement with AGUK - i.e., the former obligates AGM to ensure that AGE maintains capital resources at least equal to 110% of its most stringent capital requirement for maintaining its authorization to carry on a financial guarantee business in France.

Other Group Support of AGUK and AGE

In addition to AGM, two other AGL group members, AGC and AG Re, also provide reinsurance support to AGUK and AGE for certain legacy business that was insured prior to 2009 by AGUK. Some of this business continues to reside at AGUK, while some of it was transferred to AGE in October 2020 pursuant to the Part VII Transfer. In addition, effective July 1, 2021, (i) AGC and AGE entered into a Non-Public Finance Business Reinsurance Agreement pursuant to which AGC provides AGE with 90% proportional reinsurance for any non-public finance business written by AGE, and (ii) AGC and AGUK implemented a co-guarantee structure for non-public finance business that, other than the covered business, is identical to the AGM/AGUK Public Finance Co-Guarantee Structure (Non-Public Finance Co-Guarantee Structure). The co-guarantee split for non-public finance business is 15% AGUK and 85% AGC.
AGC, with respect to its reinsurance of both legacy business transferred to AGE and new non-public finance business written by AGE, and AG Re, with respect to its reinsurance of the legacy business transferred to AGE, secure their reinsurance

Assured Guaranty Municipal Corp.
Notes to Consolidated Financial Statements, Continued
in essentially the same manner as AGM secures its reinsurance of AGUK and AGE - i.e., AGC and AG Re pledge collateral equal to their assumed UK GAAP liabilities for AGUK and equal to their assumed French GAAP liabilities for AGE.

Management, Service Contracts or Cost Sharing Arrangements

The Company and various of its affiliates are parties to the Third Amended and Restated Service Agreement, effective as January 1, 2020 (as amended, the Group Service Agreement). The Company's affiliate, AG US Group Services Inc. (AG Services), a Delaware corporation, acts as the payroll company and employer for U.S. personnel, and the central, dedicated service provider within the Assured Guaranty group.  Under the Group Service Agreement, AG Services' employees make available to its Bermuda, U.S. and U.K. affiliates, as applicable, equipment, insurance, reinsurance and such other services, including actuarial, marketing, underwriting, claims handling, surveillance, legal, corporate secretarial, information technology, human resources, accounting, tax, financial reporting and investment planning services.  In addition, under the Group Service Agreement the Company makes available to its affiliates the use of certain equipment and office space leased by the Company. See Note 13, Leases, for additional information. Expenses under the Group Service Agreement are allocated directly where appropriate and, where not appropriate, based upon an allocation of employee time and corresponding office overhead.  The agreement provides for pre-funding by affiliates who are the largest consumers of group services and inter-company allocation of expenses.  The agreement also provides for quarterly settlements and an express right of offset with regard to amounts owing between parties under the Group Service Agreement and other agreements between such parties.

AGUK and AGE are parties to a services agreement with Assured Guaranty (UK) Services Limited (AG UK Services) pursuant to which AG UK Services provides professional insurance executives and administrative and clerical personnel who are experienced in the management of insurance operations similar to AGUK's and AGE's operations. Under such agreement, AGUK and AGE pay a fee equal to the costs incurred by AG UK Services in providing the services of those individuals plus a mark-up.

AGM and Assured Guaranty Finance Overseas Ltd. (AGFOL) are parties to an arranging agreement pursuant to which AGFOL introduces public finance and infrastructure finance transactions to AGM so that AGM may consider whether it would provide a financial guarantee for a proposed transaction together with AGE under their co-insurance structure.  The arranging agreement provides for the payment of fees by AGM to AGFOL on a cost basis, except with respect to U.K. office rent and overhead, which is on a cost plus basis.

The Company and various of its affiliates entered into a Service Agreement with AssuredIM, effective as of June 1, 2020 (the Service Agreement). Pursuant to such Service Agreement, AssuredIM provides services including, but not limited to, general corporate strategy, risk management, systems, information technology, human resources, finance, legal, marketing, and administration services. In exchange for the services provided by AssuredIM under the Service Agreement, the Company will pay a fee equal to its allocation of AssuredIM employee time and corresponding costs and expenses.

The following table summarizes the allocated expenses from affiliated companies under the expense sharing agreements.

Expenses Allocated From (To) Affiliated Companies

	Year Ended December 31,
	2021	2020
	(in millions)
Affiliated companies:
AG Services	$104	$102
AG UK Services	10	11
AGFOL	7	2
AGL	2	4
AssuredIM	1	3
Other	(7)	(4)
Total	$117	$118

The following table summarizes the amounts due to affiliated companies primarily under the expense sharing agreements.

Assured Guaranty Municipal Corp.
Notes to Consolidated Financial Statements, Continued
Amounts Due To (From) Affiliated Companies

	As of December 31,
	2021	2020
	(in millions)
Affiliated companies:
AG Services	$54	$55
AGL	3	2
AGFOL	4	4
AG UK Services	6	5
AGUS	(24)	—
AGC	(3)	(3)
AssuredIM	(4)	—
Other	—	(1)
Total	$36	$62

Reinsurance Agreements

    The Company cedes business to and assumes business from affiliated entities under certain reinsurance agreements. Certain of those cessions and assumptions are described above under the header “Support of AGUK and AGE”. In addition to the cessions described above, the Company routinely cedes proportionate shares of its new business to AG Re and AGC under whole account quota share reinsurance agreements effective October 1, 2010 and July 1, 2021, respectively. The proportionate share cessions to AG Re range from 15% to 40%; the proportionate share cessions to AGC are typically 10%. See below for material related party reinsurance balances.

The following table summarizes the affiliated components of each balance sheet item, where applicable.

	As of December 31,
	2021		2020
	AGC	AG Re	AGC	AG Re
	(in millions)
Assets:
Ceded unearned premium reserve	$62	$575	$50	$601
Reinsurance recoverable on unpaid losses	49	47	56	89
Other assets (1)	1	2	—	3
Liabilities:
Unearned premium reserve	—	—	25	—
Reinsurance balances payable, net
Ceded premium payable, net of ceding commission	26	128	20	137
Ceded salvage and subrogation recoverable	95	63	75	79
Other liabilities
Ceded funds held	1	48	7	21
Deferred ceding commissions	10	152	6	156
Other information:
Exposure
Assumed par outstanding	—	—	2,214	—
Ceded par outstanding	4,367	47,837	3,055	49,328
____________________
(1)    Consists of reinsurance recoverable on paid losses, net credit derivative assets and profit commission receivable.

Assured Guaranty Municipal Corp.
Notes to Consolidated Financial Statements, Continued
The following table summarizes the affiliated components of each statement of operations item, where applicable.

	Year Ended December 31,
	2021		2020
	AGC	AG Re	AGC	AG Re
	(in millions)
Revenues:
Net earned premiums	$(6)	$(72)	$2	$(67)
Foreign exchange gain (loss) on remeasurement	—	4	(1)	(5)
Commutation gains (losses)	(7)	—	—	(1)
Other income (loss) (1)	—	(5)	—	3
Expenses:
Loss and LAE (recoveries)	6	24	13	(17)
Other expenses
Commissions incurred (earned)	(1)	(19)	—	(17)
____________________
(1)    Consists of profit commission income, net change in fair value of credit derivatives, income on funds held and loss mitigation recoveries.

Surplus Note of Affiliate

    On December 18, 2009, AGC issued a surplus note with a principal amount of $300 million to AGM. This note carried a simple interest rate of 5.0% per annum and matures on December 31, 2029. Principal is payable at the option of AGC prior to the final maturity of the note in 2029 and interest is payable on the note annually in arrears as of December 31 of each year, commencing December 31, 2010. Payments of principal and interest are subject to AGC having policyholders’ surplus in excess of statutory minimum requirements after such payment and to prior written approval by the Maryland Insurance Administration. On April 11, 2016, the surplus note agreement was amended to reduce the simple interest rate to 3.5% per annum effective January 1, 2016. AGM recognized and received $11 million and $11 million of interest income in the years ended December 31, 2021 and 2020, respectively. AGC made no principal payments on the surplus note in 2021 or 2020.

Loans Receivable from Affiliate

Accounting Policy

The loans receivable from affiliate were recorded at their principal amounts. There was no discount or premium at the time of issuance of the loans.

Loans to Assured Guaranty US Holdings Inc.

    On October 1, 2019 AGM and MAC (which, as described below under “AGAS Ownership”, was merged into AGM) made 10 year, 3.5% interest rate inter-company loans to AGUS totaling $162.5 million to fund the acquisition of BlueMountain Capital Management, LLC and the related capital contributions. The Company recognized $6 million and $5 million of interest income in the years ended December 31, 2021 and 2020, respectively. Interest is payable by AGUS annually in arrears on each anniversary of the note, commencing on October 1, 2020. Interest accrues daily and is computed on a basis of a 360 day year from October 1, 2019 until the date on which the principal amount is paid in full. AGUS will pay 20% of the original principal amount of each note on the sixth, seventh, eighth, and ninth anniversaries. The remaining 20% of the original principal amount and all accrued and unpaid interest will be paid on the maturity date. AGUS has the right to prepay the principal amount of the notes in whole or in part at any time, or from time to time, without payment of any premium or penalty.

Investment Management Expenses

A portion of the Company's invested assets is managed by investment managers, some of which are related parties to AGL, and AssuredIM. See Note 6, Investments and Cash, for additional information. The investment management expenses from transactions with these related parties for the years ended December 31, 2021 and 2020 were $2 million and $2 million, respectively.

Assured Guaranty Municipal Corp.
Notes to Consolidated Financial Statements, Continued
AGAS Ownership and MAC Transaction

On October 18, 2019, AGM, AGC and MAC (together with AGM and AGC, the “U.S. Insurers”) initially capitalized AGAS with $500 million of cash ($275 million from AGM, $175 million from AGC and $50 million from MAC). On March 11, 2021, the U.S. Insurers entered into a Subscription Agreement with AGAS, pursuant to which the U.S. Insurers will contribute to AGAS, in proportion to their existing ownership interests in AGAS, up to an additional $250 million in the aggregate (i.e., $87.5 million (35%) by AGC, $137.5 million (55%) by AGM and $25 million (10%) by MAC), over a nearly two-year period (through December 31, 2022). Subsequently, on April 1, 2021, MAC merged with and into AGM, with AGM as the surviving company, as described in Note 1, Business and Basis of Presentation. Accordingly, AGM, as MAC’s legal successor, acquired MAC’s ownership interests in AGAS, such that, on and after the effective date of the merger, the members and owners of AGAS are AGM (65%) and AGC (35%). Additionally, AGM, as MAC’s legal successor, succeeded to MAC’s obligations under the Subscription Agreement.

13.    Leases

    The Company is party to various non-cancelable lease agreements, all of which are operating leases. The majority of the leases relate to approximately 155,500 square feet of office space in New York City, which expire in 2032. Subject to certain conditions, the Company has an option to renew a portion of this leased space for an additional five years at a fair market rent. The Company also has leases for additional office space in other locations which expire at various dates through 2029. Under the Group Service Agreement the Company makes available to its affiliates the use of certain equipment and office space leased by the Company. A portion of the lease expense is allocated and charged to affiliates.

Accounting Policy

    The Company determines if an arrangement is a lease at inception. For leases with an original term of more than 12 months, where the Company is the lessee, it recognizes a right-of-use (ROU) asset in “other assets” and a lease liability in “other liabilities” on the consolidated balance sheets for its operating leases. An ROU asset represents the Company’s right to use an underlying asset for the lease term, and a lease liability represents the Company’s obligation to make lease payments arising from the lease. At the inception of a lease, the total fixed payments under a lease agreement are discounted utilizing an incremental borrowing rate that represents the Company’s collateralized borrowing rate. The rate is determined based on the lease term as of the lease commencement date. Some of the Company’s leases include renewal options, which are not included in the lease terms unless the Company is reasonably certain to exercise the option.
    The Company elected the practical expedient to account for all lease components and their associated non-lease components (i.e., common area maintenance, real estate taxes, building insurance, etc.) as a single lease component and include all fixed payments in the measurement of ROU assets and lease liabilities. Operating lease expense is recognized on a straight-line basis over the lease term. Costs related to variable lease and non-lease components for the Company’s leases are expensed in the period incurred.

The Company assesses ROU assets for impairment when certain events occur or when there are changes in circumstances including potential alternative uses. If circumstances require an ROU asset to be tested for possible impairment, and the carrying value of the ROU asset is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying value exceeds its fair value and reported in “other expenses” in the consolidated statement of operations.

Lease Assets and Liabilities

As of December 31, 2021, the ROU asset and lease liability was $87 million and $111 million, respectively. As of December 31, 2020, the ROU asset and lease liability was $62 million and $85 million, respectively. The weighted average remaining lease term as of December 31, 2021 and December 31, 2020 was 10.1 years and 10.7 years, respectively. The Company used a weighted average rate of 2.6% and 3.0% as of December 31, 2021 and December 31, 2020, respectively.

Assured Guaranty Municipal Corp.
Notes to Consolidated Financial Statements, Continued
Lease Costs and Other Information

	Year Ended December 31,
	2021	2020
	(in millions)
Lease costs (1)	$7	$4
Cash paid for amounts included in the measurement of lease liabilities	9	9
ROU assets obtained in exchange for new operating lease liabilities	32	3
 ____________________
(1)    Variable and short-term lease costs are de minimis.

Future Minimum Rental Payments
Operating Leases

As of December 31, 2021
Year	(in millions)
2022	$12
2023	13
2024	12
2025	12
2026	12
Thereafter	65
Total lease payments	126
Less: Imputed interest	15
Total lease liabilities	$111

14.    Commitments and Contingencies

Legal Proceedings

    Lawsuits arise in the ordinary course of the Company’s business. It is the opinion of the Company’s management, based upon the information available, that the expected outcome of litigation against the Company, individually or in the aggregate, will not have a material adverse effect on the Company’s financial position or liquidity, although an adverse resolution of litigation against the Company in a fiscal quarter or year could have a material adverse effect on the Company’s results of operations in a particular quarter or year.

    In addition, in the ordinary course of their respective businesses, the Company and its affiliates are involved in litigation with third parties to recover losses paid in prior periods or prevent or reduce losses in the future. For example, the Company is involved in a number of legal actions in the Federal District Court for Puerto Rico to enforce or defend its rights with respect to the obligations it insures of Puerto Rico and various of its related authorities and public corporations. See “Exposure to Puerto Rico” section of Note 2, Outstanding Exposure, for a description of such actions. The impact, if any, of these and other proceedings on the amount of recoveries the Company receives and losses it pays in the future is uncertain, and the impact of any one or more of these proceedings during any quarter or year could be material to the Company’s results of operations in that particular quarter or year.

    The Company also receives subpoenas and interrogatories from regulators from time to time.

Accounting Policy

    The Company establishes accruals for litigation and regulatory matters to the extent it is probable that a loss has been incurred and the amount of that loss can be reasonably estimated. For litigation and regulatory matters where a loss may be reasonably possible, but not probable, or is probable but not reasonably estimable, no accrual is established, but if the matter is material, it is disclosed. The Company reviews relevant information with respect to its litigation and regulatory matters on a quarterly basis and updates its accruals, disclosures and estimates of reasonably possible loss based on such reviews.

Assured Guaranty Municipal Corp.
Notes to Consolidated Financial Statements, Continued
15.    Shareholder's Equity

Other Comprehensive Income

The following tables present the changes in each component of AOCI and the effect of reclassifications out of AOCI into the respective lines in the consolidated statements of operations. Prior to the combination of certain of its European subsidiaries, two of those subsidiaries had a functional currency other than the U.S. dollar. Gains and losses relating to translating foreign functional currency financial statements for U.S. GAAP reporting were recorded as cumulative translation adjustment in OCI. Upon the merger of these European subsidiaries with and into AGUK, which has a functional currency of U.S. dollars, no further changes to the cumulative translation adjustment are recorded.

Changes in Accumulated Other Comprehensive Income (Loss) by Component
Year Ended December 31, 2021

	Net Unrealized Gains (Losses) on Investments with:		ISCR on FG VIEs’ Liabilities with Recourse	Cumulative Translation Adjustment
	No Credit Impairment	Credit Impairment			Total AOCI
	(in millions)
Balance, December 31, 2020	$256	$(28)	$(18)	$(25)	$185
Other comprehensive income (loss) before reclassifications	(94)	8	(3)	—	(89)
Less: Amounts reclassified from AOCI to:
Net realized investment gains (losses)	31	—	—	—	31
Fair value gains (losses) on FG VIEs	—	—	(3)	—	(3)
Total before tax	31	—	(3)	—	28
Tax (provision) benefit	(6)	—	1	—	(5)
Total amount reclassified from AOCI, net of tax	25	—	(2)	—	23
Other comprehensive income (loss)	(119)	8	(1)	—	(112)
Less: Other comprehensive income (loss) attributable to noncontrolling interest	(13)	—	—	—	(13)
Balance, December 31, 2021	$150	$(20)	$(19)	$(25)	$86

Assured Guaranty Municipal Corp.
Notes to Consolidated Financial Statements, Continued
Changes in Accumulated Other Comprehensive Income (Loss) by Component
Year Ended December 31, 2020

	Net Unrealized Gains (Losses) on Investments with:		ISCR on FG VIEs’ Liabilities with Recourse	Cumulative Translation Adjustment
	No Credit Impairment	Credit Impairment			Total AOCI
	(in millions)
Balance, December 31, 2019	$159	$9	$(25)	$(25)	$118
Effect of adoption of accounting guidance on credit losses	22	(22)	—	—	—
Other comprehensive income (loss) before reclassifications	98	(28)	7	—	77
Less: Amounts reclassified from AOCI to:
Net realized investment gains (losses)	22	(16)	—	—	6
Total before tax	22	(16)	—	—	6
Tax (provision) benefit	(3)	3	—	—	—
Total amount reclassified from AOCI, net of tax	19	(13)	—	—	6
Other comprehensive income (loss)	79	(15)	7	—	71
Less: Other comprehensive income (loss) attributable to noncontrolling interest	4	—	—	—	4
Balance, December 31, 2020	$256	$(28)	$(18)	$(25)	$185

16.    Subsequent Events

    Subsequent events have been considered and disclosed if material through March 30, 2022, the date on which these financial statements were issued.